UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Citrix Systems, Inc.

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Dear Shareholder:	April 27, 2017

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Citrix Systems, Inc. to be held on Thursday, June 22, 2017 at 4:00 p.m. Pacific time, at our offices at 4980 Great America Parkway, Santa Clara, California 95054, United States.

At the 2017 Annual Meeting, the agenda includes: (1) the election of nine directors for one-year terms; (2) the approval of the Citrix Amended and Restated 2014 Equity Incentive Plan; (3) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017; (4) an advisory vote to approve the compensation of our named executive officers; and (5) an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees and FOR each of the other matters.

All shareholders are cordially invited to attend the 2017 Annual Meeting in person. We are providing proxy material access to our shareholders via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. Details regarding the matters to be acted upon at this 2017 Annual Meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail. Please give the proxy materials your careful attention.

You may vote via the Internet or by telephone by following the instructions on your Notice of Internet Availability and on that website. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the 2017 Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Very truly yours,

ANTONIO G. GOMES

Senior Vice President, General

Counsel and Secretary

CITRIX SYSTEMS, INC. | 2017 PROXY STATEMENT

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 4:00 p.m. Pacific Time on Thursday, June 22, 2017

To the Shareholders of Citrix Systems, Inc.:

The 2017 Annual Meeting of Shareholders of Citrix Systems, Inc., a Delaware corporation, will be held on Thursday, June 22, 2017, at 4:00 p.m. Pacific time, at our offices at 4980 Great America Parkway, Santa Clara, California 95054, United States for the following purposes:

1.	to elect nine members to the Board of Directors, each to serve for a one-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.	to approve an amendment and restatement of our 2014 Equity Incentive Plan;

3.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017;

4.	to hold an advisory vote on the compensation of our named executive officers;

5.	to hold an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers; and

6.	to transact such other business as may properly come before the 2017 Annual Meeting or any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of nine directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any shareholder.

Only shareholders of record at the close of business on April 24, 2017 are entitled to notice of and to vote at the 2017 Annual Meeting and at any adjournment or postponement thereof.

All shareholders are cordially invited to attend the 2017 Annual Meeting in person. To assure your representation at the 2017 Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and which instructions are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice of Internet Availability and in this Proxy Statement. If you attend the 2017 Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement and our Annual Report to Shareholders are available for viewing, printing and downloading at investors.citrix.com/annuals.cfm.

By Order of the Board of Directors,

ANTONIO G. GOMES Senior Vice President, General Counsel and Secretary

Fort Lauderdale, Florida

April 27, 2017

WHETHER OR NOT YOU PLAN TO ATTEND THE 2017 ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL.

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

PROXY STATEMENT

For the 2017 Annual Meeting of Shareholders

To Be Held on June 22, 2017

April 27, 2017

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Citrix Systems, Inc., a Delaware corporation, for use at the 2017 Annual Meeting of Shareholders to be held on Thursday, June 22, 2017 at 4:00 p.m. Pacific time, at our offices at 4980 Great America Parkway, Santa Clara, California 95054, United States, or at any adjournments or postponements thereof. An Annual Report to Shareholders, containing financial statements for the year ended December 31, 2016, and this Proxy Statement are being made available to all shareholders entitled to vote at the 2017 Annual Meeting. This Proxy Statement and the form of proxy were first made available to shareholders on or about April 27, 2017.

The purposes of the 2017 Annual Meeting are to:

•	elect nine directors for one-year terms;

•	approve an amendment and restatement of our 2014 Equity Incentive Plan;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017;

•	hold an advisory vote to approve the compensation of our named executive officers; and

•	hold an advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers.

Only shareholders of record at the close of business on April 24, 2017, which we refer to as the record date, will be entitled to receive notice of and to vote at the 2017 Annual Meeting. As of that date, 151,182,997 shares of our common stock, $0.001 par value per share, were issued and outstanding. Shareholders are entitled to one vote per share on any proposal presented at the 2017 Annual Meeting. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and which are also provided on that website; or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card. If you attend the 2017 Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

(a)	filing with our Secretary, before the taking of the vote at the 2017 Annual Meeting, a written notice of revocation bearing a later date than the proxy;

(b)	properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

(c)	duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the 2017 Annual Meeting; or

(d)	attending the 2017 Annual Meeting and voting in person (although attendance at the 2017 Annual Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, before the taking of the vote at the 2017 Annual Meeting.

2017 Proxy Statement	1

The representation in person or by proxy of at least a majority of the outstanding shares of our common stock entitled to vote at the 2017 Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes (discussed below) are counted as present or represented for purposes of determining the presence or absence of a quorum for the 2017 Annual Meeting. When a quorum is present at any meeting of shareholders, the holders of a majority of the stock present or represented and voting on a matter shall decide any matter to be voted upon by the shareholders at such meeting, except when a different vote is required by express provision of law, our amended and restated certificate of incorporation (as amended and currently in effect, our “Certificate of Incorporation”) or our bylaws.

For Proposal 1, the election of nine directors, each nominee shall be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any director who fails to receive the required number of votes for his or her re-election is required to submit his resignation to the Board of Directors. Our Nominating and Corporate Governance Committee (excluding any director nominee who failed to receive the required number of votes) will promptly consider any such director’s resignation and make a recommendation to the Board of Directors as to whether such resignation should be accepted. The Board of Directors is required to act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the shareholder vote for the 2017 Annual Meeting.

For each of Proposal 2 (approval of our Amended and Restated 2014 Equity Incentive Plan), Proposal 3 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017), Proposal 4 (the advisory vote to approve the compensation of our named executive officers) and Proposal 5 (the advisory vote on the frequency of holding future votes on the compensation of our named executive officers), an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

Broadridge Financial Solutions tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately.

Broker non-votes are shares held by a nominee (such as a bank or brokerage firm) which, although counted for purposes of determining a quorum, are not voted on a particular matter because voting instructions have not been received from the nominees’ clients (who are the beneficial owners of such shares). Under national securities exchange rules, nominees who hold shares of common stock in street name for, and have transmitted our proxy solicitation materials to, their customers but do not receive voting instructions from such customers, are not permitted to vote such customers’ shares on non-routine matters. Proposal 3 is considered a routine matter and nominees therefore have discretionary voting power as to Proposal 3. For non-routine matters, these broker non-votes shall not be counted as votes cast and therefore will have no effect on Proposals 1, 2, 4, and 5. Similarly, abstentions are not counted as votes cast and thus will have no effect on any proposal.

The persons named as attorneys-in-fact in the proxies, Kirill Tatarinov and David J. Henshall, were selected by the Board of Directors and are officers of Citrix. All properly executed proxies submitted in time to be counted at the 2017 Annual Meeting will be voted by such persons at the 2017 Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR Proposal 1 (the election of each of the director nominees), FOR Proposal 2 (approval of our Amended and Restated 2014 Equity Incentive Plan), FOR Proposal 3 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017), FOR Proposal 4 (the advisory vote to approve the compensation of our named executive officers) and FOR an annual vote on Proposal 5 (the advisory vote on the frequency of holding future votes on the compensation of our named executive officers).

Aside from the proposals included in this Proxy Statement, our Board of Directors knows of no other matters to be presented at the 2017 Annual Meeting. If any other matter should be presented at the 2017 Annual Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

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Proxy Highlights

This summary should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016 and the entire Proxy Statement.

Our Business

Our mission is to power a world where people, organizations and things are securely connected and accessible. We aim to accomplish this by building the world’s best integrated technology services for secure delivery of apps and data anytime, anywhere.

2016: A TRANSFORMATIONAL YEAR

Over the past few years, we’ve taken actions to refocus our business and position Citrix for further growth. We began our transformation in 2015 by simplifying our strategy and message, rationalizing our product portfolio and restructuring our workforce. Also in 2015, we announced the proposed separation of our GoTo business; and in January 2017, we completed the separation of our GoTo business and its subsequent merger with LogMeIn, Inc.

These actions allowed us to significantly increase focus on our core enterprise strategy of secure and reliable delivery of applications and data, and consequently build a more efficient, scalable and profitable company.

This is evident by the progress we made during 2016 in advancing our vision, strategy and culture, while at the same time expanding profitability and growth in our core business. We believe that these efforts have also increased our pace of innovation, improved our competitive position and put us on a path for sustained, profitable growth in our core business and growth in strategic areas such as Citrix Cloud, where we see an opportunity to accelerate our business. In fact, we are seeing early traction in our cloud transformation.

Additionally, in early 2017, we transitioned Citrix to a unified functional organization bringing our three core business units into one agile structure enabling us to drive even stronger innovation going forward and continue to focus on what is important to our shareholders, customers and partners.

2017 Proxy Statement	3

Chief Executive Officer Transition and Role of our Executive Chairman

At the end of 2015, our Executive Chairman, Robert M. Calderoni, was also serving as Interim Chief Executive Officer and President, leading the execution of strategic and operational initiatives we were undertaking, while also leading the search for our next President and Chief Executive Officer.

Our CEO search focused on identifying leaders that have demonstrated both strong product management and operational leadership skills. Kirill Tatarinov, who most recently served as Executive Vice President of the Microsoft Business Solutions Division, has a proven track record of growing businesses and driving operational performance. Because of these demonstrated skills, in January 2016, our Board of Directors identified Mr. Tatarinov as the best person to lead our company for the long term and to execute on the strategic initiatives that we started in 2015. Mr. Tatarinov was appointed President and Chief Executive Officer in January 2016 and joined our Board as a director at that time.

Following Mr. Tatarinov’s appointment, Mr. Calderoni continued in his role as Executive Chairman of our Board of Directors. While the roles of President and Chief Executive Officer and Executive Chairman have distinct responsibilities, during 2016, both Messrs. Calderoni and Tatarinov focused on driving execution of our strategic plan, including operational and capital structure efficiency and portfolio simplification. Mr. Calderoni also focused on special strategic and operational initiatives in 2016, including the separation of our GoTo business and its subsequent merger with LogMeIn, Inc. which resulted in the receipt of LogMeIn shares by our shareholders valued at approximately $2.9 billion.

Mr. Calderoni’s experience leading a software company through a transition of its legacy business to a cloud-based, subscription revenue business gives him the operational skills, experience and judgment necessary to oversee the execution of our strategic plan and to help drive our transition to the cloud. Our Board of Directors believes that it is in the best interests of our shareholders for Mr. Calderoni to remain in the role of Executive Chairman through December 31, 2018, and thereafter serve on our Board of Directors as a non-employee director with compensation that is consistent with that of our independent directors. As a result, we entered into an employment agreement with Mr. Calderoni that was effective as of January 31, 2017 and has a term that ends on December 31, 2018, subject to Mr. Calderoni’s re-election to the Board of Directors by our shareholders. Under the employment agreement, Mr. Calderoni receives a base salary and received a restricted stock unit award in February 2017 that vests over a two-year period with 5/8 of the award vesting monthly during the first year and 3/8 vesting monthly during the second year, reflecting a two-year commitment to the role of Executive Chairman and the Board of Director’s plan to transition the role over this period. Mr. Calderoni will not participate in our variable cash compensation plan and there are no further equity awards planned for Mr. Calderoni during this two-year transition period.

See Individual Executive Compensation Decisions beginning on page 52 for a discussion of Messrs. Tatarinov’s and Calderoni’s compensation arrangements.

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2016 Business Highlights

Our transformational efforts led to the following performance in 2016 as compared to 2015:

•	4% increase in annual revenue to $3.42 billion

•	68% increase in net income of $536 million, or $3.41 per diluted share

•	8% increase in cash flow from operations to $1.12 billion

Our balance sheet is robust, including $1.80 billion in deferred revenue and $2.66 billion in net cash and investments as of December 31, 2016. As part of our commitment to return capital to shareholders, in January 2017, we announced that our Board of Directors authorized up to an additional $500 million in stock repurchases in addition to the approximately $404 million remaining for stock repurchases from previous authorizations.

As illustrated in the graph below, our total shareholder return, or TSR, over the five-year period ended on December 31, 2016 was approximately 47%.

2017 Proxy Statement	5

Over the one-year period ended on December 31, 2016, our TSR was approximately 18%, as compared to a TSR of approximately 7.5% for the Nasdaq Index during the same period, outperforming nearly 77% of the index constituents and creating over $2.3 billion in value in 2016.

Executive Compensation Highlights

Highlights of Our Compensation Approach
Conceptual Approach	Implementation
Link senior executive’s annual target compensation directly with company performance

•   Approximately 47% of the total target direct compensation(1) of our Named Executive Officers, other than our Executive Chairman and our President and Chief Executive Officer, on average, was performance-based

•  President and Chief Executive Officer Kirill Tatarinov’s total target direct compensation(1) was approximately 58% performance-based

Payout opportunity levels for executive variable cash compensation plan should motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure to under-performance of these objectives

•  In 2016, each executive officer’s variable cash compensation plan award was based 100% on the achievement of objective financial operating targets consistent with our annual operating plan

•  Based on 2016 company performance, variable cash compensation plan awards for 2016 paid 160.9% of the target amount

•  Over the past nine years, our variable cash compensation plan awards have paid out between 56.4% and 160.9% and paid above 100% less than half of the time

Our shareholders seek long-term total shareholder return and our executives should share that goal

•  At least 50% of annual equity awards to executive officers are awarded as performance-based RSUs; and for 2016, these awards vest primarily based on a compounded annual total shareholder return metric measured on an absolute basis

•  President and Chief Executive Officer Kirill Tatarinov’s initial equity award mix was 65% performance-based with a focus on compounded annual total shareholder return measured on an absolute basis

To account for the speed of the business environment within the software sector, our compensation program should be flexible so that it can be tailored to the specific challenges facing the company at any given time

•  Each year, our variable cash compensation plan and performance-based equity awards granted to executive officers are designed to fit our strategic and operational initiatives and reflect feedback we receive from our shareholders

(1)	Includes 2016 base salary, target variable cash compensation and grant date fair value of equity compensation.

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See Individual Executive Compensation Decisions beginning on page 52 for further details regarding our Named Executive Officers’ compensation.

Governance Highlights

The following summary of our governance policies and facts highlights our commitment to governance practices that protect shareholder rights:

✓	Eliminated classified Board of Directors	✓	Long-standing commitment to corporate responsibility
✓	Lead independent director	✓	Stock ownership guidelines for executive officers and directors
✓	Annual Board self-assessment process	✓	Policies prohibiting hedging, short selling and pledging of our common stock
✓	Active shareholder engagement	✓	Commitment to evolving and diversifying our Board of Directors
✓	Majority voting for director elections	✓	Strong focus on pay-for-performance
✓	Independent directors regularly meet without management present	✓	Board oversight of risk management
✓	Executive compensation recovery policy	✓	Annual say-on-pay vote

Shareholder Engagement

Our Board of Directors welcomes the views and insights of our shareholders and conducts an annual outreach effort to connect with our larger shareholders in order to ensure open lines of communication. Further, our executives regularly engage with shareholders to better understand their perspective on a wide range of issues.

In 2016, we reached out to over 30 of our largest shareholders and proxy advisory firms to understand their perspective and discuss our governance and executive compensation policies. As a result, we held in-person and telephonic meetings with our largest shareholders and a proxy advisory firm representing approximately 28% of Citrix’s outstanding common stock, including our shareholders that we believe are influenced by the proxy advisory firm. These shareholder meetings covered a wide range of topics including corporate governance practices such as proxy access, board refreshment and composition, succession planning, our executive compensation program, and other matters of shareholder interest. The Chairperson of our Compensation Committee, Nanci E. Caldwell, participated in every meeting along with other senior executives.

Management, the Chairperson of our Compensation Committee, and other Board members who participate in shareholder engagement meetings, regularly share shareholder feedback with relevant Board committees and the full Board of Directors. In general, feedback from our shareholders regarding our compensation programs and corporate governance practices is positive. The Board of Directors carefully considers the feedback from shareholders and has implemented their feedback into our executive compensation and corporate governance practices, including:

•	Increasing our focus on our diversity and inclusion initiatives, including diversity of our Board of Directors;

•	Adopting an executive compensation recovery policy; and

•	Implementing a relative performance metric for our 2017 annual performance-based equity awards.

We believe it is important to continue to engage with our shareholders on a regular basis to understand their perspectives and to give them a voice in shaping our governance and executive compensation policies and practices.

Compensation Consultant Change

Our Compensation Committee regularly reviews its executive compensation consulting needs and periodically invites compensation consulting firms to discuss these executive compensation needs with the Compensation Committee. This

2017 Proxy Statement	7

process enables the Compensation Committee to reevaluate its compensation consultant and take a fresh look at our compensation practices and policies. Beginning in October 2016, the Compensation Committee invited five consulting firms to present to the Compensation Committee. The Compensation Committee evaluated the consulting firms on consulting competency, technical competency, industry knowledge, independence and fee structure, among other things. As a result of the review, our Compensation Committee appointed Frederic W. Cook & Co., Inc., which we refer to as FW Cook, in December 2016 as its independent compensation consultant, replacing Radford.

In connection with FW Cook’s appointment, the Compensation Committee evaluated its independence and considered our policy on independence of the Compensation Committee’s consultant and other advisers, which is contained in our Corporate Governance Guidelines and the Compensation Committee’s charter. The Compensation Committee also considered six independence factors as required by Nasdaq and the SEC and concluded that FW Cook is independent. See Independence of Compensation Consultant beginning on page 40.

Our Board of Directors

The following table provides summary information about each director nominee and the standing committees on which they serve. Each director will be elected for a one-year term.

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Voting Matters

The proposals to be considered at the 2017 Annual Meeting are as follows:

		Board recommendation	See page number for more detail

PROPOSAL 1	Election of Directors	FOR each Nominee	79

PROPOSAL 2	To approve an amendment and restatement of our 2014 Equity Incentive Plan	FOR	80

PROPOSAL 3	Ratification of Appointment of Independent Registered Public Accounting Firm for 2017	FOR	90

PROPOSAL 4	Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	FOR	91

PROPOSAL 5	Advisory Vote to Approve the Frequency of Holding Future Advisory Votes to Approve the Compensation of our Named Executive Officers (Say-on-Frequency)	FOR an annual vote	92

2017 Proxy Statement	9

Part 1 Corporate Governance

Independence of Members of Our Board

Our Board of Directors has determined that seven of our directors (Ms. Caldwell, Mr. Cohn, Mr. Daleo, Mr. Demo, Mr. Sacripanti, Mr. Smith and Mr. Sullivan) are independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC, or Nasdaq, and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Furthermore, our Board of Directors has determined that each member of each of our regular standing committees of the Board of Directors is independent within the meaning of Nasdaq’s and the SEC’s director independence standards. In making this determination, our Board of Directors solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving Citrix, was involved in a debt relationship with Citrix or received personal benefits outside the scope of such person’s normal compensation. The Board of Directors determined that each of Mr. Calderoni, who is currently serving as our Executive Chairman, and Mr. Tatarinov, who is currently serving as our President and Chief Executive Officer, is not independent within these definitions. Our Board of Directors considered the responses of our directors, and independently considered the commercial agreements, acquisitions, and other material transactions entered into by Citrix during 2016.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. Our Corporate Governance Guidelines set forth our general policy that the positions of Chairperson of the Board of Directors and Chief Executive Officer will be held by different persons. In certain circumstances, however, our Board of Directors may determine that it is in our best interests for the same person to hold the positions of Chairperson and Chief Executive Officer, or, in the case of Mr. Calderoni’s appointment as Executive Chairman in July 2015, for the position of Chairperson to also be an executive role. In such event, the Board of Directors will appoint an independent member of our Board of Directors as the Lead Independent Director, which is currently Godfrey R. Sullivan. Our general policy is that the position of Chairperson or Lead Independent Director, as the case may be, will be held by an independent member of our Board of Directors. The Chairperson or Lead Independent Director will preside at executive sessions of the independent directors and will have such further responsibilities as the full Board of Directors may designate from time to time.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least four times a year following regularly scheduled in-person meetings of our Board of Directors. Executive sessions do not include Messrs. Calderoni and Tatarinov and the Lead Independent Director of our Board of Directors, Mr. Sullivan, is responsible for chairing the executive sessions.

Executive Succession

Executive succession is regularly reviewed and discussed by our Board of Directors in Board meetings and in executive sessions of the Board of Directors. At least one Board meeting each year is focused on human capital, including formal reviews of executive talent, organizational structure and succession planning for the role of Chief Executive Officer and other senior executive roles. In these sessions, among other things, our Board of Directors reviews the assumptions, processes and strategy for various succession events and reviews potential internal and external successor candidates. Potential external candidates may also be identified as part of this process. The Board of Director’s goal is to have a long-term and continuing program for effective executive development and succession and to be prepared for both short-term unexpected loss of a key leader and permanent transitions.

Considerations Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate

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qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of our Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors.

The Nominating and Corporate Governance Committee also may consider numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	an understanding of and experience in software, hardware or services, technology, accounting, governance, finance and/or marketing;

•	leadership experience with public companies or other major complex organizations;

•	experience on another public company board; and

•	the specific needs of our Board of Directors and the committees of our Board of Directors at that time.

Our Board of Directors believes that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board and will enhance the quality of the Board of Director’s deliberations and decisions. As a result, the Nominating and Corporate Governance Committee will consider the diversity of background and experience of a director nominee (such as diversity of knowledge, skills, experience and expertise) as well as diversity of personal characteristics (such as diversity of gender, race, ethnicity, culture, thought and geography) among its members in the overall context of the composition of the Board of Directors. The Nominating and Corporate Governance Committee and the Board of Directors discuss the composition of our Board of Directors, including diversity of background and experience, as part of the annual Board of Directors evaluation process.

Process for Identifying and Evaluating Director Nominees

Our Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate. Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management and the other directors, through the use of search firms or other advisers, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee.

2017 Proxy Statement	11

The Nominating and Corporate Governance Committee gathers information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Director’s approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors. The Executive Chairman assists the Nominating and Corporate Governance Committee with Board composition and evolution planning, including review of committee memberships.

Board Evaluation Program

Our Board of Directors annually undertakes an evaluation process. During 2016, our Board of Directors, with the assistance of an outside advisor, conducted one-on-one interview discussions to assess the Board’s performance. These one-on-one interview discussions focused on an assessment of the structure, process, and culture of the Board of Directors and its committees. The interview discussions also addressed appropriate Board size, committee composition and the functional, business and organizational skills that may be required of future Board members.

Procedures for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by our shareholders. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the procedures described below.

Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the

Proxy Statement was delivered to shareholders in connection with our preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	name and address of the shareholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	number of shares of our capital stock that are owned beneficially and held of record by such shareholder and such beneficial owner;

•	name of the individual recommended for consideration as a director nominee;

•	all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including the recommended candidate’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if approved by our Board of Directors and elected; and

•	a written statement from the shareholder making the recommendation stating why such recommended candidate meets Citrix’s criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our Secretary by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 267-2393

Attn: Secretary of Citrix Systems, Inc.

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Our Secretary will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement for being considered for nomination to our Board of Directors, a candidate will need to comply with the following minimum procedural requirements:

•	a candidate must undergo a comprehensive private investigation background check by a qualified firm of our choosing;

•	a candidate must complete a detailed questionnaire regarding his or her experience, background and independence;

•	a candidate must submit to the Board of Directors his or her written consent to serve as director if elected; and

•	a candidate must submit to our Board of Directors a statement to the effect that (1) if elected, he or she will tender promptly following his or her election an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election, and (2) upon acceptance of his or her resignation by our Board of Directors, in accordance with our Corporate Governance Guidelines, he or she shall resign as a member of the Board of Directors.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to our Board of Directors.

Policy Governing Director Attendance at Annual Meetings of Shareholders

We conduct an annual meeting of shareholders, and all directors are offered the opportunity to attend at our expense. No members of our Board of Directors other than Mr. Tatarinov attended our annual meeting of shareholders held in 2016.

Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, which we refer to as our Code of Business Conduct and which applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

A copy of our Code of Business Conduct may also be obtained, free of charge, upon a request directed to: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of our Code of Business Conduct, to the extent required by rules and regulations, that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, available at http://www.citrix.com/about/governance.html. For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.citrix.com/about/governance.html.

Risk Oversight

Assessing and managing risk is the responsibility of Citrix’s management. Our Board of Directors oversees and reviews certain aspects of our risk management efforts.

Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board of Directors is directly involved in overseeing risks related to our overall corporate strategy, including product, go-to-market and sales strategy, executive officer succession, cybersecurity, business continuity, crisis preparedness and competitive and reputational risks.

The committees of the Board of Directors execute their oversight responsibility for risk management as follows:

•

The Audit Committee has responsibility for overseeing our internal financial and accounting controls, work performed by our independent registered public accounting firm and our internal audit function. As part of its oversight function, the Audit Committee regularly reviews the policies and processes by which our exposure to certain significant areas of risk is assessed and managed. The Audit Committee also regularly discusses with management and our independent registered public accounting firm our major financial and controls-related risk exposures and steps that

2017 Proxy Statement	13

management has taken to monitor and control such exposures. The Audit Committee also oversees cybersecurity risks and reports to the full Board of Directors on such matters. In addition, we have, under the supervision of the Audit Committee, established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our Audit Committee.

•	The Finance Committee is responsible for overseeing risks related to our investments, financing activities, capital allocation strategies and world-wide insurance programs.

•	The Compensation Committee is responsible for ensuring that our compensation practices are consistent with our overall philosophy and drive the intended outcomes, overseeing risks related to our cash and equity-based compensation programs and practices, and evaluating whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix. For a detailed discussion of our efforts to manage compensation-related risks, see Compensation-Related Risk Assessment below.

•	The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of our Board of Directors and its committees, our corporate governance and certain areas of regulatory compliance. In this regard, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board of Directors and its committees, plans for Board member and executive officer succession, reviews transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties for conflicts of interest, and annually reviews our most significant compliance policies and compliance training program. The Nominating and Corporate Governance Committee also periodically reviews reputational, intellectual property and litigation-related risks with management.

We maintain a risk management program to identify, scope, communicate and manage risks across Citrix. As part of this program, our Internal Audit team, acting with executive sponsorship, facilitates a cross-functional engagement process that assesses and prioritizes risks that we face and monitors certain of our risk management programs. The Audit Committee receives a report concerning our risk management efforts on an annual basis.

Compensation-Related Risk Assessment

We believe that our executive officer and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on our business. In particular, the Compensation Committee considered the following aspects of our compensation plans and policies when evaluating these areas:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	Our Board of Directors annually approves a corporate operating plan with goals that it believes are appropriate and reasonable in light of past performance and current market opportunities. Our annual operating plan is the basis for the performance targets in our annual variable cash compensation plans.

•	For our executive variable cash compensation plans, awards are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•	For our variable cash compensation plans, we select performance measures that we believe are less susceptible to manipulation (for example, non-GAAP operating margin) than other performance measures that we could select (for example, non-GAAP earnings per share).

•	We model amounts payable under proposed variable cash compensation plan structures against various scenarios and assess those payouts as a percentage of non-GAAP earnings per share, non-GAAP corporate operating income and other variables to ensure that our framework appropriately balances pay versus return to shareholders.

•	All of our executive and corporate variable cash compensation plans are capped at 200% of target awards so as to prevent award payments in excess of specific returns to the business and our shareholders, even if we dramatically exceed our performance or financial targets.

•	Assuming achievement of a threshold level of performance, payouts under our performance-based

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plans if target performance metrics are not achieved result in compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•	We implemented a performance-based restricted stock unit program for 2016, which awards our executive officers with restricted stock units based primarily on the compounded annual total return to shareholders measured on an absolute basis over a three-year period, thereby providing executive officers with strong incentives to increase shareholder value over the long-term. This program has been capped at 200% of target awards to prevent excessive compensation even if we dramatically outperform our goals.

•	No opportunities for non-qualified deferrals of compensation were offered to our executive officers in 2016 and none will be offered in 2017.

•	The Compensation Committee, or in the case of our Executive Chairman and President and Chief Executive Officer, the entire Board of Directors, determines achievement levels under our variable cash compensation plan and performance-vesting restricted stock unit awards after reviewing the company’s performance.

•	Our executive stock ownership policy requires executives to hold significant levels of stock, which aligns an appropriate portion of their personal wealth to our long-term performance.

Shareholder Outreach and Engagement

Our Board of Directors welcomes the views and insights of our shareholders and conducts an annual outreach effort to connect with our larger shareholders in order to ensure open lines of communication. Further, our executives regularly engage with shareholders to better understand their perspective on a wide range of issues.

In 2016, we reached out to over 30 of our largest shareholders and proxy advisory firms to understand their perspective and discuss our governance and executive policies. As a result, we held in-person and telephonic meetings with our largest shareholders and a proxy advisory firm representing approximately 28% of Citrix’s outstanding common stock, including our shareholders that we believe are influenced by the proxy advisory firm. These shareholder meetings covered a wide range of topics including corporate governance practices such as proxy access, board refreshment and composition, succession planning, our executive compensation program, and other matters of shareholder interest. The Chairperson of our Compensation Committee, Nanci E. Caldwell, participated in every meeting along with other senior executives.

Management, the Chairperson of our Compensation Committee, and other Board members who participate in shareholder engagement meetings, regularly share shareholder feedback with relevant Board committees and the full Board of Directors. In general, feedback from our shareholders regarding our compensation programs and corporate governance practices is positive. The Board of Directors carefully considers the feedback from shareholders and has implemented their feedback into our executive compensation and corporate governance practices, including:

•	Increasing our focus on our diversity and inclusion initiatives, including diversity of our Board of Directors;

•	Adopting an executive compensation recovery policy; and

•	Implementing a relative performance metric for our 2017 annual performance-based equity awards.

We believe it is important to continue to engage with our shareholders on a regular basis to understand their perspectives and to give them a voice in shaping our governance and executive compensation policies and practices.

Our Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

•	For communications directed to our Board of Directors as a whole, security holders may send such communications to the attention of the Executive Chairman of the Board of Directors by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairperson of the Board of Directors, c/o Secretary

2017 Proxy Statement	15

By facsimile to: (954) 267-2393

Attn: Chairperson of the Board of Directors, c/o Secretary

•	For security holder communications directed to an individual director in his or her capacity as a member of our Board of Directors, security holders may send such communications to the attention of the individual director by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 267-2393

Attn: Secretary of Citrix Systems, Inc.

We will forward any such security holder communication to the Chairperson of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the Chairperson of the Board of Directors for such purposes or by secure electronic transmission.

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Part 2 Board of Directors

Our Directors

The following table sets forth our current directors, who are being nominated for re-election at the 2017 Annual Meeting. All nine directors are nominated for re-election to one-year terms at the 2017 Annual Meeting.

The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Citrix.

Name	Position(s) with Citrix
Robert M. Calderoni	Executive Chairman and Director
Nanci E. Caldwell	Director
Jesse A. Cohn	Director
Robert D. Daleo	Director
Murray J. Demo	Director
Peter J. Sacripanti	Director
Graham V. Smith	Director
Godfrey R. Sullivan	Lead Independent Director
Kirill Tatarinov	Director, President and Chief Executive Officer

Director Nominees

Robert M. Calderoni
Executive Chairman of Citrix; Former Interim Chief Executive Officer and President of Citrix; Former Chairman and Chief Executive Officer of Ariba, Sunnyvale, CA (Software solutions provider for suppliers and procurement)
Age: 57
Director Since: June 2014
Executive Chairman Since: July 2015

Other Boards: Since 2003, Mr. Calderoni has served on the Board of Directors of Juniper Networks, Inc., a publicly-traded networking company; since 2007, he has served on the Board of Directors of KLA-Tencor, a publicly-traded semiconductor equipment company; and since January 2017, he has served on the Board of Directors of LogMeIn, Inc., a publicly-traded remote access and remote software company.

Key Director Qualifications: Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba, Inc., a cloud applications and business network company, from October 2001 until it was acquired by SAP, a publicly-traded software and IT services company, in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President SAP Cloud at SAP AG from June 2013 to January 2014. Mr. Calderoni has also held senior finance roles at Apple and IBM and served as Chief Financial Officer of Avery Dennison Corporation, a publicly-traded packaging and labelling solutions company. From October 2015 to January 2016, Mr. Calderoni served as the Interim Chief Executive Officer and President of Citrix. Mr. Calderoni was named Executive Chairman of Citrix in July 2015. The Board believes Mr. Calderoni’s qualifications to sit on our Board of Directors include his extensive leadership

2017 Proxy Statement	17

and business development experience as leader of a publicly-traded software-as-a-service company and his deep financial, accounting, corporate finance and operations expertise, including business transition situations, gleaned through his experience in managing large scale global enterprises.

Nanci E. Caldwell
Former Executive Vice President and Chief Marketing Officer of PeopleSoft, Pleasanton, California (Human resources management software company)
Age: 59
Director Since: July 2008
Committees: Compensation (Chair), Nominating and Corporate Governance

Other Boards: Since December 2015, Ms. Caldwell has served on the Board of Directors of Equinix, Inc., a publicly-traded IT data center company, as well as the Board of Directors of Canadian Imperial Bank of Commerce, a publicly-traded financial institution. Since November 2016, Ms. Caldwell has served on the Board of Directors of Donnelley Financial Solutions, Inc., a publicly-traded financial communications and data services company and since February 2017, Ms. Caldwell has served on the Board of Directors of Talend SA, a publicly-traded data integration company.

Key Director Qualifications: Since 2005, Ms. Caldwell has served as a member of a number of Boards of both public and private technology companies, including Deltek, Inc., a publicly-traded enterprise management software company from 2005 to 2012; Network General, now NetScout Inc., a publicly-traded provider of integrated network performance management solutions from 2005 to 2007; and Hyperion Solutions Corporation, a publicly-traded provider of performance management software acquired by Oracle in 2007, from 2006 to 2007. From April 2001 until it was acquired by Oracle in December 2004, Ms. Caldwell served as Executive Vice President and Chief Marketing Officer for PeopleSoft, Inc., a publicly-held human resource management software company. In addition, from June 2009 to December 2014, Ms. Caldwell served as a member of the Board of Tibco Software Inc., a publicly-traded leading business integration and process management software company. The Board believes Ms. Caldwell’s qualifications to sit on our Board of Directors include her extensive experience with technology and software companies, including in the areas of sales and marketing, as well as her executive leadership and management expertise with publicly-traded companies.

Jesse A. Cohn
Senior Portfolio Manager and Head of U.S. Equity Activism, Elliott Management Corporation, New York, NY (Hedge fund manager)
Age: 36
Director Since: July 2015
Committees: Nominating and Corporate Governance

Other Boards: Since January 2017, Mr. Cohn has served on the Board of Directors of LogMeIn, Inc., a publicly-traded remote access and remote software company.

Key Director Qualifications: Mr. Cohn is a senior portfolio manager and head of U.S. equity activism at Elliott Management Corporation, a $32 billion investment firm. Mr. Cohn joined Elliott in 2004 and manages both public and private investments for the firm. Mr. Cohn also serves on the Board of Directors of several private companies. Mr. Cohn joined the Board in connection with our entry into a cooperation agreement with affiliates of Mr. Cohn’s employer, Elliott Management. The Board believes Mr. Cohn’s qualifications to sit on our Board of Directors include the breadth of his knowledge of technology/software companies, including his service on the boards of directors of MSC Software, E2Open, SonicWall, Quest Software and Ark Continuity.

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Robert D. Daleo
Retired Vice Chairman of Thomson Reuters, New York, NY (Integrated information solutions provider)
Age: 67
Director Since: May 2013
Committees: Audit (Chair), Finance (Chair)

Other Boards: Since August 2006, Mr. Daleo has served on the Board of Directors of Equifax Inc., a publicly-traded global provider of information solutions and human resources business process outsourcing services.

Key Director Qualifications: Prior to his retirement in December 2012, Mr. Daleo served as Vice Chairman of Thomson Reuters, a publicly-traded global provider of integrated information solutions to business and professional customers. Mr. Daleo previously served as Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors from 1998 through 2011, and was a member of The Thomson Corporation Board from 2001 to April 2008. Prior to joining The Thomson Corporation, he held various financial and operational leadership positions with The McGraw-Hill Companies, Inc., a publicly-traded content and analytics provider, and Automatic Data Processing, Inc., a publicly-traded provider of business outsourcing solutions. The Board believes Mr. Daleo’s qualifications to sit on our Board of Directors include his experience in managing a large scale global enterprise, extensive financial accounting, corporate finance, operations and business development expertise through his experience as Chief Financial Officer of a large multinational company, as well as his Board-level experience with Thomson Reuters and Equifax.

Murray J. Demo
Chief Financial Officer of Atlassian Corporation, San Francisco, CA (Software solutions provider for team collaboration and project management); Former Executive Vice President and Chief Financial Officer of Dolby Laboratories, San Francisco, CA (Entertainment technologies company); Former Executive Vice President and Chief Financial Officer of Adobe Systems, San Jose, CA (Digital marketing and digital media solutions company)
Age: 55
Director Since: February 2005
Committees: Audit, Finance

Key Director Qualifications: Mr. Demo currently serves as Chief Financial Officer of Atlassian Corporation, a publicly-traded enterprise software company, since October 2015. Previously, Mr. Demo served as Executive Vice President and Chief Financial Officer of Dolby Laboratories, a publicly-traded global leader in entertainment technologies, from May 2009 until June 2012. Mr. Demo has also served as Executive Vice President and Chief Financial Officer of LiveOps, a privately-held virtual call center company, and as Executive Vice President and Chief Financial Officer of Postini, Inc., a security software company, which was acquired by Google in September 2007. Mr. Demo also held various executive-level finance roles at Adobe Systems, including Executive Vice President and Chief Financial Officer. Mr. Demo previously served on the Board of Xoom Corporation, a formerly publicly-traded global online money transfer provider that was acquired by PayPal in November 2015, from May 2012 to November 2015; and from December 2011 to December 2015, Mr. Demo served on the Board of Directors of Atlassian Corporation. The Board believes Mr. Demo’s qualifications to sit on our Board of Directors include his extensive experience with finance and accounting matters for global organizations in the technology industry, including the experience that he has gained in his roles as Chief Financial Officer of publicly-traded companies.

2017 Proxy Statement	19

Peter J. Sacripanti
Chairman Emeritus and Partner, McDermott Will & Emery, New York, NY (International law firm)
Age: 61
Director Since: December 2015
Committees: Audit, Finance, Nominating and Corporate Governance

Other Boards: Since January 2017, Mr. Sacripanti has served on the Board of Directors of LogMeIn, Inc., a publicly-traded remote access and remote software company.

Key Director Qualifications: Since 1996, Mr. Sacripanti has served as a Partner at McDermott Will & Emery, an international law firm with 2,000 full-time employees in North America, Europe and Asia. In this position, he represents and defends major corporations and industry groups, including Fortune 500 companies. From 2009 to 2016, Mr. Sacripanti served as chairman of the firm’s Executive Committee. The Board believes Mr. Sacripanti’s qualifications to sit on our Board of Directors include his management of an international business organization and his years of experience representing large corporations on a variety of legal matters.

Graham V. Smith
Former Chief Financial Officer and Executive Vice President of Salesforce, San Francisco, CA (Cloud-based computing company)
Age: 57
Director Since: December 2015
Committees: Compensation

Other Boards: Since July 2011, Mr. Smith has served on the Board of Directors of Splunk Inc., a publicly-traded software company that develops products to enhance searching, monitoring and analyzing machine-generated data. In February 2015, Mr. Smith also became a Director of Xero Limited, a publicly-traded New Zealand, cloud-based accounting software company, Mindbody Inc., a publicly-traded cloud-based business management software company focused on the wellness services industry, and in May 2015, Mr. Smith became a Director of BlackLine Inc., a publicly-traded cloud-based financial corporate performance management software company.

Key Director Qualifications: Mr. Smith has served in various management roles for Salesforce, a provider of enterprise cloud computing software, including as Executive Vice President, Finance from 2014 to 2015, Executive Vice President and Chief Financial Officer from 2008 to 2014, and Executive Vice President and Chief Financial Officer Designate from 2007 to 2008. Mr. Smith brings to the Citrix Board over 25 years’ experience in the software industry. Mr. Smith has proven himself an accomplished business leader in his capacity as an executive of Salesforce. The Board believes Mr. Smith’s qualifications to sit on our Board of Directors include his ability to manage rapidly growing global enterprises at scale and his financial expertise and professional experience as an executive of other public software companies.

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Godfrey R. Sullivan
Chairman of Splunk, San Francisco, CA (IT and search software company)
Age: 63
Director Since: February 2005
Committees: Compensation, Nominating and Corporate Governance (Chair)

Other Boards: Since 2008, Mr. Sullivan has served on the Board of Directors of Splunk Inc., a publicly-traded software company that develops products to enhance searching, monitoring, and analyzing machine-generated data, and as its Chairman of the Board since 2011.

Key Director Qualifications: Mr. Sullivan also served as President and Chief Executive Officer of Splunk Inc. from 2008 until November 2015. Prior to Splunk, Mr. Sullivan led Hyperion Solutions Corporation, a publicly-traded software company, where he was first its President and Chief Operating Officer and subsequently its President and Chief Executive Officer, until its acquisition by Oracle in April 2007. Mr. Sullivan also served on the Board of Informatica Corporation, a publicly-traded data integration company, from January 2008 to June 2013. The Board believes Mr. Sullivan’s qualifications to sit on our Board of Directors include his decades of executive and operational experience with technology and software companies.

Kirill Tatarinov
President, Chief Executive Officer and Director, Citrix; former President, Executive Vice President, and Corporate Vice President of Business Solutions Division at Microsoft Corp., Seattle, WA
Age: 52
Director Since: January 2016

Key Director Qualifications: With over 30 years of industry experience, Mr. Tatarinov previously served as Executive Vice President of the Microsoft Business Solutions Division (MBS) with responsibility for the Microsoft Dynamics business across development, sales, marketing, and operations. Prior to joining MBS in 2007, Mr. Tatarinov led the Management and Solutions Division at Microsoft, where he was in charge of the Microsoft Windows management technologies and products, including Microsoft System Center, as well as Windows Server solutions. Additionally, Mr. Tatarinov holds two patents for managing computer resources and related technologies. The Board believes Mr. Tatarinov’s qualifications to sit on our Board of Directors include his decades of experience in the software industry and his unique insight into our markets, products, technology and operations through his role as our President and Chief Executive Officer.

2017 Proxy Statement	21

Meetings and Meeting Attendance

Our Board of Directors met ten times during the year ended December 31, 2016. Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he or she served during fiscal 2016.

Our Board Committees

Our Board of Directors has standing Audit, Compensation, Finance and Nominating and Corporate Governance Committees. Each of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees

has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually. The table below provides current membership for each Board committee:

In addition to our standing committees, in July 2015, our Board of Directors formed a Search Committee to lead the search for our next Chief Executive Officer. In January 2016, after completing its search process with the appointment of Kirill Tatarinov, the Search Committee was disbanded. Also, in July 2015, our Board of Directors formed an Operations Committee to work closely with our management team in a comprehensive review of our operations and capital structure. In February 2016, the Operations Committee was disbanded following completion of its work to drive our operational review.

Further, in August 2015, our Board of Directors formed a Transaction Committee to lead the separation of our GoTo business. In January 2017, the Transaction Committee was disbanded following the completion of the separation of our GoTo business and its subsequent merger with LogMeIn, Inc.

Audit Committee

Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC,

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Name
Audit
Compensation
Finance
Nominating and Corporate Governance
Robert M. Calderoni
Nanci E. Caldwell
Jesse A . Cohn
Robert D. Daleo
Murray J. Demo
Peter J. Sacripanti
Graham V. Smith
Godfrey R. Sullivan
Kirill Tatarinov
Chair
Member

including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Messrs. Daleo and Demo each qualify as an “audit committee financial expert” under the rules of the SEC. The Audit Committee met ten times during the year ended December 31, 2016. The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Audit Committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	reviews the financial reports and related disclosure provided by us to the SEC, our shareholders or the general public;

•	reviews our internal financial and accounting controls;

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms we engage;

•	oversees procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;

•	oversees our internal audit function;

•	serves as the Qualified Legal Compliance Committee of Citrix in accordance with Section 307 of the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC;

•	recommends, establishes and monitors procedures designed to facilitate (1) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (2) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	engages advisers as necessary; and

•	determines the funding from us that is necessary or appropriate to carry out the Audit Committee’s duties.

In addition, our Audit Committee oversees cybersecurity risks and reports to the full Board of Directors on such matters.

Finance Committee

Our Board of Directors has determined that each member of the Finance Committee meets the independence requirements promulgated by Nasdaq. The members of the Finance Committee also serve on the Audit Committee. The Finance Committee met two times during the year ended December 31, 2016. The Finance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Finance Committee advises the Board of Directors and, in certain instances, acts on behalf of our Board of Directors, on matters relating to our investment policies, financing activities and world-wide insurance programs.

Compensation Committee

Our Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the Nasdaq rules. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Code, and is a “non-employee” director as defined under Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee met sixteen times during the year ended December 31, 2016. The Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to our executive officers and preparing an annual report on executive compensation for inclusion in the Proxy Statement for our annual meeting of shareholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	reviews and makes recommendations to our management on company-wide compensation programs and practices;

•	approves the salary, variable cash, equity-based and other compensation arrangements of our executive officers reporting directly to our President and Chief Executive Officer;

2017 Proxy Statement	23

•	recommends, subject to approval by the entire Board of Directors, the salary, variable cash, equity-based and other compensation arrangements of our Executive Chairman and President and Chief Executive Officer;

•	selects a peer group to conduct a competative analysis of the compensation paid to our executive officers and considers the composition of such peer group on an annual basis;

•	appoints, retains, compensates, terminates and oversees the work of any independent experts, consultants and other advisers, reviews and approves the fees and retention terms for such experts, consultants and other advisers and considers at least annually the independence of such consultants;

•	considers the independence of and potential conflicts of interests with compensation consultants, legal counsel or other advisers, including based on factors required to be considered by the SEC or Nasdaq;

•	evaluates director compensation and recommends to the full Board of Directors appropriate levels of director compensation;

•	establishes policies and procedures for the grant of equity-based awards and periodically reviews our equity award grant policy;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments to those plans;

•	evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix;

•	evaluates our compensation philosophy and reviews actual compensation for consistency with our compensation philosophy;

•	reviews and recommends for inclusion in our annual Proxy Statement the Compensation Discussion and Analysis section; and

•	reviews and evaluates, on a periodic basis, our stock ownership guidelines for directors and executive officers and recommends any modifications to such guidelines to the Board of Directors for its approval.

The Compensation Committee has the authority to engage its own outside advisers, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisers hired by management. In 2016, the Compensation Committee retained Radford

Consulting, an independent compensation consultant, which we refer to as Radford, to assist the committee in evaluating the compensation of our executive officers and directors. In December 2016, the Compensation Committee retained Frederic W. Cook & Co., Inc., which we refer to as FW Cook, as its independent compensation consultant, replacing Radford, to assist the committee in evaluating the compensation of our executive officers and directors.

Our Corporate Governance Guidelines and the charter of the Compensation Committee provide that any independent compensation consultant, such as Radford or FW Cook, engaged by the Compensation Committee works for the Compensation Committee, not our management, with respect to executive officer and director compensation matters. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the role of, and amounts paid to, Radford in the compensation review process for 2016.

Nominating and Corporate Governance Committee

Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2016. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to our Board of Directors regarding the Board’s composition and structure;

•	establishes criteria for membership on the Board of Directors and evaluates corporate policies relating to the recruitment of members of the Board of Directors;

•	recommends to our Board of Directors the nominees for election or re-election as directors at our annual meeting of shareholders;

•	reviews policies and procedures with respect to transactions between Citrix and our officers, directors,

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affiliates of officers and directors, or other related parties; and

•	establishes, implements and monitors policies and processes regarding principles of corporate governance in order to assist the Board of Directors in complying with its fiduciary duties to us and our shareholders. As described above in the section entitled Procedures for Recommendation of Director Nominees by Shareholders, the Nominating and Corporate Governance Committee will consider nominees recommended by shareholders.

Search Committee

Our Board formed a Search Committee in July 2015 to lead the search for our next President and Chief Executive Officer. The Search Committee consisted of Messrs. Calderoni (Chair), Cohn and Sullivan, each of whom served on the Search Committee since its formation. The Search Committee did not meet in 2016. The Search Committee completed its role and responsibilities in January 2016 upon the appointment of Kirill Tatarinov as our President and Chief Executive Officer and was disbanded.

Operations Committee

The Operations Committee was formed in July 2015 to work with management on a comprehensive operational review of our company. The Operations Committee consisted of Messrs. Calderoni (Chair), Daleo and Cohn, each of whom served on the Operations Committee since its formation. The Operations Committee did not meet in 2016. In February 2016, the Board of Directors determined that the Operations Committee was no longer required following completion of its work driving the operational review, and the Operations Committee was disbanded.

Transaction Committee

The Transaction Committee was formed in August 2015 to lead the separation of our GoTo business. From August 2015 to February 2016 the Committee consisted of Messrs. Daleo (Chair), Demo and Francis deSouza, who resigned from our Board of Directors in June 2016. Since February 2016, the Committee consisted of Messrs. Daleo (Chair), Cohn, Sacripanti and Smith. The separation of our GoTo business and its subsequent merger with LogMeIn, Inc. was completed in January 2017; and as a result, the Transaction Committee was disbanded.

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Director Compensation

2016 Non-employee Director Cash Compensation

It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors.

The Compensation Committee, with assistance from its independent compensation consultant, formerly Radford and currently FW Cook, oversees director compensation and reviews the appropriateness of our non-employee directors’ compensation on a regular basis. Most recently, in October 2015 and again in December 2016, Radford prepared a comprehensive benchmarking of our non-employee director cash compensation program against the compensation programs offered by our peer companies and reviewed this benchmarking in detail with the Compensation Committee.

Under our non-employee director cash compensation program, non-employee members of our Board of Directors receive retainer fees, which are paid in cash in semi-annual installments. Each non-employee director was entitled to receive the retainers detailed in the tables below (provided that committee chairpersons were only entitled to receive a retainer as committee chair and were not entitled to the non-chair membership retainer for the committee(s) he or she chairs). In addition, non-employee directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any of its committees that are conducted in person. Upon review and discussion regarding the benchmarking of our non-employee director cash compensation program with assistance from Radford, and then FW Cook, in February 2017, our Compensation Committee approved an increase in the annual retainer to be paid to members of the Nominating and Corporate Governance Committee.

The following table summarizes our non-employee director cash compensation program:

Board Retainers

Compensation Element	Annual Cash Compensation
Annual Board Member Retainer	$60,000
Annual Retainer for Lead Independent Director	$35,000 (in addition to Annual Board Member Retainer)

Committee Retainers

Committee	Annual Cash Compensation
	Chair	Member
Audit Committee	Annual: $35,000	Annual: $17,500
Compensation Committee	Annual: $30,000	Annual: $15,000
Finance Committee	None	None
Nominating and Corporate Governance Committee	Annual: $15,000 Monthly: $10,000(2)	Annual: $7,500(1) Monthly: $10,000(2)
Operations Committee(3)	None	One-time: $20,000 Monthly: $10,000
Search Committee(4)	None	One-time: $10,000 Monthly: $10,000
Transaction Committee(5)	One time: $40,000 Monthly: $10,000	One-time: $20,000 Monthly: $10,000

(1)	Annual retainer for members of the Nominating and Corporate Governance Committee was increased to $10,000, effective February 8, 2017.
(2)	Only applicable during periods when the Nominating and Corporate Governance Committee is engaging in a director search to recognize the additional commitment during such periods.
(3)	The Operations Committee was disbanded in February 2016 following completion of our operational review.

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(4)	The Search Committee was disbanded in January 2016 following the appointment of Mr. Tatarinov as our new President and Chief Executive Officer.
(5)	The Transaction Committee was disbanded in January 2017 following the completion of the separation of our GoTo business and its subsequent merger with LogMeIn, Inc.

Non-employee Director Equity-based Compensation

Equity Awards to our Non-employee Directors

The Compensation Committee, with assistance from Radford, reviewed the appropriateness of equity awards granted to our non-employee directors under the 2014 Equity Incentive Plan (which we refer to as the 2014 Plan) in October 2015 and again in December 2016. Radford prepared a comprehensive benchmarking of our non-employee director equity awards against the equity awards offered by our peer companies and reviewed this benchmarking in detail with the Compensation Committee.

Each non-employee director is eligible to receive an annual grant on the first business day of the month following our annual shareholders meeting consisting of restricted stock units valued at $250,000 that vest in equal monthly installments over a one-year period. Newly appointed non-employee directors are entitled to receive restricted stock units valued at $500,000 upon his or her initial election to our Board of Directors, which vest in accordance with our standard three-year vesting schedule. The number of restricted stock units issued is calculated based on the closing price per share of our common stock on the date of grant.

Outside Directors’ Deferred Compensation Program

We offer our directors an Outside Directors’ Deferred Compensation Program to defer restricted stock units awarded to them under the 2014 Plan. In advance of an award and in compliance with the program’s requirements, a non-employee director may elect to defer the receipt of all of his or her restricted stock units until ninety days after such director’s separation from service from us or upon a change in control. Upon the vesting of awards of restricted stock units, any amounts that would otherwise have been paid in shares of common stock are converted to deferred stock units on a one-to-one basis and credited to the director’s deferred account. In addition, beginning in January 2016, non-employee directors may defer the cash portion of their compensation such that if a director elects to defer cash, the cash will be converted into a number of deferred stock units on the date that the cash compensation would otherwise be paid. The stock units will be held in the director’s deferred account until ninety days after such director’s separation from service from us or upon a change in control.

Director Stock Ownership Guidelines

To further align the interests of members of our Board of Directors with our shareholders, our Board of Directors adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is expected to hold at least 8,000 shares of our common stock (which includes vested but deferred restricted stock units) for so long as he or she is a director or, in the case of certain shares acquired upon the exercise of a stock option, for nine months after termination of his or her service on our Board of Directors. In addition, if a director exercises a stock option, it is expected that such director would, from such option exercise, maintain ownership of at least a number of shares equal to twenty percent of the net value of the shares acquired (after deducting the exercise price and taxes) if such director has not satisfied the shareholding requirement. New directors are expected to meet the standards set forth in the guidelines within three years after the date of his or her election to our Board of Directors.

Director Compensation Limits

On March 14, 2017, our Board of Directors, upon the recommendation of the Compensation Committee, approved our Amended and Restated 2014 Equity Incentive Plan, subject to shareholder approval, that provides, among other things, for a limitation of $795,000 with respect to the value of annual equity compensation grant that could be awarded to each non-employee director and a limitation of $500,000 with respect to the value of any annual cash compensation that could be paid to each non-employee director.

See Proposal 2 Approval of Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan beginning on page 80 for further details regarding our Amended and Restated 2014 Equity Incentive Plan.

2017 Proxy Statement	27

The following table sets forth a summary of the compensation earned by, or paid to, our non-employee directors in 2016:

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2016

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Total ($)
Thomas F. Bogan(4)	36,534		—	—	36,534
Nanci E. Caldwell	97,500		250,000	—	347,500
Jesse A. Cohn	223,894		250,000	—	473,894
Robert D. Daleo	235,863	(5)	250,000	—	485,863
Francis A. deSouza(6)	48,767		—	—	48,767
Murray J. Demo	99,226		250,000	—	349,226
Peter J. Sacripanti	211,394		250,000	—	461,394
Graham V. Smith	205,000		250,000	—	455,000
Godfrey R. Sullivan	129,315		250,000	—	379,315

(1)	These amounts represent the aggregate grant date fair value of the stock awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 16, 2017. These amounts do not represent the actual amounts paid to or realized by our directors for these awards during fiscal year 2016.
(2)	Consists solely of restricted stock units. Each continuing non-employee director is entitled to an annual grant consisting of a number of restricted stock units equaling $250,000 in value vesting in equal monthly installments over a one-year period. Pursuant to our Outside Director’s Deferred Compensation Program, each of Ms. Caldwell and Messrs. Cohn, Daleo, Sacripanti and Smith elected to defer his or her 2016 annual restricted stock unit award. Please see the discussion above under the heading Outside Directors’ Deferred Compensation Program for additional details on our deferral program.
(3)	As of December 31, 2016, there were no shares of our common stock subject to outstanding option awards held by our non-employee directors.
(4)	Mr. Bogan’s service on our Board of Directors ended on June 23, 2016, and his fees were prorated for his service from January 1, 2016 through June 23, 2016.
(5)	Pursuant to our Outside Director’s Deferred Compensation Program, Mr. Daleo elected to defer his cash fees in 2016. Mr. Daleo received 2,807 deferred stock units based on fees of $235,863 foregone, with no matching or premium given in calculating the number of stock units awarded.
(6)	Mr. deSouza’s service on our Board of Directors ended on June 23, 2016, and his fees were prorated for his service from January 1, 2016 through June 23, 2016.

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Part 3 Executive Management

Our Management

The following table sets forth our executive officers and the positions currently held by each such person with Citrix. The biographical descriptions below outline the relevant experience, qualifications, attributes and skills of each executive officer.

Name	Position
Robert M. Calderoni	Executive Chairman and Director
Kirill Tatarinov	President, Chief Executive Officer and Director
David J. Henshall	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Timothy A. Minahan	Senior Vice President and Chief Marketing Officer
Carlos E. Sartorius	Executive Vice President, Worldwide Sales and Services

Robert M. Calderoni
Age: 57
Mr. Calderoni has served as our Executive Chairman since July 2015. From October 2015 to January 2016, he also served as our Interim Chief Executive Officer and President. He has been a member of our Board of Directors since June 2014. Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba, Inc. from October 2001 until it was acquired by SAP in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President SAP Cloud at SAP AG from June 2013 to January 2014. Mr. Calderoni has also held senior finance roles at Apple and IBM and served as Chief Financial Officer of Avery Dennison Corporation.

Kirill Tatarinov
Age: 52
Mr. Tatarinov has served as our President and Chief Executive Officer and member of our Board of Directors since January 2016. Prior to joining Citrix, Mr. Tatarinov served as Executive Vice President of the Microsoft Business Solutions Division (MBS) with responsibility for the Microsoft Dynamics business across development, sales, marketing and operations. Prior to joining MBS in 2007, Mr. Tatarinov led the Management and Solutions Division at Microsoft, where he was in charge of the Microsoft Windows management technologies and products, including Microsoft System Center, as well as Windows Server solutions. Additionally, Mr. Tatarinov holds two patents for managing computer resources and related technologies.

2017 Proxy Statement	29

David J. Henshall
Age: 48
Mr. Henshall has served as our Executive Vice President and Chief Financial Officer beginning in September 2011 and as our Chief Operating Officer beginning in February 2014. Mr. Henshall was appointed Acting Chief Executive Officer and President during Mark B. Templeton’s temporary leave of absence from October 2013 to February 2014. From January 2006 to September 2011, Mr. Henshall served as our Senior Vice President and Chief Financial Officer, and from April 2003 to January 2006, he served as our Vice President and Chief Financial Officer. Since January 2017, Mr. Henshall has served on the Board of Directors of LogMeIn, Inc., a publicly-traded remote access and remote software company.

Timothy A. Minahan
Age: 47
Mr. Minahan has served as our Senior Vice President and Chief Marketing Officer since November 2015. Prior to joining Citrix, Mr. Minahan served as Senior Vice President and Chief Marketing Officer of SAP from June 2013 to July 2015, where he led their effort to transition to the cloud. Before SAP, Mr. Minahan was the Senior Vice President of Business Network Strategy and Global Chief Marketing Officer at Ariba from December 2007 to June 2013. Mr. Minahan has also served as Senior Vice President of Marketing at Procuri, Inc. and as Chief Services and Research Officer at Aberdeen Group.

Carlos E. Sartorius
Age: 56
Mr. Sartorius has served as our Executive Vice President, Worldwide Sales and Services since January 2015. Prior to this appointment, Mr. Sartorius served as Managing Director and Vice President, Sales and Services of our Europe, Middle East and Africa (EMEA) organization from September 2011 to January 2015. Prior to joining Citrix, Mr. Sartorius was Vice President and General Manager, HP Networking at Hewlett-Packard Company, a publicly-traded hardware, software and IT services company, from November 2009 to September 2011.

Our executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly qualified and appointed.

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Part 4 Executive Compensation

Compensation Discussion and Analysis

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information about the 2016 compensation for the following executive officers (who we refer to as our Named Executive Officers):

•	Robert M. Calderoni, Executive Chairman and Former Interim Chief Executive Officer and President

•	Kirill Tatarinov, President and Chief Executive Officer

•	David J. Henshall, Executive Vice President, Chief Operating Officer and Chief Financial Officer

•	William L. Burley, Former Corporate Vice President and General Manager, Workspace Services, whose employment with Citrix ended in March 2017

•	Timothy A. Minahan, Senior Vice President and Chief Marketing Officer

•	Klaus Oestermann, Former Senior Vice President and General Manager, Delivery Networks, whose employment with Citrix ended in March 2017

•	Carlos E. Sartorius, Executive Vice President, Worldwide Sales and Services

NAVIGATING THE COMPENSATION DISCUSSION AND ANALYSIS

2016 Highlights

Our Business

Our mission is to power a world where people, organizations and things are securely connected and accessible. We aim to accomplish this by building the world’s best integrated technology services for secure delivery of apps and data anytime, anywhere.

2016: A Transformational Year

Over the past few years, we’ve taken actions to refocus our business and position Citrix for further growth. We began our transformation in 2015 by simplifying our strategy and message, rationalizing our product portfolio and restructuring our workforce. Also in 2015, we announced the proposed separation of our GoTo business; and in January 2017, we completed the separation of our GoTo business and its subsequent merger with LogMeIn, Inc.

These actions allowed us to significantly increase focus on our core enterprise strategy of secure and reliable delivery of applications and data, and consequently build a more efficient, scalable and profitable company.

This is evident by the progress we made during 2016 in advancing our vision, strategy and culture, while at the same time expanding profitability and growth in our core business. We believe that our efforts have also increased our pace of innovation, improved our competitive position and put us on a path for sustained, profitable growth in our core business and growth in strategic areas such as Citrix Cloud, where we see an opportunity to accelerate our business. In fact, we are seeing early traction in our cloud transformation.

Additionally, in early 2017, we transitioned Citrix to a unified functional organization bringing our three core business units into one agile structure which will enable us to drive even stronger innovation going forward and continue to focus on what is important to our shareholders, customers and partners.

Chief Executive Officer Transition and Role of our Executive Chairman

At the end of 2015, our Executive Chairman, Robert M. Calderoni, was also serving as Interim Chief Executive Officer and President, leading the execution of strategic and operational initiatives we were undertaking, while also leading the search for our next President and Chief Executive Officer.

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Our CEO search focused on identifying leaders that have demonstrated both strong product management and operational leadership skills. Kirill Tatarinov, who most recently served as Executive Vice President of the Microsoft Business Solutions Division, has a proven track record of growing businesses and driving operational performance. Because of these demonstrated skills, in January 2016, our Board of Directors identified Mr. Tatarinov as the best person to lead our company for the long term and to execute on the strategic initiatives that we started in 2015. Mr. Tatarinov was appointed President and Chief Executive Officer in January 2016 and joined our Board of Directors as a director at that time.

In approving the initial annual total target cash compensation and equity awards for Mr. Tatarinov, our Compensation Committee was mindful of both the fierce competition for talented executives in the technology sector and the demands on, and responsibilities of, a leader of a global organization of the scale and complexity of Citrix. Further, our Compensation Committee recognized the challenges in not only finding an individual to fit the specific needs of Citrix, but also in retaining that person during a time when the company was going through a significant transition and the Board of Directors was driving substantial change. Accordingly, our Compensation Committee, with assistance from our independent compensation consultant, conducted a comprehensive review of pay structures for chief executive officers at peer companies. As a result of that review, our Compensation Committee determined that it was important to establish a compensation framework for Mr. Tatarinov that would provide a total target direct compensation opportunity that was competitive with those of chief executive officers at other major global technology companies, that included long-term company performance as a significant portion of pay and that provided the opportunity to build significant share ownership when the chief executive officer creates sustained long-term value for shareholders. Therefore, our Compensation Committee determined that it was important to align a significant amount of Mr. Tatarinov’s compensation to company performance.

As a result of that review, our Board of Directors and Compensation Committee approved an initial target direct compensation package for Mr. Tatarinov that was 58% performance-based. Target direct compensation includes base salary, target variable cash compensation and the grant date fair value of service-based restricted stock and performance-based restricted stock units. This percentage of performance-based target direct compensation is above average when compared to the pay mix for chief executive officers in our current peer group.

In connection with Mr. Tatarinov’s employment, we entered into an employment agreement with Mr. Tatarinov that provides for an initial base salary of $1,000,000, which will be subject to annual review. In addition, Mr. Tatarinov is entitled to participate in our variable cash compensation plan at an annual target variable cash payment of 125% of his base salary. Mr. Tatarinov’s base salary is at the market median, and his variable cash compensation is at the 25th percentile, of Citrix’s executive compensation peer group.

Upon the commencement of his employment with us and to align Mr. Tatarinov’s incentives with the interests of our shareholders, Mr. Tatarinov received an initial grant of 118,588 service-based shares of restricted stock that vest in twelve quarterly installments over a three-year period and 220,235 performance-based restricted stock units that vest based primarily on the compounded annual total return to shareholders measured on an absolute basis over a three-year performance period as further described in Restricted Stock Unit and Restricted Stock Awards beginning on page 48.

Mr. Tatarinov’s new hire long-term equity incentive award is approximately three times the median for annual long-term equity incentive awards to chief executive officers among Citrix’s executive compensation peer group when measured on a value basis. Based on the experience and recommendation of its independent compensation consultant, our Compensation Committee believes that Mr. Tatarinov’s new hire long-term equity incentive award is consistent with market practice for new chief executive officers (that is, approximately three times the market median annual long-term incentive award) and that the award mix, which is 65% performance-based with a focus on compounded annual total shareholder return measured on an absolute basis versus relative total shareholder return, is more heavily performance-based than comparable chief executive officer compensation packages in our peer group.

During our annual compensation cycle in early 2017, our Compensation Committee and Board of Directors reevaluated Mr. Tatarinov’s compensation package per the terms of his employment agreement. For 2017, Mr. Tatarinov will continue to receive a base salary of $1,000,000 and will continue to participate in our variable cash compensation plan at an annual target variable cash payment of 125% of his base salary. Also, as part of our annual equity grant cycle in early 2017 and consistent with

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Mr. Tatarinov’s employment agreement, Mr. Tatarinov was granted long-term incentive awards having a value of $8,500,000, half of which are tied to relative performance metrics as described under 2017 Equity Awards beginning on page 51. The performance-based restricted stock units granted to Mr. Tatarinov do not have an interim performance measurement and vest at the end of a three-year performance period ending on December 31, 2019. The target value of this annual long-term incentive award package is approximately 35% of the target value of his new hire long-term incentive award package.

Following Mr. Tatarinov’s appointment, Mr. Calderoni continued in his role as Executive Chairman of our Board of

Directors. While the roles of President and Chief Executive Officer and Executive Chairman have distinct responsibilities, as indicated in the table below, during 2016, both Messrs. Calderoni and Tatarinov focused on driving execution of our strategic plan, including operational and capital structure efficiency and portfolio simplification. Mr. Calderoni also focused on special strategic and operational initiatives in 2016, including the separation of our GoTo business and its subsequent merger with LogMeIn, Inc., which resulted in the receipt of LogMeIn shares by our shareholders valued at approximately $2.9 billion.

Responsibilities of Executive Chairman	Responsibilities of President and Chief Executive Officer

•  Drives development of our strategic plan to improve Citrix’s margins, profitability and capital structure

•  Sets agenda for and chairs Board meetings

•  Coordinates with chairs of Board committees

•  Assists Nominating and Corporate Governance Committee with the Board’s annual evaluation and self-assessment

•  Assists Nominating and Corporate Governance Committee with Board composition and evolution planning, including review of committee memberships

•  Drives execution of our strategic plan to improve Citrix’s margins, profitability and capital structure

•  Sets strategic imperatives and priorities of the organization

•  Develops and drives our product and innovation strategy

•  Oversees all corporate functions and go-to-market activities

•  Oversees the attainment of our strategic, operational and financial goals and strategic and operational planning

•  Chief spokesperson to our employees, customers, partners and shareholders

Mr. Calderoni’s experience leading a software company through a transition of its legacy business to a cloud-based, subscription revenue business gives him the operational skills, experience and judgment necessary to oversee the execution of our strategic plan and to help drive our transition to the cloud. Our Board of Directors believes that it is in the best interests of our shareholders for Mr. Calderoni to remain in the role of Executive Chairman through December 31, 2018, and thereafter serve on our Board of Directors as a non-employee director with compensation that is consistent with that of our independent directors. As a result, we entered into an employment agreement with Mr. Calderoni that was effective as of January 31, 2017 and has a term that ends on December 31, 2018, subject to Mr. Calderoni’s re-election to the Board of Directors by our shareholders. Under the employment agreement, Mr. Calderoni receives a base salary of $500,000 (a decrease from his prior base salary of $1,000,000 that he was receiving as Executive Chairman beginning in 2015 and continued to receive while serving as Interim Chief Executive Officer and President). Mr. Calderoni also received a restricted stock unit award in February 2017 that vests over a two-year period with 5/8 of the award vesting monthly during the first year and 3/8 of the award vesting monthly during the second year, reflecting a two-year commitment to the role of Executive Chairman and the Board of Director’s plan to transition the role over this period. Mr. Calderoni will not participate in our variable cash compensation plan and there are no further equity awards planned for Mr. Calderoni during this two-year transition period.

See Individual Executive Compensation Decisions beginning on page 52 for a discussion of Messrs. Tatarinov’s and Calderoni’s compensation arrangements.

2017 Proxy Statement	33

2016 Business Highlights

Our transformational efforts led to the following performance in 2016 as compared to 2015:

•	4% increase in annual revenue to $3.42 billion

•	68% increase in net income of $536 million, or $3.41 per diluted share

•	8% increase in cash flow from operations to $1.12 billion

Our balance sheet is robust, including $1.80 billion in deferred revenue and $2.66 billion in net cash and investments as of December 31, 2016. As part of our commitment to return capital to shareholders, in January 2017, we announced that our Board of Directors authorized up to an additional $500 million in stock repurchases in addition to the approximately $404 million remaining for stock repurchases from previous authorizations.

As illustrated in the graph below, our total shareholder return, or TSR, over the five-year period ended on December 31, 2016 was approximately 47%.

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Over the one-year period ended on December 31, 2016, our TSR was approximately 18%, as compared to a TSR of approximately 7.5% for the Nasdaq Index during the same period, outperforming nearly 77% of the index constituents and creating over $2.3 billion in value in 2016.

Shareholder Engagement

Our Board of Directors welcomes the views and insights of our shareholders and conducts an annual outreach effort to connect with our larger shareholders in order to ensure open lines of communication. Further, our executives regularly engage with shareholders to better understand their perspective on a wide range of issues.

In 2016, we reached out to over 30 of our largest shareholders and proxy advisory firms to understand their perspective and discuss our governance and executive compensation policies. As a result, we held in-person and telephonic meetings with our largest shareholders and a proxy advisory firm representing approximately 28% of Citrix’s outstanding common stock, including our shareholders that we believe are influenced by the proxy advisory firm. These shareholder meetings covered a wide range of topics including corporate governance practices such as proxy access, board refreshment and composition, succession planning, our executive compensation program, and other matters of shareholder interest. The Chairperson of our Compensation Committee, Nanci E. Caldwell, participated in every meeting along with other senior executives.

Management, the Chairperson of our Compensation Committee, and other Board members who participate in shareholder engagement meetings, regularly share shareholder feedback with relevant Board committees and the full Board of Directors. In general, feedback from our shareholders regarding our compensation programs and corporate governance practices is positive. The Board of Directors carefully considers the feedback from shareholders and has implemented their feedback into our executive compensation and corporate governance practices, including:

•	Increasing our focus on our diversity and inclusion initiatives, including diversity of our Board of Directors;

•	Adopting an executive compensation recovery policy; and

•	Implementing a relative performance metric for our 2017 annual performance-based equity awards.

We believe it is important to continue to engage with our shareholders on a regular basis to understand their perspectives and to give them a voice in shaping our governance and executive compensation policies and practices.

Objectives and Elements of Our Executive Compensation Programs

The compensation that we offer our executive officers is designed to reflect our principles of integrity, fairness and transparency – concepts that have continually underscored the design and delivery of the compensation opportunity at Citrix. We believe our compensation programs should emphasize sustainable corporate growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We also believe that lavish perquisites, excessive severance and bonuses unrelated to performance are inconsistent with our executive compensation principles. Furthermore, while the establishment of variable cash compensation targets for our executive officers necessarily involves judgment, the actual payouts against those targets are based on pre-determined, objective financial criteria reflective of our

2017 Proxy Statement	35

annual operating plan or total shareholder return and indicative of positive business growth.

For more than a decade, the objectives of our executive compensation programs have been to:

•	provide competitive compensation that attracts, retains and engages high-performing talent; and
•	align the long-term interests of executive officers with those of our shareholders by linking a significant portion of total cash and equity compensation to company performance.

These objectives still hold true today and guided us through the compensation decisions we made in 2016 during a transformational year.

Highlights of Our Compensation Approach
Conceptual Approach	Implementation
Link senior executive’s annual target compensation directly with company performance

•  Approximately 47% of the total target direct compensation(1) of our Named Executive Officers, other than our Executive Chairman and our President and Chief Executive Officer, on average, was performance-based

•  President and Chief Executive Officer Kirill Tatarinov’s total target direct compensation(1) was approximately 58% performance-based

Payout opportunity levels for executive variable cash compensation plan should motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure to under-performance of these objectives

•  In 2016, each executive officer’s variable cash compensation plan award was based 100% on the achievement of objective financial operating targets consistent with our annual operating plan

•  Based on 2016 company performance, variable cash compensation plan awards for 2016 paid 160.9% of the target amount

•  Over the past nine years, our variable cash compensation plan awards have paid out between 56.4% and 160.9% and paid above 100% less than half of the time

Our shareholders seek long-term total shareholder return and our executives should share that goal

•  At least 50% of annual equity awards to executive officers are awarded as performance-based RSUs; and for 2016, these awards vest primarily based on a compounded total annual shareholder return metric measured on an absolute basis

•  President and Chief Executive Officer Kirill Tatarinov’s initial equity award mix was 65% performance-based with a focus on compounded annual total shareholder return measured on an absolute basis

To account for the speed of the business environment within the software sector, our compensation program should be flexible so that it can be tailored to the specific challenges facing the company at any given time

•  Each year, our variable cash compensation plan and performance-based equity awards granted to executive officers are designed to fit our strategic and operational initiatives and reflect feedback we receive from our shareholders

(1)	Includes 2016 base salary, target variable cash compensation and grant date fair value of equity compensation.

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Further, we engage in the following practices to ensure our executive compensation program achieves our objectives and is aligned with shareholders’ interests.

The elements of compensation that we use to accomplish our objectives include:

•	base salary;

•	variable cash compensation;

•	equity-based long-term incentives; and

•	benefits.

We considered each of these items in determining the individual compensation packages for our executive officers.

Link of Pay to Performance Proven Effective: Performance-Based Equity Awards Only Deliver on Results

From 2012 to 2015, we granted market performance-based restricted stock units. These awards rewarded our executive officers with restricted stock units based on the total return to our shareholders over a three-year period compared to the return on the Nasdaq Composite Total Return Index, thereby providing executive officers with strong incentives to increase shareholder value over the long-term. The performance period for the market performance-based restricted stock units granted in 2014, the third year we granted awards having these performance metrics, ended on December 31, 2016. During the three-year performance period for these awards, our returns significantly exceeded the Nasdaq Composite Index. Based on this comparative performance, 130.21% of the target shares vested under these awards. This was the first year in three years that our market performance-based restricted stock units had any shares vest. When there is no vesting under this program, such as the market performance-based awards granted in 2012 and 2013, it significantly impacts our executive officers’ realizable compensation. On the contrary, our executives are rewarded when we outperform.

For example, the average realizable equity compensation of our named executive officers listed in our 2013 and 2014 Proxy Statements (the years in which we reported the market performance-based restricted stock units granted in 2012 and 2013) was only 42% and 57%, respectively, of the equity compensation reported. We did not grant discretionary bonuses or awards or make any compensation adjustments to compensate for the awards that failed to vest.

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By contrast, the average realizable equity compensation of our named executive officers listed in our 2015 Proxy Statement (the year in which we reported the market performance-based restricted stock units granted in 2014) was 114% of the equity compensation reported, assuming each named executive officer had stayed with us through the vesting date of the market performance-based restricted stock units granted in 2014.

(1)	Values are calculated using the aggregate grant date fair value of restricted stock unit awards in 2012, 2013, and 2014, the years in which the grants were made, and are as reported in the Summary Compensation Table in our 2013, 2014 and 2015 Proxy Statements. The values include service-based and market performance-based restricted stock unit awards. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014, which were filed with the SEC on February 21, 2013, February 20, 2014 and February 19, 2015, respectively. In the case of market performance-based restricted stock units, the fair value reported in the Summary Compensation Tables in our 2013, 2014 and 2015 Proxy Statements were the probable outcome, which was 100% target achievement. No shares vested under the market performance-based awards for the awards granted in 2012 and 2013; and as a result, no value is realizable for these awards. 130.21% of the target shares for the market performance-based awards granted in 2014 vested.

How Executive Pay Decisions Are Made

Compensation Process and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed by our Compensation Committee and include an analysis of all elements of compensation separately and in the aggregate. In 2016, Radford was retained by the Compensation Committee as its independent adviser to assist with its oversight of executive compensation and as discussed in this Compensation Discussion and Analysis, the Compensation Committee retained Frederic W. Cook & Co., Inc., which refer to as FW Cook, in December 2016 replacing Radford. In addition, our legal, finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

Throughout 2016, the Compensation Committee held meetings with management, our human resources department and representatives of Radford to:

•	review our compensation objectives;
•	evaluate and develop our executive compensation peer group;

•	review the actual compensation of our executive officers and compensation packages for new executive officers for consistency with our objectives;

•	analyze trends in executive compensation;

•	assess our variable cash compensation structure, as well as the plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the business and our shareholders (this included, among other things, modeling amounts payable under proposed plan structures against various scenarios, and assessing those payouts as a percentage of non-GAAP corporate operating income and other variables);

•	assess our equity-based awards programs against our objectives of executive engagement, retention and alignment with shareholder interests;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

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•	review recommendations for 2016 target direct compensation for appropriateness relative to our compensation objectives.

At several meetings throughout the first quarter of 2016, the Compensation Committee reviewed proposed compensation programs and packages for our executive officers for 2016, which were prepared by management and evaluated by our finance department for alignment with our operating plan. In February 2016, the Compensation Committee approved the proposed 2016 variable cash compensation plan, which we refer to as the variable cash compensation plan. In March 2016, the Compensation Committee approved individual compensation packages for our other executive officers. In each case, the determinations of the Compensation Committee were reviewed with our Board of Directors.

In evaluating our 2016 executive compensation program, the Compensation Committee considered a number of factors as discussed above, including the shareholder advisory (“say-on-pay”) vote on our executive compensation for 2015, which was approved by over 84% of the votes cast. We are asking our shareholders to vote on the frequency of such shareholder advisory votes at this meeting. See Proposal 5 Advisory Vote to Approve the Frequency of Holding Future Advisory Votes on the Compensation of our Named Executive Officers beginning on page 92.

Evaluation Criteria

In determining the amount and mix of the target compensation elements, the Compensation Committee relies upon its judgment about the scope and strategic impact of each individual executive officer’s role. In setting final compensation targets for our executive officers in 2016, the Compensation Committee considered many factors, including:

•	the performance and experience of each individual;

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and financial performance and future expectations;

•	our long-term goals and strategies;

•	difficulty in, and the cost of, replacing high performing leaders with in-demand skills;

•	past compensation levels of each individual and of our executive officers as a group;
•	relative levels of compensation among our executive officers;

•	the amount of each compensation component in the context of the executive officer’s total target compensation and other benefits;

•	for each executive officer, other than our Executive Chairman and President and Chief Executive Officer, the evaluation and recommendation of our President and Chief Executive Officer;

•	for our President and Chief Executive Officer, the evaluation of our Board of Directors, a self-evaluation by our President and Chief Executive Officer and feedback from his direct reports; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

Role of the Independent Compensation Consultant

During 2016, Radford reported directly to the Compensation Committee for purposes of advising the Committee on executive compensation matters. The Compensation Committee provided Radford with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive officer total direct compensation packages to be conducted by Radford. Radford was instructed to review and provide guidance on our peer group development. Radford was then instructed to benchmark all components of compensation for all executive officer positions, including base salary, target total cash (base salary plus target variable cash compensation) and equity-based long-term incentive awards. The Compensation Committee also instructed Radford to review the public disclosure by our peer companies concerning their executive compensation practices and to review our internal compensation model and guidelines and compare them to our peer companies and to our actual compensation practices.

Throughout the fourth quarter of 2015 and the first quarter of 2016, Radford attended meetings of the Compensation Committee, both with and without members of management present, and interacted with members of our human resources department with respect to its assessment of the compensation packages of our executive officers. Once Radford, working in conjunction with our human resources department,

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completed its preliminary analysis of our executive officer compensation, their analysis was presented to the Compensation Committee, which was discussed at the Compensation Committee’s February and March 2016 meetings.

Independence of Compensation Consultant

During 2016, our accounting department engaged Aon Hewitt, an affiliate of Aon, Radford’s parent company, as a resource to assist us in determining the fair value of our performance-based awards. Additionally, our treasury department retained Aon to serve as our broker of record for our world-wide insurance lines. Finally, our human resources department purchased commercially available compensation survey reports and a data application from Radford. The services purchased from Aon in 2016 were reviewed and approved by the Audit Committee of our Board of Directors. In total, fees paid to Aon during 2016 for services not related to Radford’s work with our Compensation Committee were approximately $426,177. Fees paid to Radford during 2016 for services related to recommending the amount and form of executive and director compensation were approximately $96,500. In assessing Radford’s independence, the Compensation Committee considered the fees paid to Radford and Aon and our policy on independence of the Compensation Committee’s consultant and other advisers, which is contained in our Corporate Governance Guidelines and the Compensation Committee’s charter. As specified in our Corporate Governance Guidelines and Compensation Committee charter, the Compensation Committee also considered six independence factors as required by Nasdaq and the SEC, which are specified in the following table. After analyzing each of these factors indicated in the following table and our policy on independence relative to Radford’s engagement, the Compensation Committee concluded that Radford is independent.

Independence Factor	Information Considered
Other services provided to Citrix by Radford	None other than services described in the preceding paragraphs.
Citrix fees received by Radford, as a percentage of Aon’s total revenue	Modest and represents less than 0.00083% of Aon’s total revenue.
Radford’s policies and procedures that are designed to prevent conflicts of interest	Radford maintains a number of internal mechanisms and policies to ensure its ability to provide objective, third-party advice to its clients and avoid potential conflicts of interest.
Business or personal relationships between the Compensation Committee’s individual compensation adviser and members of the Compensation Committee	The Compensation Committee’s individual compensation adviser has no direct business or personal relationships with any member of the Compensation Committee. Radford has provided consulting services to three companies that are affiliated with members of the Compensation Committee.
Citrix stock owned by the Compensation Committee’s individual compensation adviser	The Compensation Committee’s individual compensation adviser does not directly own any Citrix stock and the practice is prohibited under Aon’s Code of Conduct.
Business or personal relationships between the Compensation Committee’s individual compensation adviser, or Radford, with a Citrix executive officer	Neither the Compensation Committee’s individual compensation adviser, nor Radford, has a direct business or personal relationship with any Citrix executive officer.

Compensation Consultant Change

Our Compensation Committee regularly reviews its executive compensation consulting needs and periodically invites compensation consulting firms to discuss these executive compensation needs with the Compensation Committee. This process enables the Compensation Committee to reevaluate its compensation consultant and take a fresh look at our compensation practices and policies. Beginning in October 2016, the Compensation Committee invited five consulting firms to present to the Compensation Committee. The Compensation Committee evaluated the consulting firms on consulting competency, technical competency, industry knowledge, independence and fee structure, among other things. As a result of the review, our Compensation Committee appointed FW Cook in December 2016 as its independent compensation consultant, replacing Radford.

In connection with FW Cook’s appointment, the Committee evaluated its independence and considered our policy on independence of the Compensation Committee’s consultant and other advisers, as discussed above. The Compensation Committee also considered the six independence factors as required by Nasdaq and the SEC and concluded that FW Cook is independent.

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Our use of Benchmarks and Peer Group Analysis

We annually conduct a competitive analysis of the compensation paid to our executive officers and review the compensation practices of our peer group and of the software industry overall. As in prior years, the analysis for 2016 measured our compensation opportunities for executive officers and actual compensation paid against information from the following sources:

•	independent, commercially available surveys on executive compensation within the software industry, tailored to reflect our relative market capitalization and revenue, including the Radford Global Technology Survey, the Radford Global Sales Survey; and

•	an internally-prepared benchmark analysis using commercially available survey data and information from publicly filed reports from a group of 17 peer technology companies, or the peer group, specifically identified by the Compensation Committee.

We annually evaluate the composition of our peer group and adjust the composition of our peer group for factors such as recent acquisitions of peer companies, new markets that we have entered or changes in the technology market landscape. In 2015, with assistance from Radford, we again focused on developing a peer group to address the dynamics in the markets for talent in which we compete. Further, based on an assessment of our shareholder return performance relative to our peers and recent acquisitions of peer companies, among other factors, in October 2015 our Compensation Committee revised our executive compensation peer group for 2016 to include Cadence Design Systems, NetApp, Symantec and Yahoo! and to exclude Cisco, Concur, Microsoft and Riverbed. Our peer group includes:

•	companies that represent an appropriate range from a size and scope perspective;

•	innovative companies that operate in virtualization, cloud, software-as-a-service and networking markets; and

•	companies with whom we compete for talent.

We believe that our peer group continues to be aligned with our strategic vision and positions us to attract, retain and engage high performing leaders. Moreover, our current peer group, with its inclusion of a full array of companies with whom we compete for talent, maintains Citrix’s position at approximately the group median across key financial metrics we view as important in selecting a peer group. The table below lists the companies in our 2016 peer group indicating the peers with whom we regularly compete for executive, managerial and technical talent. We believe that, like Citrix, our 2016 peer group is composed of innovative, software-focused businesses operating on a global scale and are the companies with whom we look to align our executive compensation practices.

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Trademarks are property of their respective owners.

(1)	Fiscal year end data presented in the table is for fiscal year ending in 2016, other than LinkedIn Corporation and Rackspace Hosting, Inc. whose fiscal year end data is for fiscal year ending in 2015.

We use the peer group benchmarks as one of several factors that inform our judgment of appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. Our executive compensation decisions are made on a case-by-case basis, and benchmarks are just one consideration within our holistic approach to executive compensation. Based on an assessment of our peer group, in October 2016, our Compensation Committee revised our executive compensation peer group for 2017 to include Palo Alto Networks and ServiceNow and to exclude LinkedIn and Yahoo!.

Components of Compensation

Commitment to Performance-Based Compensation

We are committed to aligning at least 50% of our President and Chief Executive Officer’s annual target compensation directly with company performance. For 2016, our President and Chief Executive Officer’s total target direct compensation was 58% performance-based as shown below. Also as shown below, approximately 46% of the target direct compensation of our Named Executive Officers, other than our Executive Chairman, Former Interim Chief Executive Officer and President, on average, was performance-based.

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(1)	Includes base salary, target variable cash compensation and grant date fair value of equity compensation.

Base Salary

Salary levels for our executive officers are based on several factors, including individual performance and experience, the scope of the role and competitive ranges informed by compensation data reported for similar roles at companies in our peer group.

In 2016, based on the objectives of our executive compensation program, our evaluation criteria for individual performance, Citrix’s overall performance and other factors described above, the base salaries of our Named Executive Officers, were increased, effective April 1, 2016 unless otherwise indicated below.

	2015 Base Salary ($)	2016 Base Salary ($)	Increase (%)
Robert M. Calderoni(1) Executive Chairman, Former Interim Chief Executive Officer and President	1,000,000	1,000,000	—
Kirill Tatarinov(2) President and Chief Executive Officer	—	1,000,000	—
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	695,000	725,000	4.3
William L. Burley Former Corporate Vice President and General Manager, Workspace Services	400,000	400,000	—
Timothy A. Minahan Senior Vice President and Chief Marketing Officer	400,000	400,000	—
Klaus Oestermann Former Senior Vice President and General Manager, Delivery Networks	425,000	450,000	5.9
Carlos E. Sartorius Executive Vice President, Worldwide Sales and Services	525,000	550,000	4.8

(1)	Mr. Calderoni was appointed as Interim Chief Executive Officer and President on October 20, 2015 and served in such role until January 25, 2016. Mr. Calderoni continued to receive a base salary of $1,000,000 in his capacity as Executive Chairman during 2016, which is the same level of compensation he was receiving prior to his appointment as Interim Chief Executive Officer and President. Mr. Calderoni’s salary was reduced to $500,000, effective January 31, 2017.
(2)	Mr. Tatarinov was appointed as President and Chief Executive officer on January 25, 2016 and received a base salary of $1,000,000 from his appointment date through the end of 2016.

Variable Cash Compensation

For 2016, our compensation evaluation processes resulted in target awards for our Named Executive Officers under our variable cash compensation plan that ranged from 90% to 125% of base salary, based on the factors discussed above.

Our Compensation Committee oversees our variable cash compensation plan, with administrative tasks delegated to management. Consistent with the way we calculate and publicly report our financial results, the financial targets and attainment levels for variable cash compensation are adjusted to exclude certain GAAP measurements, including

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amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, non-cash charges related to amortization of debt discount, accruals related to patent litigation, charges related to our restructuring programs, the tax effects related to these items and any other items adjusted from our GAAP results in our reported earnings. In addition, the Compensation Committee and our Board of Directors retain the discretion to decrease or increase payouts to account for extraordinary circumstances and to balance the interests of the plan participants with the interests of our shareholders. As in the past, in 2016, we did not adjust the resulting payouts under the variable cash compensation plan or our 2016 performance-based restricted stock unit awards discussed below.

Participants in our variable cash compensation plan received variable cash compensation awards for 2016 based upon the achievement of objective financial goals, including targets based on reported revenue and non-GAAP corporate operating margin. We believe that, for an annual incentive program to be effective, it should be easy to understand. Thus, we use a limited number of financial targets that focus our executive officers on the key metrics underlying our strategic plan and align performance pay strictly with financial results.

To ensure the integrity of our operating plan, and to safeguard shareholder value, the payout levels under our variable cash compensation plan are designed to motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure for under-performance of these objectives. We rigorously test our plan design to ensure that the structure and possible outcomes do not create incentives for our executive officers to take unnecessary and excessive risks that would impact our long-term value.

Specifically, we model potential award payouts generated by various performance attainment levels against corporate goals for revenue and non-GAAP corporate operating margin. We also model the likely impact on shareholder value based on achieving all possible revenue and non-GAAP corporate operating margin targets. We summarize this analysis in the following diagram:

•	The X axis represents plan payouts for any level of revenue;
•	The Y axis represents plan payouts for any level of non-GAAP corporate operating margin;
•	The solid green area in the lower left corner of the graphic represents minimum payouts under the plan;
•	The lightest green area in the upper right corner on the graphic represents the maximum payouts under the plan, of up to 200%; and
•	The green rectangle in the middle of the graphic represents the area of actual plan payouts under our plans over the last 5 years.

Over the past nine years, the plan has paid between 56.4% and 160.90% and has paid above 100% 4 times, as shown below:

•	2008 – 56.4%
•	2009 – 103.6%
•	2010 – 130.4%
•	2011 – 97.7%
•	2012 – 92.1%
•	2013 – 58.8%
•	2014 – 89.4%
•	2015 – 118.4%
•	2016 – 160.9%

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We also model the likely impact on shareholder value based on achieving all possible revenue and non-GAAP corporate operating margin targets. This modeling helps to inform threshold, target and maximum payout levels for the plan and ensures that awards, when viewed relative to our non-GAAP corporate operating margin goal, are consistent with our overall operating plan for the year and provide the right balance of compensation to our executive officers for actual results versus returns to the business and our shareholders.

For 2016, each executive officer’s variable cash compensation plan award was based 100% on the achievement of financial targets established by the Compensation Committee. The financial targets established are consistent with our annual operating plan, which is approved by our Board of Directors. Our variable cash compensation plan weighted these financial components as follows:

•	50% for achieving a reported revenue target of $3.310 billion; and

•	50% for achieving a non-GAAP corporate operating margin target of 29.0%.

For 2016, we revised the weighting of our variable cash compensation plan financial targets to weight equally revenue and non-GAAP operating margin. In our 2015 plan, we weighted financial targets to be 60% for achieving a revenue target and 40% for achieving an operating margin target. This shift during 2016 was to reflect our focus on increasing our operating margin while maintaining a significant focus on our revenue as part of our operational transformation. See 2016 Highlights beginning on page 31 for a discussion of our transformation.

This revenue target is nearly flat when compared to the revenue target of $3.336 billion for the 2015 variable cash compensation plan, which is consistent with our operational transformation plan we shared with the shareholders in November 2015 and discussed in our 2016 Proxy Statement. Also consistent with our operational transformation and to align with the profitability target in our annual operating plan approved by our Board of Directors in January 2016, the 2016 non-GAAP corporate operating margin target represents an increase of 510 basis points from the operating margin target of 23.9% in our 2015 variable cash compensation plan.

Our variable cash compensation plan provided for a premium in the event of overachievement of targets, capped at 200% of the target payout amount, and a reduction in the event of underachievement of targets, depending on actual results. The following chart shows the maximum performance amounts that would have resulted in a payout of 200% of the target amount and the minimum performance requirements that needed to be met before any award could be earned.

	Maximum Performance (200% payout)	Minimum Performance (30% payout)
Revenue	$3.475 billion	$2.979 billion
Non-GAAP Operating Margin %	32.6%	26.1%

The maximum revenue threshold represents a 7.4% decrease from the $3.754 billion maximum threshold set for fiscal year 2015 consistent with our operational transformation as discussed above. Although the maximum revenue threshold in the 2016 variable cash compensation plan decreased as compared to the 2015 maximum revenue threshold, at the time it was established by our Compensation Committee, our Committee viewed it as requiring the same level of performance rigor as was the case under our 2015 variable cash compensation plan.

The maximum operating margin threshold represents an increase of 570 basis points from the 26.9% maximum threshold set for fiscal year 2015, which was incorrectly reported in our 2016 Proxy Statement, reflecting our focus on increasing our operating margin during 2016.

When actual performance falls between the threshold and the target performance levels or between the target and maximum performance levels, payouts are calculated using a graduated slope to provide for the fair distribution of operating profit for overachievement and appropriate compensation reductions for underachievement, as applicable. Further, no incentive is payable under our variable cash compensation plan unless at least 90% of either financial component of our performance goal is achieved, and at such threshold level an executive officer receives only 30% of his or her target variable cash compensation allocated to such component. This payout structure recognizes that, in a business of this scale, while overachievement merits a greater reward, any underachievement should be penalized.

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Target Total Cash Compensation Mix

Our Named Executive Officer compensation packages had the following target mix of cash compensation in 2016,

expressed both as a percentage of target total cash compensation and in dollars:

	Target Total Cash Compensation Mix ($ and % of Total Target Cash Compensation)
	Base Salary		Target Variable Cash Compensation		Target Total Cash Compensation
	($)	(%)	($)	(%)	($)	(%)
Robert M. Calderoni
Executive Chairman, Former Interim Chief Executive Officer and President	1,000,000	44.4	1,250,000	55.6	2,250,000	100
Kirill Tatarinov
President and Chief Executive Officer	1,000,000	44.4	1,250,000	55.6	2,250,000	100
David J. Henshall
Executive Vice President, Chief Operating Officer and Chief Financial Officer	725,000	50.0	725,000	50.0	1,450,000	100
William L. Burley
Former Corporate Vice President and General Manager, Workspace Services	400,000	52.6	360,000	47.4	760,000	100
Timothy A. Minahan
Senior Vice President and Chief Marketing Officer	400,000	52.6	360,000	47.4	760,000	100
Klaus Oestermann
Former Senior Vice President and General Manager, Delivery Networks	425,000	52.6	382,500	47.4	807,500	100
Carlos E. Sartorius
Executive Vice President, Worldwide Sales and Services	550,000	50.0	550,000	50.0	1,100,000	100

Determination of Awards

Early in the first quarter of 2017, our Executive Vice President, Chief Operating Officer and Chief Financial Officer reviewed and approved the calculations of financial target attainment levels, which were based on and consistent with, our publicly reported financial results for 2016, and the 2016 award amounts payable to executive officers that were generated by members of our human resources department in accordance with the terms of our variable cash compensation plan. At a meeting held in February 2017, our Compensation Committee approved (or, in the case of our Executive Chairman and our President and Chief Executive Officer, recommended to the Board of Directors for approval) the payouts under our 2016 variable cash compensation plan, including approval of the following award calculations:

						Weighted
	Goal	Actual	Attainment	Payout	Weighting	Payout
	(amounts are approximate due to rounding)
Revenue	$3.310 billion	$3.418 billion	103.3%	165.4%	50%	82.7%
Non-GAAP Operating Margin %	29.0%	31.0%	107.1%	156.4%	50%	78.2%
Total Weighted Payout %						160.9%

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The table below summarizes the payments approved by our Compensation Committee (or, in the case of our Executive Chairman and President and Chief Executive Officer, approved by the Board of Directors) under our variable cash compensation plan compared to each executive officer’s target award for 2016. Each Named Executive Officer listed below received 160.9% of his target award for 2016, except as noted below in the notes to the table.

	Target Variable Cash Compensation Award ($)	Actual Variable Cash Compensation Award Paid ($)	Percentage of Target Awards Paid (%)
Robert M. Calderoni(1)
Executive Chairman, Former Interim Chief Executive Officer and President	81,967	131,885	160.9
Kirill Tatarinov(2)
President and Chief Executive Officer	1,168,033	1,879,365	160.9
David J. Henshall
Executive Vice President, Chief Operating Officer and Chief Financial Officer	725,000	1,166,525	160.9
William L. Burley
Former Corporate Vice President and General Manager, Workspace Services	360,000	579,240	160.9
Timothy A. Minahan
Senior Vice President and Chief Marketing Officer	360,000	579,240	160.9
Klaus Oestermann
Former Senior Vice President and General Manager, Delivery Networks	382,500	615,443	160.9
Carlos E. Sartorius
Executive Vice President, Worldwide Sales and Services	550,000	884,950	160.9

(1)	Mr. Calderoni’s target variable cash compensation and actual variable cash compensation are prorated to reflect less than one year of service as Interim Chief Executive Officer and President. Mr. Calderoni did not participate in our variable cash compensation plan during 2016 while serving as Executive Chairman.
(2)	Mr. Tatarinov’s target variable cash compensation and his actual variable cash compensation award are prorated to reflect less than a full year of service.

Equity-Based Long-term Incentives

The purpose of our equity-based long-term incentives is to attract, retain and engage high performing leaders, further align employee and shareholder interests, and continue to closely link executive compensation with company performance. Our equity-based long-term incentive program is an essential component of the total compensation package offered to our executive officers, reflecting the importance that we place on motivating and rewarding superior results with long-term and performance-based incentives.

Approach to Equity-Based Awards

Since 2012, our annual equity grant program consists entirely of restricted stock units, except restricted stock awards granted to our Executive Chairman and President and Chief Executive Officer. Our portfolio of equity awards granted to executive officers on an annual basis is a mix of just two equity elements, half of which are tied to long-term total shareholder return. Specifically, beginning in 2012, our equity-based long-term incentive program is targeted to consist of at least 50% performance-based restricted stock units tied to achievement of total shareholder return metrics and 50% service-based restricted stock units. We targeted this same mix in 2016 and we tied our performance-based equity awards based primarily on the compounded annual total return to shareholders measured on an absolute basis as discussed below. We believe that our executive officers’ compensation portfolio, including equity awards, consists of a higher percentage of awards tied to objective financial measures than is the case in the compensation portfolios of most of our peer group companies. The exclusive use of restricted stock units granted to our executive officers, other than our Executive Chairman and President and Chief Executive Officer, furthers our goals of reducing dilution, burn rate and overhang by reducing the number of shares of our common stock subject to equity-based awards while continuing to provide incentive for our high performers to remain with us and continue to perform at a high level. Also, the inclusion of performance-based restricted stock units based on the achievement of total return to our shareholders over a three-year period places

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a strong emphasis on stock price performance, which underscores our focus on growth. We believe that this equity mix aligns our executive officers’ interests with those of our shareholders since our executive officers must return value to our shareholders over the long-term before half of their awards are earned.

Equity - Based Award Grant Levels

When establishing equity grant levels for our executive officers, the Compensation Committee considers the existing value of vested and unvested equity-based awards held by the executive officers relative to each other and to our employees as a whole, previous grants of equity-based awards to our executive officers, our overhang of equity-based awards and targeted burn rates for equity-based awards and the vesting schedules of previously granted equity-based awards, as well as the various other factors described above. While our Compensation Committee is aware of the accounting costs of equity-based awards, that in itself is only one of several factors in determining individual equity-based awards. Further, annual equity awards for each Named Executive Officer (other than our Executive Chairman, who did not receive an equity-based award during 2016, and our President and Chief Executive Officer, who received a new-hire award in January 2016) reflect the market competitive value for his or her respective role, the relative level of impact the executive officer has on company performance, and the current and prospective performance of the executive officer in his or her role. Consistent with our past methodology, award levels for 2016 annual grants were set using an estimated value of Citrix stock based upon an average of the last 30 trading days in 2015.

Adjustments to Outstanding Equity in Connection with GoTo Transaction

As previously discussed, in January 2017, we completed the separation of our GoTo business and its subsequent merger with LogMeIn, Inc., which we refer to as the GoTo transaction. In connection with the GoTo transaction and as recently reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in February 2017, we adjusted the number of our outstanding restricted stock unit and stock option awards, as well as the exercise price of stock option awards to preserve the intrinsic value of the awards following the transaction. Unless otherwise noted, the restricted stock units reported in this Proxy Statement are on an unadjusted basis.

Further, to reflect the value of the shares of LogMeIn stock distributed to our shareholders in the GoTo transaction, in February 2017, we adjusted the opening price of our outstanding market-performance and performance-based equity awards as discussed below.

Restricted Stock Unit and Restricted Stock Awards

Pursuant to the 2014 Plan, we may grant executive officers various types of awards, including market performance-based and performance-based restricted stock units, service-based restricted stock units and service-based restricted stock. Once vested, each restricted stock unit represents the right to receive one share of our common stock.

Performance-Based Awards

In January 2016, our Compensation Committee deviated from our typical equity compensation program to recruit and retain Mr. Tatarinov and draw him away from competing opportunities as further discussed in Individual Executive Compensation Decisions beginning on page 52. When designing the performance-based awards to be granted to Mr. Tatarinov and subsequently our executive officers in March 2016, the Compensation Committee considered three objectives:

•	Provide an incentive that has clear performance measures and aligned rewards;

•	Provide meaningful retention value and reward for performance even during a market downturn if Citrix outperforms similar software companies; and

•	Reward performance throughout the three-year performance period.

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To achieve the first objective, our Compensation Committee tied vesting of the performance-based restricted stock units to absolute total shareholder return based on a rigorous compounded annual growth hurdle calculated using the trailing 20-trading day average closing price on the grant date and the trailing 20-trading day average closing price on the last day of the performance period so as to payout only on sustained increases in total shareholder value, in accordance with the following payout curve (utilizing straight-line interpolation between percentages for any total shareholder return percentage greater than 5%):

Our Compensation Committee determined that this metric was sufficiently challenging to align the interests of our executive officers (other than our Executive Chairman) with those of our shareholders. For example, for Mr. Tatarinov’s performance-based equity award granted in connection with his appointment as Chief Executive Officer and President as further discussed in Individual Executive Compensation Decisions beginning on page 52, to generally achieve an absolute total shareholder return based on compounded annual growth of 10%, which would result in Mr. Tatarinov receiving 100% of his performance-based award at the end of the performance period on January 24, 2019, the trailing 20-trading day average share price at the end of the performance period would have to be at least $70.75 as compared to the opening share price of $53.15, as adjusted for the GoTo transaction. Based on the outstanding shares on January 25, 2016, the date of grant of Mr. Tatarinov’s award, a share price of $70.75 would result in a market capitalization of $13.8 billion (consisting of $10.0 billion in Citrix market capitalization plus $2.9 billion distributed to our shareholders in connection with the GoTo transaction) as compared to the grant date market capitalization of $10.9 billion based on the unadjusted opening share price of Mr. Tatarinov’s award and the outstanding shares on the date of grant. Further, to achieve an absolute total shareholder return based on compounded annual growth of 30%, which would result in Mr. Tatarinov receiving 200% of his performance-based award, the trailing 20-trading day average share price at the end of the performance period would have to be at least $116.77 as compared to the opening share price of Mr. Tatarinov’s award of $53.15, as adjusted for the GoTo transaction. This would result in a market capitalization of $20.9 billion (consisting of $18.0 billion in Citrix market capitalization plus $2.9 billion distributed to our shareholders in connection with the GoTo transaction) as compared to the grant date market capitalization of $10.9 billion.

Similarly, when granting these performance-based awards to our other executive officers in March 2016 as further discussed in Individual Executive Compensation Decisions beginning on page 52, our Compensation Committee determined that the absolute total shareholder return metric remained sufficiently challenging. To generally achieve an absolute total shareholder return based on compounded annual growth of 10%, which would result in our executive officers receiving 100% of the performance-based award at the end of the performance period on March 30, 2019, the trailing 20-trading day average share price at the end of the performance period would have to be at least $77.91 as compared to the opening share price of $58.61, as adjusted for the GoTo transaction. Further, to achieve an absolute total shareholder return based on compounded annual growth of 30%, which would result in our executive officers receiving 200% of the performance-based awards, the trailing 20-trading day average share price at the end of the performance period would have to be at least $128.77 as compared to the opening share price of the awards of $58.61, as adjusted for the GoTo transaction.

To achieve the second objective of meaningful retention during a challenging market environment, for example, a period of increased stock volatility, our Compensation Committee provided a means to reward our executive officers for superior relative performance during a period of market correction. Our executive officers (other than our Executive Chairman) may receive a portion of his or her performance-

2017 Proxy Statement	49

based award based on Citrix’s relative total shareholder return percentile rank compared to companies included in the S&P Computer Software Select Index as follows:

Our executives will receive no payment if relative total shareholder return is below the 60th percentile and absolute total shareholder return is below 5%, and the payout in a negative shareholder return scenario is capped at 75% of target and awarded only if Citrix’s performance is at or above the 85th percentile.

To achieve the third objective of rewarding performance not just at the end of the three-year performance period but also throughout the performance period, the Compensation Committee provided for an interim measurement of performance. When determining the mix of equity-based compensation for our President and Chief Executive Officer, as discussed in Individual Executive Compensation Decisions beginning on page 52, rather than granting an equity award mix to Mr. Tatarinov having a higher percentage of service-based awards, our Compensation Committee chose to grant an equity award mix having a higher percentage of performance-based equity awards with an interim measurement period to closely align Mr. Tatarinov’s interests with those of our shareholders, while providing retention to Mr. Tatarinov. Following an interim measurement period of eighteen months, the Compensation Committee will determine the number of restricted stock units that would be deemed earned based on performance to date, and only up to 33% of the target award may be earned by our executive officers based on such interim performance. Further, any restricted stock units that are deemed earned will remain subject to continued service and will not vest until the end of the full three-year performance period.

As discussed under 2017 Equity Award beginning on page 51, our performance-based equity awards granted in 2017 do not have an absolute total shareholder return metric nor an interim measurement of performance as these were metrics we implemented during our chief executive officer transition and during a time of transformation.

Service-Based Awards

Consistent with our past practice, in March 2016, we also entered into restricted stock unit agreements with our executive officers, other than our Executive Chairman and our President and Chief Executive Officer, for service-based restricted stock unit awards that were not subject to performance criteria and that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement.

The equity-based awards indicated in the table below for our Executive Vice President, Chief Operating Officer and Chief Financial Officer, Former Senior Vice President and General Manager, Workspace Services, Senior Vice President and Chief Marketing Officer, Former Senior Vice President and General Manager, Delivery Networks, and Executive Vice President, Worldwide Sales and Services reflect an equity portfolio mix based on a number of shares underlying the awards that is 50% performance-based restricted stock units and 50% service-based restricted stock units. Mr. Tatarinov received new hire-equity based awards in January 2016 in connection with his appointment as President and Chief Executive Officer. These new-hire awards are reflected in the table below. Mr. Calderoni did not receive an equity award in 2016.

For further details regarding these service-based awards, see Individual Executive Compensation Decisions beginning on page 52.

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The following table summarizes our 2016 equity-based awards to our Named Executive Officers:

	Target Performance- Based Restricted Stock Unit Awards (#)(1)(2)	Service-Based Restricted Stock or Restricted Stock Unit Awards (#)(1)
Robert M. Calderoni
Executive Chairman, Former Interim Chief Executive Officer and President	—	—
Kirill Tatarinov
President and Chief Executive Officer(3)	220,235	118,588
David J. Henshall
Executive Vice President, Chief Operating Officer and Chief Financial Officer	28,500	28,500
William L. Burley
Former Corporate Vice President and General Manager, Workspace Services	12,500	12,500
Timothy A. Minahan
Senior Vice President and Chief Marketing Officer	12,500	12,500
Klaus Oestermann
Former Senior Vice President and General Manager, Delivery Networks	12,500	12,500
Carlos E. Sartorius
Executive Vice President, Worldwide Sales and Services	27,500	27,500

(1)	In February 2017, we adjusted the numbers of our outstanding restricted stock unit and stock option awards to preserve the intrinsic value of the awards in connection with the GoTo transaction. The restricted stock units reported are on an unadjusted basis.
(2)	Reflects the target number of restricted stock units that our executive officers may earn under the terms of their 2016 performance-based restricted stock unit agreements.
(3)	Reflects Mr. Tatarinov’s new-hire equity-based awards. Mr. Tatarinov’s service-based award was granted in the form of restricted stock.

2017 Equity Awards

Based on a review of our equity compensation during the first quarter of 2017, with the assistance of FW Cook and as a result of feedback we received from our shareholders, our Compensation Committee implemented a relative total shareholder return metric for our 2017 performance-based restricted stock units and moved away from having an interim performance measure that gives executives an opportunity to vest awards during the performance period. These performance-based restricted stock units cliff vest after a three-year period and do not have an interim performance measurement period. The performance-based restricted stock units are earned based on Citrix’s three-year relative total shareholder return compared to a pre-established custom index group. Our total shareholder return index group was identified using objective selection criteria recommended by FW Cook. These performance-based awards ensure that a meaningful share of our executives’ equity compensation is contingent upon future outperformance compared to an index group rather than continued employment or the appreciation of Citrix stock alone. Our executives, including our Chief Executive Officer and President, received performance-based restricted stock units having these relative metrics in March 2017 as part of our annual grant cycle.

Benefits

Our executive officers participate in our broad-based employee benefit plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid by executive officers under these plans. We offer a stock purchase plan, under which our employees may purchase shares of our common stock at a 15% discount from the fair market value of our common stock on the first or last business day of the purchase period, whichever is lower (determined by reference to the closing price of our common stock on each such date), and a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis and which provides a matching contribution from our company. We also maintain insurance and other benefit plans for our employees. Our executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees, which reflects industry standards and their relative base salary levels. Our executive officers also receive reimbursement for annual health physicals and are eligible for relocation assistance upon joining our company. During 2016, we did not offer any non-qualified deferred compensation plans or supplemental retirement plans to our executive officers. During 2016 we provided relocation benefits to our President and Chief Executive Officer and our Executive

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Vice President Worldwide Sales and Services as described below. For more information, please refer to the Summary Compensation Table and the Nonqualified Deferred Compensation Table below. We have always limited the perquisites that are generally made available to our executive officers.

Individual Executive Compensation Decisions

Next, we discuss how we apply the policies and practices described above and the resulting compensation paid or awarded to each of our Named Executive Officers for the year ended December 31, 2016 as set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Executive Chairman and President and Chief Executive Officer

Executive Chairman, Former Interim Chief Executive Officer and President

Mr. Calderoni, a director of Citrix since June 2014 and Executive Chairman since July 2015, served as Interim Chief Executive Officer and President from October 2015 through Mr. Tatarinov’s appointment in January 2016.

As Interim Chief Executive Officer and President, Mr. Calderoni was entitled to base salary of $1,000,000 and to participate in our variable cash compensation plan at 125% of his base salary. Upon Mr. Tatarinov’s appointment as our Chief Executive Officer in January 2016, Mr. Calderoni’s compensation returned to his pre-existing compensation for service as our Executive Chairman consisting of a base salary of $1,000,000 with no participation in our variable cash compensation plan. As a result, Mr. Calderoni received a base salary of $1,000,000 for 2016 and variable cash compensation of $131,885 reflecting service as our Interim Chief Executive Officer and President for less than one month in 2016. Mr. Calderoni did not receive any equity awards during 2016.

Our Compensation Committee and Board of Directors reevaluated the role of Executive Chairman at the end of 2016 and during the first quarter of 2017. During that review, our Compensation Committee and Board of Directors considered, among other things, that Mr. Calderoni’s experience leading a software company through a transition of its legacy business to a cloud-based, subscription revenue business gives him the operational skills, experience and judgment necessary to oversee the execution of our strategic plan and to help drive our transition to the cloud. Our Board of Directors believes that it is in the best interests of our shareholders for Mr. Calderoni to remain in the role of Executive Chairman through December 31, 2018, and thereafter serve on our Board of Directors as a non-employee director with compensation that is consistent with that of our independent directors. As a result, we entered into an employment agreement with Mr. Calderoni that was effective as of January 31, 2017 and has a term that ends on December 31, 2018, subject to Mr. Calderoni’s re-election to the Board of Directors by our shareholders.

The Compensation Committee, in making its recommendation to our Board of Directors regarding the employment agreement with Mr. Calderoni, consulted with its independent compensation consultant and considered Mr. Calderoni’s current compensation package as Executive Chairman and the transitional nature of the ongoing role. Under the employment agreement, Mr. Calderoni receives a base salary of $500,000 (a decrease from his prior base salary of $1,000,000) and received a restricted stock unit award in February 2017 with an aggregate value of $8,000,000 that vests over a two-year period with 5/8 of the award vesting monthly during the first year and 3/8 vesting monthly during the second year, reflecting a two-year commitment to the role of Executive Chairman and the Board’s plan to transition the role over this period. Mr. Calderoni will not participate in our variable cash compensation plan and no further equity-based awards are planned for Mr. Calderoni during this two-year transition period. During the term of his employment, Mr. Calderoni also will be entitled to participate in all other employee benefit plans and programs generally available to our senior executive employees.

President and Chief Executive Officer

Our President and Chief Executive Officer is responsible for overseeing all of our business functions, go-to-market activities and the attainment of our strategic, operational and financial goals. Working in concert with management and our Board of Directors, our President and Chief Executive Officer formulates current and long-term strategic plans and objectives and is chief spokesperson to our employees, customers, partners and shareholders.

Based on a recommendation by the Compensation Committee, our Board of Directors determines compensation for our President and Chief Executive Officer using the same factors it uses for other executive officers, placing less emphasis on base salary and, instead, driving greater performance-based alignment with our shareholders through equity-based long-term and variable cash compensation. In assessing the compensation paid to our President and Chief Executive Officer, the Compensation Committee relies on the advice of its independent compensation consultant, information from selected

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benchmarks and its judgment with respect to the factors described above and specific factors described below.

In January 2016, our Board of Directors concluded its search process for our next President and Chief Executive Officer with the appointment of Kirill Tatarinov as our President and Chief Executive Officer. Our CEO search focused on identifying leaders that have demonstrated both strong product management and operational leadership skills. Kirill Tatarinov, who most recently served as Executive Vice President of the Microsoft Business Solutions Division, has a proven track record of growing businesses and driving operational performance. Because of these demonstrated skills, in January 2016, our Board of Directors identified Mr. Tatarinov as the best person to lead our company for the long term and to execute on the operational and strategic initiatives that we started in 2015. He was appointed President and Chief Executive Officer in January 2016 and joined our Board as a director at that time.

In approving the initial annual total target cash compensation and equity awards for Mr. Tatarinov, our Compensation Committee was mindful of both the fierce competition for talented executives in the technology sector and the demands on, and responsibilities of, a leader of a global organization of the scale and complexity of Citrix. Further, our Compensation Committee recognized the challenges in not only finding an individual to fit the specific needs of Citrix, but also in retaining that person during a time when the company was going through a significant transition and the Board of Directors was driving substantial change. Accordingly, our Compensation Committee, with assistance from our independent compensation consultant, conducted a comprehensive review of pay structures for chief executive officers at peer companies. As a result of that review, our Compensation Committee determined that it was important to establish a compensation framework for Mr. Tatarinov that would provide a total target direct compensation opportunity that was competitive with those of chief executive officers at other major global technology companies, that included long-term company performance as a significant portion of pay and that provided the opportunity to build significant share ownership when the chief executive officer creates sustained long-term value for shareholders. Therefore, our Compensation Committee determined that it was important to align a significant amount of Mr. Tatarinov’s compensation to company performance.

As a result of that review, our Board of Directors and Compensation Committee approved an initial target direct compensation package for Mr. Tatarinov that was 58% performance-based. Target direct compensation includes base salary, target variable cash compensation and the grant date fair value of service-based restricted stock and performance-based restricted stock units. This percentage of performance-based target direct compensation is above average when compared to the pay mix for chief executive officers in our current peer group.

In connection with Mr. Tatarinov’s employment, we entered into an employment agreement with Mr. Tatarinov that provides for an initial base salary of $1,000,000, which will be subject to annual review. In addition, Mr. Tatarinov is entitled to participate in our variable cash compensation plan at an annual target variable cash payment of 125% of his base salary. Mr. Tatarinov’s base salary is at the market median, and his variable cash compensation is at the 25th percentile, of Citrix’s executive compensation peer group. As a result, on a pro-rated basis for 2016, Mr. Tatarinov received $937,500 in base salary and $1,879,365 in variable cash compensation reflecting the 160.9% payout under such plan for significantly overachieving against the plan’s 2016 revenue and non-GAAP operating margin percentage targets.

Upon the commencement of his employment with us and to align Mr. Tatarinov’s incentives with the interests of our shareholders, Mr. Tatarinov received an initial grant of 118,588 service-based shares of restricted stock that vest in twelve quarterly installments over a three-year period and 220,235 performance-based restricted stock units that vest based primarily on the compounded annual total return to shareholders measured on an absolute basis over a three-year performance period as described above.

Mr. Tatarinov’s performance-based restricted stock unit award was granted with an opening price of $70.83, which was calculated using the trailing 20-day trading average price on the grant date. This opening price was adjusted by our Compensation Committee in February 2017 to $53.51 to reflect the value of the portion of a share of LogMeIn common stock received by our shareholders with respect to each share of our outstanding common stock in connection with the GoTo transaction as described above.

Our Compensation Committee determined that the absolute total shareholder return metric based on compounded annual growth for Mr. Tatarinov’s performance-based equity awards would align Mr. Tatarinov’s interests with those of our shareholders. For example, to generally achieve an absolute total shareholder return based on compounded annual growth of 10%, which would result in Mr. Tatarinov receiving 100% of his performance-based award at the end of the

2017 Proxy Statement	53

performance period on January 24, 2019, the trailing 20-trading day average share price at the end of the performance period would have to be at least $70.75 as compared to the opening share price of $53.15, as adjusted for the GoTo transaction. Based on the outstanding shares on January 25, 2016, the date of grant of Mr. Tatarinov’s award, a share price of $70.75 would result in total shareholder value of $13.8 billion (consisting of $10.9 billion in Citrix market capitalization plus $2.9 billion of LogMeIn shares received by our shareholders in connection with the GoTo transaction) as compared to the grant date market capitalization of $10.9 billion based on the unadjusted opening share price of Mr. Tatarinov’s award and the outstanding shares on the date of grant. Further, to achieve an absolute total shareholder return based on compounded annual growth of 30%, which would result in Mr. Tatarinov receiving 200% of his performance-based award, the trailing 20-trading day average share price at the end of the performance period would have to be at least $116.77 as compared to the opening share price of Mr. Tatarinov’s award of $53.15, as adjusted for the GoTo transaction. This would result in total shareholder value of $20.9 billion (consisting of $18.0 billion in Citrix market capitalization plus $2.9 billion of LogMeIn shares received by our shareholders in connection with the GoTo transaction) as compared to the grant date market capitalization of $10.9 billion.

Mr. Tatarinov’s new hire long-term equity incentive award is approximately three times the median for annual long-term equity incentive awards to chief executive officers among Citrix’s executive compensation peer group when measured on a value basis. Based on the experience and recommendation of its independent compensation consultant, our Compensation Committee believes that Mr. Tatarinov’s new hire long-term equity incentive award is consistent with market practice for new chief executive officers (that is, approximately three times the market median annual long-term incentive award) and that the award mix, which is 65% performance-based with a focus on compounded annual total shareholder return measured on an absolute basis versus relative total shareholder return, is more heavily performance-based than comparable chief executive officer compensation packages in our peer group.

Also, in connection with his appointment as President and Chief Executive Officer, we provided assistance to Mr. Tatarinov with respect to the costs of his relocation from the State of Washington to our corporate headquarters in Florida. This assistance included the reimbursement of certain travel, storage, household goods, automobile shipment, and related moving expenses, as well as a one-time taxable relocation allowance of $650,000 for additional costs associated with his relocation. This assistance was not subject to a gross-up. Mr. Tatarinov has agreed to reimburse Citrix for payment of the relocation allowance in the event his employment is terminated under certain conditions within two years following the commencement of his employment with us.

During our annual compensation cycle in early 2017, our Compensation Committee and Board of Directors reevaluated Mr. Tatarinov’s compensation package per the terms of his employment agreement. For 2017, Mr. Tatarinov will continue to receive a base salary of $1,000,000 and will continue to participate in our variable cash compensation plan at an annual target variable cash payment of 125% of his base salary. Also, as part of our annual equity grant cycle in early 2017 and consistent with Mr. Tatarinov’s employment agreement, Mr. Tatarinov was granted long-term incentive awards having a value of $8,500,000, half of which are tied to relative performance metrics as described under 2017 Equity Awards beginning on page 51. These performance-based restricted stock units granted to Mr. Tatarinov do not have an interim performance measurement and vest at the end of a three- year performance period ending on December 31, 2019. The target value of this annual long-term incentive award package is approximately 35% of the target value of his new hire long-term incentive award package.

Our Board of Directors unanimously approved Mr. Tatarinov’s employment agreement, including his equity awards and his 2017 compensation package, upon the recommendation of the Compensation Committee.

Other Named Executive Officers Cash Compensation – Base Salary and Variable Cash Compensation

Executive Vice President, Chief Operating Officer and Chief Financial Officer

As Executive Vice President, Chief Financial Officer and Chief Operating Officer, David J. Henshall is responsible for overseeing our relations with our investors, budgeting and planning, financial accounting, operations, tax, treasury, information technology and security, and supply chain management. Mr. Henshall is also responsible for developing our overall financial and capital management strategies.

As discussed above, effective April 1, 2016, Mr. Henshall’s annual base salary was increased from $695,000 to $725,000. As a result, in 2016, Mr. Henshall received base salary compensation of $717,500.

For 2016, Mr. Henshall’s target variable cash compensation award as a percentage of base salary was set at 100% of his

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base salary. For 2016, Mr. Henshall was awarded variable cash compensation of $1,166,525 in accordance with our 2016 variable cash compensation plan.

Former Corporate Vice President and General Manager, Workspace Services

As our former Corporate Vice President and General Manager, Workspace Services, William L. Burley was responsible for overseeing our enterprise product strategy and our former Workspace Services business unit.

Mr. Burley’s annual base salary for 2016 was $400,000 and Mr. Burley received base salary compensation of $400,000 in 2016.

For 2016, Mr. Burley’s target variable cash compensation as a percentage of base salary was set at 90% of his base salary.

Mr. Burley left Citrix at the end of March 2017. We entered into a retention agreement with Mr. Burley in July 2016 to provide for an orderly transition of leadership of our former Workspace Services business unit. In accordance with the terms of his retention agreement, Mr. Burley received a retention bonus of $320,000 in January 2017. Mr. Burley also received variable cash compensation for fiscal year 2016 based on actual company performance in the amount of $579,240. The total value of the payments provided to Mr. Burley under the terms of his retention agreement was approximately $899,240, not including continued salary, equity that continued to vest pursuant to its terms and company benefits provided through his departure date in March 2017. Such payments were subject to the execution of a separation and release agreement by Mr. Burley.

Senior Vice President and Chief Marketing Officer

As Senior Vice President and Chief Marketing Officer, Timothy A. Minahan is responsible for overseeing our worldwide customer experience and marketing efforts.

Mr. Minahan’s annual base salary in 2016 was $400,000 and Mr. Minahan received base salary compensation of $400,000 in 2016.

Mr. Minahan’s target variable cash compensation award as a percentage of base salary was set at 90% of his base salary. For 2016, Mr. Minahan was awarded variable cash compensation of $579,240 in accordance with our 2016 variable cash compensation plan.

Former Senior Vice President and General Manager, Delivery Networks

As former Senior Vice President and General Manager, Delivery Networks, Klaus Oestermann was responsible for overseeing our former Delivery Networks business unit.

Effective April 1, 2016, Mr. Oestermann’s annual base salary was increased from $400,000 to $425,000. As a result, in 2016, Mr. Oestermann received base salary compensation of $415,000. Mr. Oestermann’s target variable cash compensation award as a percentage of base salary was set at 90% of his base salary. For 2016, Mr. Oestermann was awarded variable cash compensation of $615,443 in accordance with our 2016 variable cash compensation plan.

Mr. Oestermann left Citrix at the end of March 2017.

Executive Vice President, Worldwide Sales and Services

As Executive Vice President, Worldwide Sales and Services, Carlos E. Sartorius is responsible for overseeing our worldwide sales and services efforts.

Effective April 1, 2016, Mr. Sartorius’ base salary was increased from $525,000 to $550,000. As a result, in 2016, Mr. Sartorius received base salary compensation of $543,750.

Mr. Sartorius’ target variable cash compensation award as a percentage of base salary was set at 100% of his base salary. For 2016, Mr. Sartorius was awarded variable cash compensation of $884,950 in accordance with our 2016 variable cash compensation plan.

Other Named Executive Officers Equity – Based Long-term Incentive Compensation

Our Compensation Committee developed our 2016 performance-based awards in connection with the appointment of our President and Chief Executive Officer in January 2016. To align our executive officers with the goals of the President and Chief Executive Officer, our Compensation Committee determined to grant our executive officers performance-based awards during the 2016 annual grant cycle that had the same performance metrics as Mr. Tatarinov’s new hire performance-based equity award.

As a result, on March 30, 2016, our Named Executive Officers, other than our Executive Chairman and our President and Chief Executive Officer, were awarded performance-based restricted stock unit awards pursuant to which each executive officer is eligible to earn restricted stock units based primarily on the compounded annual total return to shareholders measured on an absolute basis over a three-year performance period as described above. These awards were granted with an opening price of $76.29, which was calculated using the trailing 20-day average closing price on the date of grant. This opening price was adjusted by our Compensation Committee in

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February 2017 to $58.61 to reflect the value of the portion of a share of LogMeIn common stock received by our shareholders with respect to each share of our outstanding common stock in connection with the GoTo transaction as previously described above. Attainment levels will be determined following the end of the performance period on March 30, 2019.

The following executives were awarded grants of performance-based restricted stock units at the following target award levels:

Name and Principal Position	Target Performance- Based Restricted Stock Unit Awards(1)
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	28,500
William L. Burley Former Corporate Vice President and General Manager, Workspace Services	12,500
Timothy A. Minahan Senior Vice President and Chief Marketing Officer	12,500
Klaus Oestermann Former Senior Vice President and General Manager, Delivery Networks	12,500
Carlos E. Sartorius Executive Vice President and Worldwide Sales and Services	27,500

(1)	In February 2017, we adjusted the numbers of our outstanding restricted stock unit and stock option awards to preserve the intrinsic value of the awards in connection with the GoTo transaction. The restricted stock units reported are on an unadjusted basis.

On March 30, 2016, the following Named Executive Officers were awarded service-based restricted stock units as part of our annual compensation process, which vest in three equal annual installments as follows:

Name and Principal Position	Service- Based Restricted Stock Unit Awards(1)
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	28,500
William L. Burley Former Corporate Vice President and General Manager, Workspace Services	12,500
Timothy A. Minahan Senior Vice President and Chief Marketing Officer	12,500
Klaus Oestermann Former Senior Vice President and General Manager, Delivery Networks	12,500
Carlos E. Sartorius Executive Vice President, Worldwide Sales and Services	27,500

(1)	In February 2017, we adjusted the numbers of our outstanding restricted stock unit and stock option awards to preserve the intrinsic value of the awards in connection with the GoTo transaction. The restricted stock units reported are on an unadjusted basis.

Other Compensation Policies and Information

Equity Award Grant Policy

In 2007, the Compensation Committee adopted the Citrix Equity Award Grant Policy, or the Awards Policy. The Awards Policy enhances our controls with respect to grants of equity awards by establishing procedures for approving and pre-determining the dates on which awards will be made. Pursuant to the Awards Policy, unless a different date is set by our Board of Directors or the Compensation Committee, annual grants of full value awards are made on the last business day in March on or prior to March 30th.

The Awards Policy also establishes fixed grant dates for new hire and performance grants. An employee’s eligibility to receive an award as of a particular, fixed grant date is subject to the time of the month in which the employee’s employment begins or promotion is effective or, if later, the date on which all documentation necessary for the approval of the grant is obtained. A copy of our Awards Policy is available on the Corporate Governance section of our website at http://www.citrix.com/about/governance.html under Governance Documents.

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Executive Stock Ownership Guidelines

To align the interests of our executive officers with the interests of our shareholders, our Board of Directors has established stock ownership guidelines for our executive officers. Under our current guidelines, our executive officers who report to the President and Chief Executive Officer are expected to own at least the number of shares of our common stock as indicated in the table below.

Position	Stock Ownership
President and Chief Executive Officer	100,000
Chief Operating Officer	50,000
Chief Financial Officer	25,000
Executive Officers	20,000

To comply with these guidelines, each executive officer is required to retain an amount equal to one-third (1/3) of the net shares (those shares remaining after shares are deducted or withheld to cover any exercise price or tax obligations arising in connection with the exercise, vesting or payment of an equity award) received as a result of the exercise, vesting or payment of any equity-based award granted to the executive officer by the company unless such executive officer holds the applicable guideline number of shares. Each of our executive officers is expected to hold such shares for so long as he or she is one of our executive officers. Failure to satisfy the stock ownership guidelines when required to do so will result in suspension of an executive officer’s ability to sell shares of our common stock until the requisite ownership levels are reached. Our executive officers may accumulate shares of our common stock through stock option exercises, settlement of restricted stock units or other awards and open market purchases made in compliance with applicable securities laws, our policies or any other equity plans we may adopt from time to time. Shares of our common stock beneficially owned (unless the executive officer disclaims beneficial ownership of the shares) and vested restricted stock (including vested but deferred restricted stock units) count towards the satisfaction of the stock ownership guidelines. Given the nature and expected duration of his role, our Board of Directors determined that Mr. Calderoni, as Executive Chairman, would be subject to our director ownership guidelines and not these executive stock ownership guidelines.

Policy Concerning Hedging And Pledging Transactions

Certain transactions in Citrix securities (such as buying or selling puts, calls or other derivative securities of Citrix securities, or any derivative securities that provide the economic equivalent of ownership of any Citrix securities or an opportunity, direct or indirect, to profit from any change in the value of Citrix securities, or engaging in any other hedging transactions with respect to Citrix securities) create a heightened compliance risk or could create the appearance of misalignment between management and shareholders. As a result, our insider trading policy prohibits our executive officers and directors from engaging in hedging transactions, such as in short sales and/or derivative transactions, purchasing Citrix securities on margin, holding Citrix securities in an account that is, or is linked to, a margin account, and pledging Citrix securities as collateral for a loan.

Policy Regarding Change In Control Arrangements

It is our policy that we will not enter into any agreements with our executive officers that provide the executive officer with severance payments following a change in control unless such agreements provide for a double-trigger termination event (that is, upon the termination of the executive officer’s employment without cause or for good reason following a change in control).

Policy Regarding Recovery of Executive Compensation

In 2016, the Compensation Committee adopted a formal executive compensation recovery policy, or “clawback” policy, which allows Citrix to recoup from its executive officers excess proceeds from certain incentive compensation received by such executive due to a material restatement of Citrix’s financial results due to an executive officer engaging in an act of embezzlement, fraud, willful misconduct or breach of fiduciary duty. Excess compensation includes any cash or equity-based compensation if the payment, grant or vesting of such compensation is predicated on the achievement of financial performance goals or financial metrics (excluding any incentive-based compensation based on total shareholder return or any similar stock price-based metric). The Compensation Committee intends to periodically review this policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2017 Proxy Statement	57

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2016, 2015 and 2014 earned by or paid to our Executive Chairman, former Interim Chief Executive Officer and our President, President and Chief Executive Officer, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, our three other most highly-compensated executive officers and one additional individual who would have been listed as one of our most highly-compensated executive officers but who was no longer serving as an executive officer at the end of our last fiscal year, referred to as our Named Executive Officers, as determined in accordance with applicable SEC rules.

SUMMARY COMPENSATION TABLE

FOR THE 2016, 2015 AND 2014 FISCAL YEARS

Name and Principal Position	Year	Salary ($)*	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Robert M. Calderoni(2)	2016	1,000,000	—	—	—	131,885	(3)	12,950	(4)	1,144,835
Executive Chairman, Former Interim Chief Executive Officer and President	2015	430,556	—	18,254,249	—	636,818		309,811		19,631,434
Kirill Tatarinov(5)	2016	937,500	—	18,774,012	—	1,879,365	(6)	683,092	(7)	22,273,969
President and			—		—
Chief Executive Officer			—		—
David J. Henshall	2016	717,500	—	4,103,145	—	1,166,525		16,090	(8)	6,003,260
Executive Vice President,	2015	690,000	—	8,523,444	—	823,158		16,010		10,052,612
Chief Operating Officer and Chief Financial Officer	2014	666,250	—	4,941,335	—	603,383		15,778		6,226,746
William L. Burley(9)	2016	400,000	—	1,799,625	—	579,240		330,571	(10)	3,109,436
Former Senior Vice President and General Manager, Workspace Services,
Timothy A. Minahan(11)	2016	400,000	—	1,799,625	—	579,240		11,799	(12)	2,790,664
Senior Vice President and Chief Marketing Officer
Klaus Oestermann(13) Former Senior Vice President and General Manager, Delivery Networks	2016	415,000	—	1,799,625	—	615,443		14,530	(14)	2,844,598
	2015	392,173	—	4,420,699	—	333,293		15,403		5,161,568
			—		—
			—		—
Carlos E. Sartorius(15)	2016	543,750	—	3,959,175	—	884,950		393,603	(16)	5,781,478
Executive Vice President	2015	522,531	—	6,110,608	—	621,810		439,191		7,694,140
Worldwide Sales and Services			—		—

*	Each year, our salary levels are determined during our first fiscal quarter and become effective April 1, except in 2014 when our Executive Vice President, Chief Operating Officer and Chief Financial Officer’s salary was determined and became effective on February 1, 2014 upon his promotion to Chief Operating Officer, in 2015 when our former Senior Vice President and General Manager, Delivery Networks’ salary was increased in connection with his promotion to such position, in 2015 when our Executive Vice President, Worldwide Sales and Services’ salary was increased in connection with his promotion to such position and in 2016, our Chief Executive Officer and President was appointed in January 2016 and his salary was determined and became effective on January 25, 2016. The amounts represented in this table reflect salary actually paid during the fiscal year.
(1)	These amounts represent the aggregate grant date fair value of restricted stock unit and restricted stock awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 16, 2017. These amounts do not represent the actual amounts paid to or realized by the executive officer for these awards during fiscal years 2016, 2015 or 2014. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the grant to become vested. In the case of performance-based restricted stock units, the fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement. The fair value of awards at the maximum level of achievement for performance-based restricted stock units for 2016 is as follows: Mr. Calderoni had no equity awards in 2016; Mr. Tatarinov, $21,882,550; Mr. Henshall, $3,772,260; Mr. Burley, $1,654,500; Mr. Minahan, $1,654,500; Mr. Oestermann, $1,654,500; and Mr. Sartorius, $3,639,900.

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(2)	Mr. Calderoni was not a Named Executive Officer for the fiscal year ended December 31, 2014. Mr. Calderoni has served as a director of our company since 2014; in July 2015, he was appointed as our Executive Chairman; and he served as our Interim Chief Executive Officer and President from October 2015 to January 2016.
(3)	Mr. Calderoni’s non-equity incentive award is prorated to reflect less than one year of service as Interim Chief Executive Officer and President in 2016.
(4)	Includes 401(k) matches made by our company ($7,950) and the value of a company-covered physical examination available to each executive officer ($5,000).
(5)	Mr. Tatarinov was not a Named Executive Officer for the fiscal years ended December 31, 2014 and 2015.
(6)	Mr. Tatarinov’s non-equity incentive award is prorated to reflect less than one year of service as President and Chief Executive Officer in 2016.
(7)	Includes 401(k) matches made by our company ($7,500), the value of a company-covered physical examination available to each executive officer ($5,000), reimbursement of certain moving expenses ($20,592), and a one-time allowance to cover any additional costs of relocation ($650,000).
(8)	Includes 401(k) matches made by our company ($7,950), premiums for split-dollar life insurance and disability policies ($3,140), and the value of a company-covered physical examination available to each executive officer ($5,000).
(9)	Mr. Burley was not a Named Executive Officer for the fiscal years ended December 31, 2014 and 2015.
(10)	Includes retention bonus paid to Mr. Burley pursuant to his retention agreement ($320,000), 401(k) matches made by our company ($5,571), and the value of a company-covered physical examination available to each executive officer ($5,000).
(11)	Mr. Minahan was not a Named Executive Officer for the fiscal years ended December 31, 2014 and 2015.
(12)	Includes 401(k) matches made by our company ($6,799) and the value of a company-covered physical examination available to each executive officer ($5,000).
(13)	Mr. Oestermann was not a Named Executive Officer for the fiscal year ended December 31, 2014.
(14)	Includes 401(k) matches made by our company ($6,270), premiums for split-dollar life insurance and disability policies ($3,260), and the value of a company-covered physical examination available to each executive officer ($5,000).
(15)	Mr. Sartorius was not a Named Executive Officer for the fiscal year ended December 31, 2014.
(16)	Includes 401(k) matches made by our company ($7,950), relocation benefits in connection with relocation to the United States from Switzerland ($380,003), plus an additional amount to cover the estimated taxes that Mr. Sartorius would incur as a result of receipt of such relocation benefits ($650) and the value of a company-covered physical examination available to each executive officer ($5,000).

2017 Proxy Statement	59

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2016 to the Named Executive Officers. Grants of equity awards to each Named Executive Officer were made pursuant to our variable cash compensation plan. There can be no assurance that the Grant Date Fair Value of the Stock Awards listed below will ever be realized.

GRANTS OF PLAN-BASED AWARDS TABLE

FOR THE 2016 FISCAL YEAR

										All
										Other
										Stock		All Other
										Awards		Option		Grant
										Number		Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts				Of		Number of	Or Base	Value of
		Comp.	Under Non-Equity			Under Equity Incentive				Shares		Securities	Price of	Stock and
		Comm.	Incentive Plan Awards			Plan Awards				Of Stock		Underlying	Option	Option
Name	Grant Date	Action Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)(2)	Target (#)(2)(3)		Maximum (#)(2)	Units (#)(2)		Options (#)(2)	Awards ($/Sh)	Awards ($) (2)(4)
Robert M. Calderoni	—	—	—	—	—	—	—		—	—		—	—	—
	—	—	375,000	1,250,000	2,500,000	—	—		—	—		—	—	—
Kirill Tatarinov	1/25/16	1/18/16	—	—	—	—	—		—	118,588	(5)	—	—	7,832,737
	1/25/16	1/18/16	—	—	—	55,059	220,235	(6)	440,470	—		—	—	10,941,275
	—	—	375,000	1,250,000	2,500,000	—	—		—	—		—	—	—
David J. Henshall	3/30/16	3/8/16	—	—	—	—	—		—	28,500		—	—	2,217,015
	3/30/16	3/8/16	—	—	—	7,125	28,500	(7)	57,000	—		—	—	1,886,130
	3/30/16	3/8/16	217,500	725,000	1,450,000	—	—		—	—		—	—	—
William L. Burley	3/30/16	3/8/16	—	—	—	—	—		—	12,500		—	—	972,375
	3/30/16	3/8/16	—	—	—	3,125	12,500	(7)	25,000	—		—	—	827,250
	—	3/8/16	108,000	360,000	720,000	—	—		—	—		—	—	—
Timothy A. Minahan	3/30/16	3/8/16	—	—	—	—	—		—	12,500		—	—	972,375
	3/30/16	3/8/16	—	—	—	3,125	12,500	(7)	25,000	—		—	—	827,250
	—	3/8/16	108,000	360,000	720,000	—	—		—	—		—	—	—
Klaus Oestermann	3/30/16	3/8/16	—	—	—	—	—		—	12,500		—	—	972,375
	3/30/16	3/8/16	—	—	—	3,125	12,500	(7)	25,000	—		—	—	827,250
	—	3/8/16	114,750	382,500	765,000	—	—		—	—		—	—	—
Carlos E. Sartorius	3/30/16	3/8/16	—	—	—	—	—		—	27,500		—	—	2,139,225
	3/30/16	3/8/16	—	—	—	6,875	27,500	(7)	55,000	—		—	—	1,819,950
	—	3/8/16	165,000	550,000	1,100,000	—	—		—	—		—	—	—

(1)	On February 8, 2017, the Compensation Committee determined that the reported revenue target was 103.3% attained and the non-GAAP corporate operating margin target was 107.1% attained, resulting in a payout of 160.9% and in the following variable cash compensation awards: Mr. Calderoni received $131,885; Mr. Tatarinov received $1,879,365; Mr. Henshall received $1,166,525; Mr. Burley received $579,240; Mr. Minahan received $579,240; Mr. Oestermann received $615,443, and Mr. Sartorius received $884,950. See the column labelled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table included in this Proxy Statement. Mr. Calderoni’s variable cash compensation award was pro-rated through the date he ceased to be Interim Chief Executive Officer and President. Mr. Tatarinov’s variable cash compensation award was pro-rated based on the date he began service as President and Chief Executive Officer.
(2)	In February 2017, we adjusted the numbers of our outstanding restricted stock unit and stock option awards to preserve the intrinsic value of the awards in connection with the GoTo transaction. The restricted stock units reported are on an unadjusted basis
(3)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target, and maximum number of restricted stock units that may vest pursuant to 2016 performance-based restricted stock unit agreements.
(4)	The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to the financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 16, 2017. In the case of performance-based restricted stock units, the fair value is reported for the probable outcome after the three-year performance period, which for this purpose is 100% achievement.
(5)	Reflects service-based restricted stock awards that vest as follows: 9,882 restricted shares on April 1, 2016 and on the first business day of each succeeding third month, and 9,886 restricted shares vest on January 2, 2019, in accordance with Mr. Tatarinov’s employment agreement.

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(6)	The attainment level under the performance-based awards will be based primarily on the compounded annual total return to shareholders measured on an absolute basis over the three-year performance period ending January 24, 2019.
(7)	The attainment level under the performance-based awards will be based primarily on the compounded annual total return to shareholders measured on an absolute basis over the three-year performance period ending March 30, 2019.

2017 Proxy Statement	61

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2016 for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2016 TABLE

	Option Awards				Stock Awards(1)
										Equity
								Equity		Incentive
								Incentive		Plan Awards
								Plan Awards		Market or
							Market	Number of		Payout Value
							Value of	Unearned		Of Unearned
					Number of		Shares or	Shares, Units		Shares, Units
	Number of Securities				Shares or		Units of	Or Other		Or Other
	Underlying Unexercised		Option		Units of Stock		Stock That	Rights That		Rights that
		Options	Exercise	Option	That have not		Have Not	Have Not		Have Not
		(#)	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date(2)	(#)		($)(3)	(#)		($)(3)
Robert M. Calderoni	—	—	—	—
					3,333	(4)	297,670
					5,305	(5)	473,790
								23,826	(6)	2,127,900
								23,826	(7)	2,127,900
Kirill Tatarinov	—	—	—	—	88,942	(8)	7,943,410
								220,235	(9)	19,669,188
David J. Henshall	—	—	—	—
					14,048	(10)	1,254,627
					18,749	(11)	1,674,473
					28,500	(12)	2,545,335
								42,144	(13)	3,763,881
								28,124	(14)	2,511,754
								35,000	(7)	3,125,850
								28,500	(15)	2,545,335
William L. Burley	—	—	—	—	1,686	(10)	150,577
					3,118	(16)	278,469
					2,666	(17)	238,100
					3,800	(18)	339,378
					8,933	(19)	797,806
					12,500	(20)	1,116,375
								1,685	(13)	150,487
								1,559	(21)	139,234
								25,000	(7)	2,232,750
								12,500	(22)	1,116,375
Timothy A. Minahan	—	—	—	—
					26,666	(23)	2,381,540
					12,500	(12)	1,116,375
								20,000	(7)	1,786,200
								12,500	(15)	1,116,375
Klaus Oestermann	—	—	—	—
					2,528	(10)	225,776
					8,315	(24)	742,613
					12,500	(25)	1,116,375
								2,528	(13)	225,776
								12,473	(26)	1,113,964
								20,000	(7)	1,786,200
								12,500	(27)	1,116,375
Carlos E. Sartorius	—	—	—	—
					2,107	(10)	188,176
					1,666(	28)	148,790
					13,512	(11)	1,206,757
					27,500	(12)	2,456,025
								2,107	(13)	188,176
								20,268	(14)	1,810,135
								25,000	(7)	2,232,750
								27,500	(15)	2,456,025

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(1)	In February 2017, we adjusted the numbers of our outstanding restricted stock unit and stock option awards to preserve the intrinsic value of the awards in connection with the GoTo transaction. The restricted stock units reported are on an unadjusted basis.
(2)	Unless otherwise indicated in the table, options vest at a rate of 1/3 of the shares underlying the stock option one year from the date of grant and at a rate of 1/36 monthly thereafter. Vesting, in all applicable cases, will be rounded up to the nearest whole share with the balance vesting on the last vesting date.
(3)	Based on a per share price of $89.31, which was the closing price per share of our common stock on the last business day of the 2016 fiscal year (December 30, 2016).
(4)	Restricted stock units that vest in three annual installments, with 33.4% having vested on July 15, 2015, 33.3% having vested on July 15, 2016, and 33.3% vesting on July 15, 2017. Mr. Calderoni has elected to defer receipt of 100% of the vested units until his separation from service from the Board of Directors, pursuant to the Outside Directors Deferred Compensation Program previously established by the company.
(5)	Restricted stock units that vest in 18 monthly installments as follows: 5,294 units vested on the last day of each month beginning on August 31, 2015, through December 31, 2016, and 5,305 units vested on January 31, 2017.
(6)	Represents the target number of restricted stock units that vested if our total shareholder return over the 18-month period ending on January 31, 2017 was 20%. On February 8, 2017, it was determined that 100% payout was achieved.
(7)	Represents the target number of restricted stock units that vested on December 31, 2016, if our operating margin was 28%. On February 8, 2017, it was determined that 100% payout was achieved.
(8)	Represents restricted stock that vests in twelve quarterly installments commencing on April 1, 2016 and vesting the first business day of each succeeding third month thereafter.
(9)	Represents the target number of restricted stock units that will vest January 24, 2019 based on our compounded annual total shareholder return over a three-year performance period.
(10)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 28, 2015, 33.3% having vested on March 28, 2016, and 33.3% having vested on March 28, 2017.
(11)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2016, 33.3% having vested on March 30, 2017, and 33.3% vesting on March 30, 2018.
(12)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2017, 33.3% vesting on March 30, 2018, and 33.3% vesting on March 30, 2019.
(13)	Represents the target number of restricted stock units that vested on December 31, 2016, if the percentage point difference of our total shareholder return and the XCMP total shareholder return was 0%. On February 8, 2017 it was determined that 130.21% payout was achieved.
(14)	Represents the target number of restricted stock units that will vest on December 31, 2017, if the percentage point difference of our total shareholder return and the XCMP total shareholder return is 0%.
(15)	Represents the target number of restricted stock units that will vest on March 30, 2019 based on our compounded annual total shareholder return over a three-year performance period.
(16)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2016, 33.3% having vested on March 30, 2017, and 33.3% vesting on March 30, 2018. Mr. Burley forfeited one-third of these restricted stock units upon his departure from our company on March 31, 2017.
(17)	Restricted stock units that vest in three annual installments, with 33.4% having vested on August 3, 2016, 33.3% vesting on August 3, 2017, and 33.3% vesting on August 3, 2018. Mr. Burley forfeited two-thirds of these restricted stock units upon his departure from our company on March 31, 2017
(18)	Restricted stock units that vest in three installments, with 25% having vested on March 1, 2016, 25% having vested on September 1, 2016 and 50% having vested on March 1, 2017.
(19)	Restricted stock units that vest in three annual installments, with 33.4% having vested on December 1, 2016, 33.3% vesting on December 1, 2017, and 33.3% vesting on December 1, 2018. Mr. Burley forfeited two-thirds of these restricted stock units upon his departure from our company on March 31, 2017.
(20)	Restricted stock units that vest in three annual installments, with 33.4% vesting on March 30, 2017, 33.3% vesting on March 30, 2018, and 33.3% vesting on March 30, 2019. Mr. Burley forfeited two-thirds of these restricted stock units upon his departure from our company on March 31, 2017.
(21)	Represents the target number of restricted stock units that will vest on December 31, 2017, if the percentage point difference of our return and the XCMP total shareholder return is 0%. Mr. Burley forfeited all of these restricted stock units upon his departure from our company on March 31, 2017.
(22)	Represents the target number of restricted stock units that will vest on March 30, 2019 based on our compounded annual total shareholder return over a three-year performance period. Mr. Burley forfeited all of these restricted stock units upon his departure from our company on March 31, 2017.
(23)	Restricted stock units that vest in three annual installments, with 33.4% having vested on December 1, 2016, 33.3% vesting on December 1, 2017, and 33.3% vesting on December 1, 2018.
(24)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2016, 33.3% having vested on March 30, 2017, and 33.3% vesting on March 30, 2018. Mr. Oestermann forfeited one-third of these restricted stock units upon his departure from our company on March 31, 2017.
(25)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2017, 33.3% vesting on March 30, 2018, and 33.3% vesting on March 30, 2019. Mr. Oestermann forfeited two-thirds of these restricted stock units upon his departure from our company on March 31, 2017.
(26)	Represents the target number of restricted stock units that will vest on December 31, 2017, if the percentage point difference of our return and the XCMP total shareholder return is 0%. Mr. Oestermann forfeited all of these restricted stock units upon his departure from our company on March 31, 2017.

2017 Proxy Statement	63

(27)	Represents the target number of restricted stock units that will vest on March 30, 2019 based on our compounded annual total shareholder return over a three-year performance period. Mr. Oestermann forfeited all of these restricted stock units upon his departure from our company on March 31, 2017.
(28)	Restricted stock units that vest in three annual installments, with 33.4% having vested on October 1, 2015, 33.3% having vested on October 1, 2016 and 33% vesting on October 1, 2017.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock option exercises and restricted stock unit and restricted stock vesting, during the year ended December 31, 2016 under our equity incentive plans for our Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED TABLE

FOR THE 2016 FISCAL YEAR

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
Robert M. Calderoni	—	—	154,568	12,641,479
Kirill Tatarinov	—	—	29,646	2,411,801
David J. Henshall	—	—	67,666	5,409,612
William L. Burley	—	—	14,826	1,208,277
Timothy A. Minahan	—	—	13,334	1,139,657
Klaus Oestermann	—	—	31,686	2,572,472
Carlos E. Sartorius	—	—	38,501	3,120,245

(1)	Based on the closing price per share of our common stock on the date upon which the restricted stock units or shares of restricted stock, as applicable, vested.

64

Nonqualified Deferred Compensation

The following table sets forth certain information regarding non-tax qualified compensation deferred during the year ended December 31, 2016, under our equity incentive plans for our Named Executive Officers. The deferred compensation consists of shares of our common stock that will be issued with respect to vested stock units under a long-term incentive program, or LTIP, that we instituted in 2009 and non-employee director restricted stock units granted to Robert M. Calderoni during 2014 and 2015.

The LTIP’s design and structure were intended to, and ultimately did, reward executive officers for generating both relative and absolute shareholder returns. The number of vested stock units was determined after the conclusion of a three-year period ending December 31, 2011, subject to employment of the executive officer by us throughout the three-year period. The number of shares of common stock issuable upon settlement of the LTIP restricted stock units was determined by comparing the performance of our common stock to the performance of the specified market indices over the same three-year period. Although the LTIP stock units have vested, the units will not be settled in shares of our common stock until the earliest of (1) six months and one day following termination of the executive officer’s employment for any reason other than cause, (2) the executive officer’s death, or (3) the effective date of a change in control of our company.

Mr. Calderoni’s non-employee director restricted stock units are deferred pursuant to the Outside Directors’ Deferred Compensation Program described on page 27.

NONQUALIFIED DEFERRED COMPENSATION TABLE

FOR THE 2016 FISCAL YEAR

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert M. Calderoni	—	—	—	—	952,670	(1)
Kirill Tatarinov	—	—	—	—	—
David J. Henshall	—	—	—	—	3,539,445	(2)
William L. Burley	—	—	—	—	—
Timothy A. Minahan	—	—	—	—	—
Klaus Oestermann	—	—	—	—	—
Carlos E. Sartorius	—	—	—	—	—

(1)	Mr. Calderoni elected to defer the receipt of all of his 2014 and 2015 non-employee director restricted stock unit grants. Based on a per share price of $89.31, which was the closing price per share of our common stock on December 30, 2016, the last business day of the 2016 fiscal year.
(2)	Based on a per share price of $89.31, which was the closing price per share of our common stock on December 30, 2016, the last business day of the 2016 fiscal year, and reflects the balance of restricted stock units currently outstanding that were issued under the LTIP that vested on December 31, 2011, net of any underlying shares that were withheld to satisfy minimum tax withholding obligations that arose upon vesting. The number of restricted stock units on a net basis for each of the Named Executive Officers is as follows: Mr. Henshall, 39,631 units; and Messrs. Calderoni, Tatarinov, Burley, Minahan, and Sartorius, no units. The grant date fair value of the LTIP awards was included in the “Stock Awards” column of the Summary Compensation Table for 2009.

2017 Proxy Statement	65

Potential Payments upon Termination or Change in Control

We have change in control and severance arrangements with our Named Executive Officers that provide severance and other benefits to our Named Executive Officers in the event of the termination of their employment under certain circumstances. Set forth below is a summary of these arrangements.

Executive Chairman

We entered into an employment agreement with Mr. Calderoni on October 20, 2015, in connection with his appointment as our Interim Chief Executive Officer and President. The employment agreement terminated in accordance with its terms upon commencement of Mr. Tatarinov’s employment as our President and Chief Executive Officer on January 25, 2016. At such time, Mr. Calderoni continued in his role as Executive Chairman.

Our Compensation Committee and Board of Directors reevaluated the role of Executive Chairman at the end of 2016 and first quarter of 2017. During that review, our Compensation Committee and Board of Directors considered, among other things, that Mr. Calderoni’s experience leading a software company through a transition of its legacy business to a cloud-based, subscription revenue business gives him the operational skills, experience and judgment necessary to oversee the execution of our strategic plan and to help drive our transition to the cloud. Our Board of Directors believes that it is in the best interests of our shareholders for Mr. Calderoni to remain in the role of Executive Chairman through December 31, 2018, and thereafter serve on our Board of Directors as a non-employee director with compensation that is consistent with that of our independent directors. As a result, we entered into an employment agreement with Mr. Calderoni that was effective as of January 31, 2017 and has a term that ends on December 31, 2018, subject to Mr. Calderoni’s re-election to the Board of Directors by our shareholders. In the event of a change in control, the term will be automatically extended until 18 months after the change in control.

Under the employment agreement, Mr. Calderoni receives a base salary of $500,000 (a decrease from his prior base salary of $1,000,000) and received a restricted stock unit award in February 2017 with an aggregate value of $8,000,000 that vests over a two-year period with 5/8 of the award vesting monthly during the first year and 3/8 of the award vesting monthly during the second year, reflecting a two-year commitment to the role of Executive Chairman and the Board of Director’s plan to transition the role over this period. Mr. Calderoni will not participate in our variable cash compensation plan during this two-year transition period and no further equity awards are planned for Mr. Calderoni in 2017 or 2018. During the term of his employment, Mr. Calderoni also will be entitled to participate in all other employee benefit plans and programs of the Company generally available to its senior executive employees.

Pursuant to the employment agreement, in the event that Mr. Calderoni’s employment is terminated without “cause” or if he resigns his position for “good reason”, in either case, within the 18-month period following a “change in control” (such definitions are substantially the same as the definitions included in the executive agreements for the other Named Executive Officers described below), he will receive:

•	a lump sum payment equal to 150% of his annual base salary;

•	continued health insurance coverage for 18 months; and

•	accelerated vesting of the unvested portion of the restricted stock unit award described above.

In the event that any payments made to Mr. Calderoni in connection with a change in control or termination would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to Mr. Calderoni would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to Mr. Calderoni. The employment agreement does not provide any “gross-up” payments in connection with a change in control.

All severance payments and benefits under the employment agreement are subject to the execution by Mr. Calderoni of a separation and release agreement containing a general release of claims in favor of Citrix.

In addition, if Mr. Calderoni’s service relationship with Citrix terminates as a result of his non-election as a director by our shareholders, the failure of the Board of Directors to nominate him for re-election at a subsequent annual

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meeting of shareholders, either his resignation or agreement not to stand for re-election, each at the request of the Board of Directors (where he is otherwise willing and able to continue in such capacity), or his death or disability, Mr. Calderoni’s rights in the unvested portion of any equity awards will vest in full.

The equity awards that were previously granted to Mr. Calderoni in his capacity as Executive Chairman and/or Interim Chief Executive Officer and President also were subject to accelerated vesting upon a change in control, and if Mr. Calderoni’s employment had terminated as a result of his death or disability (defined under our long-term disability plan), he would have remained eligible to earn any such performance-based awards on a pro-rata basis at the end of the performance period based on our achievement of the applicable performance metrics. All such equity awards previously granted to Mr. Calderoni had vested in accordance with their terms as of the date of this Proxy Statement.

President and Chief Executive Officer

On January 19, 2016, we entered into an employment agreement with Mr. Tatarinov in connection with his appointment as President and Chief Executive Officer. The employment agreement has a term of three years, with one-year extensions thereafter unless written notice of non-renewal is given by either party no fewer than 180 days prior to the end of the then-current term. In the event of a change in control, the term will be automatically extended until 18 months after the change in control.

The employment agreement provides Mr. Tatarinov with an initial base salary of $1,000,000, which is subject to annual review and may be increased but not decreased. In addition, Mr. Tatarinov is entitled to participate in the executive variable cash compensation plan at an annual target variable cash payment of 125% of his base salary and a maximum variable cash payment of 200% of his base salary, with the actual amount to be determined in the discretion of the Compensation Committee based on company and individual performance.

Upon the commencement of his employment, Mr. Tatarinov received an initial equity grant consisting of (a) 118,588 service-based shares of restricted stock that vest in 12 quarterly installments and (b) 220,235 performance-based restricted stock units, as further described in “Compensation Discussion and Analysis”. Mr. Tatarinov became entitled to participate in our annual equity compensation program beginning in 2017, and is eligible to receive annual equity grants with a target value of at least $8,000,000. The structure and terms of the equity grants to Mr. Tatarinov will be determined by the Compensation Committee consistent with such grants for other members of our executive management team. Mr. Tatarinov is also entitled to participate in all employee benefit plans or programs generally available to any of our senior executive employees.

Pursuant to the employment agreement, upon a termination of Mr. Tatarinov’s employment without “cause” or for “good reason”, in either case, before a “change in control” (such definitions are substantially the same as the definitions included in the executive agreements for the other Named Executive Officers described below), Mr. Tatarinov will be entitled to severance pay and benefits as follows:

•	salary continuation in an amount equal to two times the sum of Mr. Tatarinov’s base salary and target variable cash compensation payable over 24 months;

•	continued health insurance coverage for 18 months; and

•	acceleration of unvested equity awards with time-based vesting then scheduled to vest over the following 24 months. In such event, his performance-based equity awards will remain outstanding and may be earned on a pro-rata basis at the end of the performance period based on actual performance.

In the event Mr. Tatarinov is terminated without “cause” or if he resigns his position for “good reason” in the 18-month period following a “change in control,” he will be entitled to receive:

•	a lump sum payment equal to 150% of the sum of his annual base salary plus his target variable cash compensation for the then-current fiscal year;

•	continued health coverage for 18 months;

•	accelerated vesting of all unvested equity awards; and

•	a lump sum cash payment of $3,375,000 for being subject to a non-competition and non-solicitation agreement extending for 18 months following the date of termination of his employment.

In the case of unvested equity awards with performance-based vesting, each award will be deemed earned at the time of the change in control either at target or based on

2017 Proxy Statement	67

actual achievement of the relevant performance metric, if higher; however, the shares deemed earned will remain subject to time-based vesting over the remaining measurement period, subject to full vesting if Mr. Tatarinov is terminated without cause or resigns for good reason following the change in control as described above.

Upon Mr. Tatarinov’s death or “disability” (defined as being disabled and unable to perform the essential functions of the then existing position or positions under the employment agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period), all unvested equity awards with time-based vesting held by Mr. Tatarinov will immediately vest, and any equity awards with performance-based vesting will remain outstanding and may be earned on a pro-rata basis at the end of the performance period based on actual performance.

All severance payments and benefits under the employment agreement are subject to the execution of a separation and release agreement by Mr. Tatarinov containing, among other provisions, a general release of claims in favor of Citrix.

In the event that any payments made to Mr. Tatarinov in connection with a change in control or termination would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to Mr. Tatarinov would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to Mr. Tatarinov. The employment agreement does not provide any “gross-up” payments in connection with a change in control.

Other Named Executive Officers

On January 19, 2017, we entered into executive agreements with certain members of our senior executive team, including Mr. Henshall, Mr. Sartorius and Mr. Minahan. The executive agreements extended certain severance benefits to our executive officers, including Messrs. Henshall, Sartorius and Minahan, under their existing incentive agreements with the company, which were scheduled to expire in accordance with their terms on January 25, 2017, and require the executive to comply with additional provisions protective of company and shareholder interests to be eligible to receive the severance benefits. The executive agreements also supersede the executives’ existing change in control agreements by consolidating the benefits under those agreements into a single agreement with the company.

The executive agreements have a term of three years and automatically renew for one-year periods, unless written notice of non-renewal is given by either party at least 180 days prior to the end of the term. In the event of a change in control, the term will be automatically extended until 12 months after the change in control.

Under the executive agreements, if an executive’s employment is terminated by Citrix without “cause” or by the executive for “good reason”, in either case before a “change in control” (each as defined below), he will be entitled to receive:

•	a lump sum payment equal to the sum of his then-current annual base salary plus the higher of (a) the percentage of his then-current annual base salary represented by his annual variable cash compensation opportunity (100% for each of Mr. Henshall and Mr. Sartorius and 90% for Mr. Minahan) or (b) the amount of variable cash compensation paid to him for the fiscal year prior to termination;

•	continued health coverage for 12 months;

•	accelerated vesting of the unvested portion of his equity awards with time-based vesting that would have vested within the 12-month period following his date of termination; and

•	12 months of executive-level outplacement services.

In addition, the executive agreements provide for certain benefits in the event that the executive’s employment is terminated following a change in control of Citrix substantially consistent with the executive’s former change in control agreements. In the event that an executive’s employment is terminated without “cause” or if he resigns his position for “good reason”, in either case, within the 12-month period following a “change in control”, he will be entitled to receive:

•	A lump sum payment equal to 150% of the sum of (a) his annual base salary and (b) his variable cash compensation target for the then-current fiscal year;

•	continued health coverage for 18 months;

•	accelerated vesting of the unvested portion of any equity awards; and

•	18 months of executive-level outplacement services.

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In the case of unvested equity awards with performance-based vesting, each award will be deemed earned at the time of the change in control based on actual achievement of the relevant performance metric; provided, however, that the shares deemed earned will remain subject to time-based vesting over the remaining measurement period, subject to full vesting if the executive is terminated without cause or resigns for good reason following the change in control as described above.

Under the executive agreements, a “change in control” would include any of the following events:

•	any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 30% or more of our voting securities;

•	the consummation of a consolidation, merger or sale or other disposition of all or substantially all of our assets in which our shareholders would beneficially own less than 50% of the voting securities of the resulting entity or its ultimate parent after such transaction;

•	our incumbent directors cease to constitute a majority of our Board of Directors;

•	any other acquisition of the business of Citrix in which a majority of our Board of Directors votes in favor of a decision that a change in control has occurred; or

•	our shareholders approve a plan or proposal for our liquidation or dissolution.

Termination of the executive officer’s employment by Citrix for “cause” includes a termination of the executive officer’s employment as a result of:

•	an indictment for the commission of any felony or a misdemeanor involving deceit, material dishonesty or fraud, or any willful conduct that would reasonably be expected to result in material injury or reputational harm to Citrix if the executive were retained in his or her position;

•	willful disclosure of material trade secrets or other material confidential information related to our business;

•	willful and continued failure substantially to perform the executive’s duties with Citrix, other than any such failure resulting from the executive’s incapacity due to physical or mental illness (subject to notice and a period for the executive officer to cure such failure);
•	willful and knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission; or

•	failure to cooperate with a bona fide internal investigation by regulatory or law enforcement authorities.

Termination of the executive officer’s employment by the executive officer for “good reason” includes a termination of the executive officer’s employment as a result of:

•	a substantial reduction, not consented to by the executive officer, in the nature or scope of the executive officer’s responsibilities, authorities, powers, functions or duties;

•	a reduction in the executive officer’s annual base salary or target variable cash compensation;

•	failure to provide the executive with any payments, rights and other entitlements under the applicable agreement, including upon a change in control;

•	material breach by Citrix of any agreements, plans, policies and practices relating to the executive’s employment with Citrix;

•	the relocation of our offices at which the executive officer is principally employed by more than 35 miles; or

•	with respect to executive officers other than our Executive Chairman, Citrix’s issuance to the executive of a notice of non-renewal of the applicable agreement.

With respect to Mr. Calderoni, Mr. Tatarinov and Mr. Henshall, it will be considered a substantial reduction in his duties or responsibilities for purposes of the definition of “good reason” if he is no longer serving in the offices held prior to the change in control for the ultimate parent of the resulting company or such parent is not a publicly-traded company.

The severance payments and benefits described above are subject to the execution of a separation and release agreement containing, among other provisions, a general release of claims in favor of Citrix.

In the event that any payments made in connection with a change in control or termination would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to our executive officers

2017 Proxy Statement	69

would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to our executive officers. The executive agreements do not provide any “gross-up” payments in connection with a change in control.

With respect to the performance-based equity awards granted to these Named Executive Officers, the award agreements provide that if the executive officer’s employment with our company terminates as a result of the executive’s death, disability (defined under our long-term disability plan) or retirement (defined as termination of employment after attainment of age 65 and provided that the executive officer has at least four years of service with our company), the executive officer will remain eligible to earn such performance-based awards on a pro-rata basis at the end of the performance period based on our achievement of the applicable performance metrics.

Each of our executive officers is also subject to the terms of a non-solicitation, non-compete and confidentiality and employee non-disclosure agreement with us, and the terms of these agreements survive the termination of the executive officer’s employment for a period of one year.

Potential Payments

The following table shows potential payments and benefits that would have been provided to each of Messrs. Calderoni, Tatarinov, Henshall, Minahan, and Sartorius upon the occurrence of a change in control and/or certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2016. The amounts shown in these tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see Nonqualified Deferred Compensation beginning on page 65 for the balances of each Named Executive Officer); and

•	life insurance proceeds in the event of death.

The closing market price of our common stock on December 30, 2016 was $89.31 per share (not adjusted for the GoTo transaction).

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Benefit	Involuntary Not for Cause Termination / Good Reason Termination ($)		Change in Control (No Termination) ($)	Involuntary Not for Cause Termination / Good Reason Termination Following Change in Control ($)(2)		Death or Disability ($)(1)(3)
Robert M. Calderoni(4)
Severance	—		—	—		—
Unvested Equity Awards	—		2,601,690	2,601,690		2,483,473
Benefits Continuation	—		—	—		—
Outplacement Services	—		—	—		—
Total	—		2,601,690	2,601,690		2,483,473
Kirill Tatarinov
Severance	4,500,000		—	6,750,000	(5)	—
Unvested Equity Awards	13,198,245	(3)	—	47,281,786		14,080,925
Benefits Continuation	31,312		—	31,312		—
Outplacement Services	—		—	—		—
Total	17,729,557		—	54,063,098		14,080,925
David J. Henshall(6)
Severance	1,548,158		—	2,175,000		—
Unvested Equity Awards	2,940,323		—	15,588,614		2,310,837
Benefits Continuation	20,793		—	31,546		—
Outplacement Services	21,250		—	21,250		—
Total	4,530,524		—	17,816,410		2,310,837
Timothy Minahan(6)
Severance	760,0400		—	1,140,000		—
Unvested Equity Awards	1,562,925		—	5,730,665		279,094
Benefits Continuation	23,800		—	44,312		—
Outplacement Services	21,250		—	21,250		—
Total	2,367,975		—	6,936,227		279,094
Carlos E. Sartorius(6)
Severance	1,171,810		—	1,650,000		—
Unvested Equity Awards	1,759,080		—	12,532,069		1,820,763
Benefits Continuation	18,117		—	27,653		—
Outplacement Services	21,250		—	21,250		—
Total	2,970,257		—	14,230,972		1,820,763

(1)	The same level of accelerated vesting would apply in the case of the “retirement” of any of these executive officers (as such term is defined in the applicable award agreements). As of December 31, 2016, none of the executive officers were eligible for such retirement benefit.
(2)	Value of performance-based awards calculated using actual achievement through December 31, 2016 which was in excess of target. Actual payout under performance-based awards will not be determined until the end of the performance period.
(3)	For purposes of these unvested equity awards, value of performance-based awards calculated using target award level. In a termination based on death or disability, for each performance-based award for which the performance period has not completed, the number of shares earned will be calculated based on actual performance during the performance period and prorated for the number of months that elapsed in the performance period prior to such termination.
(4)	The severance payments and benefits continuation for Mr. Calderoni under his current employment agreement were not in effect as of December 31, 2016. Under such agreement, Mr. Calderoni would be entitled to severance of $750,000 and benefits continuation of $38,201 upon these triggering events.
(5)	Includes a lump sum cash payment of $3,375,000 for being subject to a non-competition and non-solicitation agreement extending for 18 months following the date of termination of Mr. Tatarinov’s employment.
(6)	The severance payments and benefits continuation for Messrs. Henshall, Minahan and Sartorius included in this table assume that their respective executive agreements had each been in effect as of December 31, 2016.

Mr. Burley is not included in the above table as his employment with Citrix terminated during March 2017. Mr. Burley received total payments under the terms of his retention agreement of approximately $899,240, which consisted of a retention bonus of $320,000 and variable cash compensation of $579,240 for fiscal year 2016.

Mr. Oestermann is not included in the above table as he informed Citrix in January 2017, that he would be leaving Citrix in March 2017. Mr. Oestermann did not receive any payments or other benefits in connection with the termination of his employment.

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Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Nanci E. Caldwell

Graham V. Smith

Godfrey R. Sullivan

Compensation Committee Interlocks and Insider Participation

From January through December 2016, Ms. Caldwell, Mr. Smith and Mr. Sullivan served as members of the Compensation Committee. No member of our Compensation Committee was an employee or former employee of our company or any of our subsidiaries. During the past year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

Related Party Transactions Policies and Procedures and Transactions with Related Persons

In accordance with its written charter, the Nominating and Corporate Governance Committee reviews, approves and ratifies any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

In considering any related person transaction, the Nominating and Corporate Governance Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Nominating and Corporate Governance Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Nominating and Corporate Governance Committee reports its determination regarding any related person transaction to our full Board of Directors.

Since the beginning of 2016, there were no new related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under SEC rules.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2017:

•	by each person who is known by Citrix to beneficially own more than 5% of our outstanding shares of common stock; †

•	by each of our directors and nominees;

•	by each of our executive officers named in the Summary Compensation Table set forth above under Executive and Director Compensation – Summary of Executive Compensation; and

•	by all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	14,426,207	9.20%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	9,869,271	6.29%
Clearbridge Investments, LLC(5) 620 8th Avenue New York, NY 10022	8,480,514	5.41%
David J. Henshall(6)	201,938	*
Robert M. Calderoni(7)	146,612	*
Kirill Tatarinov(8)	104,823	*
Carlos E. Sartorius(9)	55,499	*
William L. Burley(10)	51,318	*
Godfrey R. Sullivan(11)	39,164	*
Klaus Oestermann(12)	34,470	*
Timothy A. Minahan(13)	27,389	*
Murray J. Demo (14)	8,664	*
Robert D. Daleo	181	*
Nanci E. Caldwell	—	*
Jesse A. Cohn	—	*
Peter J. Sacripanti	—	*
Graham V. Smith	—	*
All executive officers, directors and nominees as a group (14 persons)(15)	683,793	*

†	Based solely on a Schedule 13D, as amended, filed with the SEC by Elliott Associates, L.P., or Elliott, Elliott International, L.P., or Elliott International, and Elliott International Capital Advisors Inc., or EICA, and collectively with Elliott and Elliott International, the Elliott Reporting Entities, Elliott has sole voting power and sole dispositive power with regard to 2,280,171 shares, and Elliott International and EICA each have shared voting power and shared dispositive power with regard to 4,426,373 shares. Collectively, the Elliott Reporting Entities beneficially own 6,706,544 shares, which, based on 156,790,234 shares of Common Stock outstanding as of February 28, 2017, is equal to approximately 4.28% of our outstanding Common Stock as of such date, and therefore have not been included in the table above. In addition, Elliott, through The Liverpool Limited Partnership, a Bermuda limited partnership and a wholly-owned subsidiary of Elliott, or Liverpool, and Elliott International have entered into notional principal amount derivative agreements, or the Derivative Agreements, in the form of cash settled swaps with respect to 2,198,100 and 4,266,900 shares, respectively. The Derivative Agreements provide Elliott and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are referenced in the Derivative Agreements. In the Schedule 13D, the Elliott Reporting Entities have disclaimed beneficial ownership of the shares referenced in the Derivative Agreements.
*	Represents less than 1% of the outstanding common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units held by the respective person or group that will vest within 60 days of February 28, 2017 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 28, 2017. Pursuant to our Outside Director’s Deferred Compensation Program, our non-employee directors may elect to defer their annual equity awards and

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as a result, this table reflects no beneficial ownership for certain non-employee directors who have elected deferral. Please see the discussion above under the heading Outside Directors’ Deferred Compensation Program for additional details on our deferral program.
(2)	Applicable percentage of ownership is based upon 156,790,234 shares of common stock outstanding as of February 28, 2017.
(3)	With respect to information relating to The Vanguard Group, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 10, 2017. Per the Schedule 13G/A, Vanguard held sole voting power over 246,344 shares, shared voting power over 27,360 shares, sole dispositive power over 14,158,009 shares, and shared dispositive power over 268,198 shares.
(4)	With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on January 23, 2017. Per the Schedule 13G/A, BlackRock held sole voting power over 8,415,813 shares and sole dispositive power over 9,869,271 shares.
(5)	With respect to information relating to Clearbridge Investments, LLC, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 14, 2017. Per the Schedule 13G/A, Clearbridge held sole voting power over 8,212,277 shares and sole dispositive power over 8,480,514 shares.
(6)	Includes 39,925 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.
(7)	Includes 5,849 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.
(8)	Includes 79,248 shares of restricted stock that remain subject to a risk of forfeiture.
(9)	Includes 21,865 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.
(10)	Includes 13,595 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.
(11)	Includes 628 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.
(12)	Includes 13,161 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.
(13)	Includes 5,053 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.
(14)	Includes 628 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.
(15)	Includes 100,704 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2017.

Cooperation Agreement with Elliott

In July 2015, we entered into a cooperation agreement with affiliates of Elliott Management, or Elliott, a significant investor in our company. Pursuant to this agreement, we agreed to the initial appointment of Jesse A. Cohn, Elliott’s head of U.S. equity activism, to our Board of Directors, and Elliott agreed to vote all shares of Citrix common stock owned by Elliott in favor of the directors nominated by our Board and in accordance with management’s recommendations with respect to any other proposals (other than those relating to extraordinary transactions) at any annual meeting of Citrix shareholders at which Mr. Cohn (or another Elliott designee) has been nominated by our Board of Directors for election as a director. Also, Elliott agreed to certain standstill restrictions that will continue until our Board fails to re-nominate Mr. Cohn as a director for election at an annual meeting or the date that Mr. Cohn resigns as a director. These standstill restrictions include not engaging in any solicitation of proxies or consents with respect to the election or removal of directors; forming or joining a “group” with respect to our common stock and other voting securities of Citrix; beneficially owning more than 9.9% of the voting power of, or economic exposure to, our common stock; making or participating in any extraordinary transaction, including tender offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other similar transaction involving Citrix; seeking, alone or in concert with others, representation on our Board of Directors or the removal of any member of our Board; of Directors or making any shareholder proposal. These standstill restrictions terminate automatically upon certain events, including in the event of certain extraordinary transactions involving our company.

In connection with preserving the tax-free status of the GoTo transaction, we entered into a separate letter agreement with Elliott under which Elliott agreed that, until January 31, 2018, they would not enter into any transaction that would result in Elliott owning 5.0% or more of the outstanding shares of our common stock (not including Elliott’s economic exposure to shares of our common stock by virtue of owning cash-settled swaps or similar investments). Such restrictions will terminate upon the resignation of Mr. Cohn (and any other Elliott designee) from our Board of Directors and our receipt of a satisfactory legal opinion.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of our common stock. Based on our review of the copies of such filings for the year ended December 31, 2016, we believe that all Section 16(a) filing requirements were complied with during the year ended December 31, 2016.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting compensation paid in any year to certain executive officers in excess of $1 million but does not subject certain performance-based compensation to this limit. While our Board of Directors intends to design certain components of executive compensation to preserve deductibility under Section 162(m) of the Internal Revenue Code, it believes that shareholder interests are best served by not restricting our Board of Director’s or the Compensation Committee’s

discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, our Board of Directors and the Compensation Committee have from time to time approved, and our Board of Directors or the Compensation Committee may in the future approve, compensation arrangements for certain officers, including the grant of equity-based awards, that may not be fully deductible for federal corporate income tax purposes.

2017 Proxy Statement	75

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information (in thousands, except for option price) as of December 31, 2016, with respect to the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of the:

•	Amended and Restated 2005 Equity Incentive Plan (which we refer to as the 2005 Stock Plan);

•	2014 Plan;

•	2015 Employee Stock Purchase Plan; and

•	Certain other equity compensation plans that we have assumed in connection with acquisitions.

EQUITY COMPENSATION PLAN INFORMATION TABLE

(In thousands, except Column B)

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted- average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	4,380,681	$71.10	30,609,470
Equity compensation plans not approved by security holders(2)	103,691	$6.57	0
Total	4,484,372	$69.61	30,609,470

(1)	Includes securities issuable upon exercise of outstanding options, warrants and rights that were granted pursuant to our 2005 Stock Plan. No additional awards will be granted under this plan. Also includes securities issuable upon exercise of outstanding options, warrants and rights that have been issued pursuant to the 2014 Plan, which is currently available for future grants. Also includes securities remaining available for future issuance under our 2015 Employee Stock Purchase Plan.
(2)	Consists of the following plans assumed by us in acquisitions: Zenprise Inc. Second Amended and Restated 2004 Stock Option/Stock Issuance Plan, the NetScaler, Inc. 1997 Stock Plan, RightSignature, LLC 2014 Restricted Unit Plan, Solid Instance, Inc. 2014 Restricted Stock Unit Plan, Sanbolic Inc. 2014 Restricted Stock Unit Plan, and Grasshopper Group, LLC 2015 Restricted Unit Plan. Each such plan is immaterial to Citrix and principal features are substantially similar to those in the 2014 Plan.

Equity Compensation Plans

We are currently granting stock-based awards from our 2014 Plan and our 2015 Employee Stock Purchase Plan, which are overseen by the Compensation Committee of our Board of Directors.

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Part 5 Audit Committee Matters

Report of the Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of Citrix and the audits of the consolidated financial statements of Citrix on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2016, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed Citrix’s disclosure controls and procedures and internal control over financial reporting.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Messrs. Daleo and Demo each qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has reviewed Citrix’s audited consolidated financial statements at December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 and has discussed them with both management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the overall scope and plan for their annual audit for 2016. The Audit Committee met separately with Ernst & Young in its capacity as Citrix’s independent registered public accountants, with and without management present, to discuss the results of Ernst & Young’s procedures, its evaluations of Citrix’s internal control over financial reporting, and the overall quality of its financial reporting, as applicable.

The Audit Committee reviewed and discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with Ernst & Young its independence from management and Citrix, including the matters in the written disclosures and letter from independent accountants required by PCAOB Rule 3526 and considered the compatibility of non-audit services with the registered public accountants’ independence.

Based on the Audit Committee’s review of the financial statements and the reviews and discussions referred to above, it concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2016.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee,

Robert D. Daleo

Murray J. Demo

Peter J. Sacripanti

2017 Proxy Statement	77

Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered to us by Ernst & Young during the fiscal years ended December 31, 2016 and December 31, 2015.

	2016		2015
Audit Fees	$7,943,533	(1)	$5,401,853
Audit-Related Fees	$202,982		$322,022
Tax Fees	$4,606,855		$3,231,848
All Other Fees	—		—
Total	$12,753,370		$8,955,723

(1)	Includes fees for audit services provided in connection with the separation and distribution of GetGo, Inc.

Audit Fees

Audit fees consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and services in connection with international statutory audits, regulatory filings, and accounting consultations. Audit Fees for both years also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the Sarbanes-Oxley Act. Audit fees for fiscal 2016 included fees for audit services provided in connection with the separation and distribution of GetGo, Inc.

Audit-Related Fees

Audit-Related Fees for 2016 and 2015 consist of fees for services for the annual audits of employee benefit plans. Audit-Related Fees for 2016 and 2015 also include fees for professional services rendered for potential business combinations, internal control reviews and assistance with assessing the impact of proposed standards, rules or interpretations proposed by standard-setting bodies.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance and consulting. Tax compliance fees were $3,717,189 for 2016 and $2,485,511 for 2015. Tax Fees also include fees of 889,666 for 2016 and $746,337 for 2015 for services rendered for tax examination assistance, tax research and tax planning services in the countries in which we do business.

Audit Partner Rotation

In accordance with SEC rules and Ernst & Young policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to Citrix. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves meetings among the Chair of the Audit Committee, Chief Operating Officer and Chief Financial Officer and the candidate for the role, as well as discussion by the full Audit Committee and with other members of management.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, which we refer to as the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to Citrix have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit-related, tax and all other services provided to us by Ernst & Young in 2016 and 2015 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in 2016 and 2015 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see Our Board Committees.

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Part 6 Proposals to be Voted on at the Meeting

Proposal 1

Election of Director Nominees

Our Board of Directors currently consists of nine members. Directors elected at this meeting will serve a term of one year. The following table sets forth the nominees for directors at the 2017 Annual Meeting.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated all current Board members, listed in the chart below, for re-election and has recommended that each be elected to the Board of Directors, each to hold office until the annual meeting of shareholders to be held in the year 2018 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. All of the nominees are current directors whose terms expire at the 2017 Annual Meeting.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

This proposal for the election of directors relates solely to the election of nine directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any of our shareholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE FOLLOWING NOMINEES:

Nominee’s or Director’s Name	Director Since	Position(s) with Citrix
Robert M. Calderoni	2014	Executive Chairman
Nanci E. Caldwell	2008	Director
Jesse A. Cohn	2015	Director
Robert D. Daleo	2013	Director
Murray J. Demo	2005	Director
Peter J. Sacripanti	2015	Director
Graham V. Smith	2015	Director
Godfrey R. Sullivan	2005	Lead Independent Director
Kirill Tatarinov	2016	President, Chief Executive Officer and Director

2017 Proxy Statement	79

Proposal 2

Approval of Citrix Systems, Inc.

Amended and Restated

2014 Equity Incentive Plan

Proposal

Our Board of Directors believes that stock-based incentive awards play an important role in our success by motivating and enabling our employees, officers and non-employee directors, upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business, to acquire a proprietary interest in Citrix. Our Board of Directors anticipates that providing such persons with a direct stake in Citrix will more closely align the interests of such individuals with those of Citrix and our shareholders, thereby encouraging their efforts on our behalf and strengthening their desire to remain with us.

On March 14, 2017, our Board of Directors, upon the recommendation of the Compensation Committee, adopted and is seeking shareholder approval of the Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan, or the Restated Plan. The Restated Plan will replace our 2014 Equity Incentive Plan as amended, or the Original 2014 Plan. The key differences between the Original 2014 Plan and the Restated Plan are:

•	The maximum number of shares of common stock available for awards is being increased by 17,000,000 shares, from 29,000,000 to 46,000,000 under the Restated Plan;

•	The Restated Plan limits the value of the annual equity compensation grants awarded to each non-employee director to $795,000 as of the grant date, a limit that is specific to the non-employee directors and not applicable to any other class of potential grant recipients under the Restated Plan;

•	The Restated Plan limits the annual cash compensation paid to each non-employee director to $500,000;

•	The Restated Plan extends the term of the plan for ten years, until 2027;

•	The Restated Plan prohibits the payment of any dividends on any awards prior to vesting and/or settlement;

•	The Restated Plan allows Citrix to satisfy tax withholding obligations by withholding such number of shares from the shares that are to be issued with an aggregate fair market value (as of the withholding date) to satisfy the withholding amount due;
•	The Restated Plan clarifies that awards under the plan are subject to our executive compensation recovery policy and any other clawback policy in effect from time to time; and

•	The Restated Plan includes some other updates (as described in the immediately following paragraphs).

Compensation for Non-Employee Directors. The Restated Plan limits the value of the annual equity compensation grants awarded to each non-employee director under the Restated Plan to $795,000 as of the grant date and specifies the types of annual equity compensation grants available to non-employee directors and a description of vesting, exercisability, and settlement applicable to such annual equity grants, as required by the Stipulation of Compromise and Settlement, dated May 12, 2016, entered into by John Calma and Citrix, Nanci E. Caldwell, Robert D. Daleo, Murray J. Demo, Godfrey R. Sullivan, and certain former directors in connection with the resolution of certain putative shareholder derivative litigation (captioned Calma v. Citrix Systems, Inc., et al.) in the Delaware Court of Chancery, referred to as the Stipulation. This limit is specific to the non-employee directors and is not applicable to any other class of potential grant recipients under the Restated Plan. Additionally, although not required by the Stipulation, the Restated Plan limits annual cash compensation paid to each non-employee director under the Restated Plan to $500,000.

Compensation Philosophy and Rationale for Non-Employee Directors. See Director Compensation beginning on page 26 for a description of our compensation philosophy and rationale for non-employee directors.

Code Section 162(m). Our Board of Directors is also requesting shareholder approval of the material terms of our performance goals in this proposal to enable us to continue to have a shareholder-approved arrangement under which we may receive tax deductions under Section 162(m) of the Internal Revenue Code of 1986, or Code Section 162(m) until our 2022 Annual Meeting of Shareholders.

Other Considerations. This overall amendment of the Original Plan was designed to provide greater flexibility to

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the Compensation Committee to use various equity-based incentive awards as compensation tools to motivate our workforce. A copy of the Restated Plan is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference.

Based solely on the closing price of our common stock as reported on the NASDAQ Global Select Market on March 31, 2017, the maximum aggregate market value of the additional shares of common stock that could potentially be issued under the Restated Plan is $1.418 billion.

As of April 1, 2017, there were stock options to acquire 37,994 shares of common stock outstanding under our equity compensation plans with a weighted average exercise price of $49.65 and weighted average remaining term of less than one year. In addition, as of April 1, 2017, there were 5,398,880 unvested full-value awards outstanding under our equity compensation plans. Other than the foregoing, no other awards under our equity compensation plans were outstanding as of April 1, 2017.

Summary of Material Features

The material features of the Restated Plan are:

•	The maximum number of shares of common stock available for issuance under the Restated Plan is 46,000,000;

•	Grants of “full-value” awards are counted, for purposes of determining the number of shares available for future grants under the Restated Plan, as an award for 2.75 shares for each share of common stock subject to the award. Grants of stock options or stock appreciation rights are deemed to be an award of one share for each share of common stock subject to the award;

•	Shares tendered or held back for taxes will not be added back to the reserved pool under the Restated Plan. Upon the exercise of a stock appreciation right, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares that we reacquire on the open market or otherwise using cash proceeds of option exercises will not be added to the reserved pool;

•	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance shares, dividend equivalent rights and cash-based awards is permitted;
•	Stock options and stock appreciation rights may not be granted below fair market value and will not be repriced in any manner without shareholder approval;

•	No reload grants are permitted;

•	Awards granted under the Restated Plan are subject to our executive compensation recovery policy;

•	Certain amendments to the Restated Plan are subject to approval by our shareholders; and

•	The term of the Restated Plan will expire on June 22, 2027.

The shares we issue under the Restated Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the Restated Plan or the 2005 Equity Incentive Plan are added back to the shares of common stock available for issuance under the Restated Plan. The following shares will not be added back to the shares authorized for issuance under the Restated Plan: shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise. In addition, if we repurchase shares on the open market, such shares will not be added back to the Restated Plan.

Rationale for Share Increase

The Restated Plan is critical to our ongoing effort to build shareholder value. Our equity incentive program is broad-based and equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and Board of Directors believe we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our growth and success.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution, and equity expense in order to maximize shareholder value by granting only the appropriate number of equity incentive awards that it believes are necessary to attract, reward, and retain employees.

2017 Proxy Statement	81

The following table shows our historical dilution and burn rate percentages.

As of December 31	2016	2015	2014
Full Dilution(1)	11.6%	15.0%	18.4%
Gross Burn Rate(2)	1.7%	2.2%	1.7%

(1)	Full Dilution is calculated as (shares available for grant + shares subject to outstanding equity incentive awards)/(common stock outstanding + shares available for grant + share subject to outstanding equity incentive awards).
(2)	Gross Burn Rate is calculated as (shares subject to options granted + shares subject to other equity incentive awards granted / weighted average common shares outstanding).

Our total overhang has also been impacted by an active stock repurchase program, which was initiated in July 2000. During the 16-year period ended December 31, 2016, we have repurchased approximately 146 million shares under this program. We believe that our stock repurchase program represents a valuable use of cash that has improved shareholder value. Because overhang increases as total shares outstanding decrease, the effect of our stock repurchase program has been to increase our overhang by more than 83%. Specifically, if we had not repurchased approximately 146 million shares under the program, overhang as of December 31, 2016 would have been 6.3% instead of 11.6%.

Our Compensation Committee determined the number of shares available for issuance under the Restated Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if the Restated Plan is approved, the number of shares available for issuance thereunder will be sufficient to provide equity incentives to attract, retain, and motivate employees through the next 24 to 36 months.

Rationale for Code Section 162(m) Approval

The Restated Plan was amended and restated to give us the flexibility in the future to deduct, for federal income tax purposes, certain amounts of the compensation recognized by our executive officers in connection with certain awards granted under the Restated Plan. Code Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to “Covered Employees” as determined under Code Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. The Board of Directors seeks shareholder approval of the Restated Plan so that certain grants made to Covered Employees under the Restated Plan, including stock options, stock appreciation rights, as well as restricted stock awards, restricted stock units, performance shares and cash-based awards subject to performance-based vesting, may be eligible to qualify as “performance-based compensation” under Code Section 162(m) if certain additional requirements are satisfied and therefore be exempt from the limit on Citrix’s tax deduction imposed by Code Section 162(m).

Our Board of Directors believes it is important to maintain the flexibility to make awards to Covered Employees that can potentially qualify as “performance-based compensation” under Code Section 162(m).

In addition, we believe our employees are our most valuable assets and the awards permitted under the Restated Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our company goals. Additionally, these awards are a significant component of total compensation for our executive officers, other employees, and service providers. Our Board of Directors anticipates that providing such persons with a direct stake in Citrix will assure a closer alignment of the interests of such individuals with those of Citrix and our shareholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us.

Qualified Performance-Based Compensation under Code Section 162(m)

To ensure that awards granted under the Restated Plan to a Covered Employee may qualify as “performance-based compensation” under Code Section 162(m), the Restated Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) operating margin, gross margin or profit margin, (2) earnings per share or pro forma earnings per share, (3) revenue or bookings, (4) expenses or operating expenses, (5) net income or operating income, (6) earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization, (7) stock price increase, (8) market share,

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(9) return on assets, capital, equity or sales, (10) performance relative to peers, (11) divisional or operating segment financial and operating performance, (12) total return on shares of common stock, on an absolute basis or relative to increase in an appropriate stock index selected by the Compensation Committee, (13) customer satisfaction indicators, (14) cash flow, (15) pre-tax profit, (16) growth or growth rate with respect to any of the foregoing measures (whether or not compounded), (17) attainment of strategic and operational objectives, (18) cost targets, reductions and savings, productivity and efficiency, (19) new product, invention, development or innovation, (20) intellectual property (e.g., patents), (21) mergers and acquisitions or divestiture or (22) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Code Section 162(m) will not exceed 2,000,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 2,000,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $25 million for any performance cycle.

Compensation Philosophy and Rationale for Non-Employee Directors

See Director Compensation beginning on page 26 for a description of our compensation philosophy and rationale for non-employee directors.

Background on our Stock Compensation

Our compensation programs include base salary, variable cash compensation tied to our financial and individual goals, and stock-based compensation. We have a long history of linking employee compensation to our long-term stock performance. For over 25 years, we have been granting equity awards to employees in connection with a focused evaluation of strategic value and in cases of high level performance.

As of April 1, 2017, under all of our equity based compensation plans excluding our 2015 Employee Stock Purchase Plan, there were:

•	37,994 shares of common stock issuable upon exercise of outstanding but unexercised options with a weighted average exercise price of $49.65 per share and a weighted average remaining term of less than one year;

•	4,284,640 shares underlying outstanding time-based restricted stock units;

•	1,035,180 shares underlying outstanding performance-based restricted stock units (at target); and

•	7,689,269 shares of common stock available for grant.

We believe that our focus on pay-for-performance, as well as employee participation as shareholders, have been key contributing factors in enabling our growth and will continue to be important to our ability to achieve consistent performance in the years ahead. We believe that consistent performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term improved company performance and shareholder returns. Therefore, we consider approval of the Restated Plan vital to our future success.

In 2016, we used, and intend to continue using, restricted stock units as our primary means of providing equity compensation to our employees. We will continue to evaluate other equity-based compensation vehicles, such as restricted stock and stock appreciation rights, and may return to more widespread option grants in the future, as a means of providing additional equity compensation to our employees. All employees are eligible to participate in the Original 2014 Plan and would continue to be eligible to participate in the Restated Plan.

Summary of the Restated Plan

The following description of certain features of the Restated Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Restated Plan that is attached as Exhibit A to this Proxy Statement.

2017 Proxy Statement	83

Plan Administration

The Restated Plan is administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Restated Plan. The Compensation Committee may delegate to our Chief Executive Officer or Chief Financial Officer the authority to grant stock awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Code Section 162(m), subject to certain limitations and guidelines.

Eligibility

Persons eligible to participate in the Restated Plan will be those of our full or part-time officers, employees, non-employee directors and consultants selected from time to time by the Compensation Committee in its discretion. Approximately 8,083 individuals are currently eligible to participate in the Restated Plan, which includes 5 executive officers, 8,071 employees who are not executive officers, and 7 non-employee directors.

Plan Limits

The maximum number of shares of common stock available for issuance under the Restated Plan is 46,000,000.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 2,000,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Code Section 162(m), then the maximum award shall not exceed 2,000,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Code Section 162(m), then the maximum award to be paid in cash in any performance cycle may not exceed $25 million. In addition, no more than 46,000,000 shares will be issued in the form of incentive stock options.

Effect of Awards

For purposes of determining the number of shares of common stock available for issuance under the Restated Plan, the grant of any “full value” award, such as a restricted stock award, restricted stock unit, unrestricted stock award or performance share will be counted as 2.75 shares for each share of common stock actually subject to the award. The grant of any stock option or stock appreciation right will be counted for this purpose as one share for each share of common stock actually subject to the award.

Stock Options

The Restated Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Restated Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to our employees. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the NASDAQ Global Select Market on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed five years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Restated Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

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Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to Citrix by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights

The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is five years.

Restricted Stock

The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period.

Restricted Stock Units

The Compensation Committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards

The Compensation Committee may also grant shares of common stock which are free from any restrictions under the Restated Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Share Awards

The Compensation Committee may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the Compensation Committee shall determine. Except in the case of a change in control, these awards granted to employees will have a performance period of at least one year.

Dividend Equivalent Rights

The Compensation Committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award may be paid only if the related award becomes vested and settled. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards

The Compensation Committee may grant cash bonuses under the Restated Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

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Acquisition

Effective upon the consummation of an “Acquisition” (as defined in the Restated Plan), the Compensation Committee or the board of directors of the surviving or acquiring entity, shall, as to outstanding awards (on the same basis or on different bases as the Compensation Committee shall specify), make appropriate provision for the continuation of such awards by us or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (1) the consideration payable with respect to the outstanding shares of our common stock in connection with the Acquisition (net of any exercise price of such awards), (2) shares of stock of the surviving or acquiring entity, or (3) such other securities or other consideration as the Compensation Committee deems appropriate, the fair market value of such shall not materially differ from the fair market value of the shares of our common stock subject to such awards immediately preceding the Acquisition. In the event such surviving or acquiring entity (if any) does not assume or substitute awards, options and stock appreciation rights shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee; other awards subject to time-based vesting shall become fully vested and non-forfeitable as of the effective time of the Acquisition and all awards with conditions and restrictions relating to the attainment of performance goals will, unless otherwise set forth in an award agreement, be deemed achieved at 100% of target levels and become fully vested and nonforfeitable as of the effective time of an Acquisition.

In addition to or in lieu of the foregoing, with respect to outstanding options, the Compensation Committee may, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof. Unless otherwise determined by the Compensation Committee, and assuming there is no acceleration of vesting as provided above, any repurchase rights or other rights of ours that related to an option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an option or other award. We may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The Compensation Committee may provide that all options and stock appreciation rights that are not exercisable immediately prior to the effective time of an Acquisition shall become fully exercisable as of the effective time of the Acquisition, all other awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of an Acquisition and all awards with conditions and restrictions relating to the attainment of performance goals will be deemed achieved at 100% of target levels, unless otherwise set forth in an award agreement, and become fully vested and nonforfeitable as of the effective time of an Acquisition. In such cases, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

In the event of an involuntary termination of services of a participant any reason other than death, disability or Cause (as defined in the Restated Plan) within six months following the consummation of an Acquisition any awards of the participant assumed or substituted in the Acquisition which are subject to vesting conditions, shall accelerate in full, and any awards accelerated in such manner with conditions and restrictions relating to the attainment of performance goals will be deemed achieved at 100% of target levels. All such accelerated options of the participant shall be exercisable for a period of one year following termination, but in no event after the expiration date of such award.

In the event of an Acquisition, the vesting of any and all awards held by non-employee directors shall become vested and exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines.

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Adjustments for Stock Dividends, Stock Splits, Etc.

The Restated Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the Restated Plan, to certain limits in the Restated Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Clawback

Awards granted under the Restated Plan are subject to clawback pursuant to our executive compensation recovery policy.

Dispute Resolution

The Restated Plan provides that all disputes or claims arising under the Restated Plan shall be resolved by confidential binding arbitration.

Tax Withholding

Participants in the Restated Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, the tax withholding obligations may be satisfied by us withholding shares of common stock to be issued pursuant to the exercise or vesting of the award.

Amendments and Termination

Our Board of Directors may at any time amend or discontinue the Restated Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NASDAQ, any amendments that materially change the terms of the Restated Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Compensation Committee to be required by the Internal Revenue Code of 1986 to preserve the qualified status of incentive options or to ensure that compensation earned under the Restated Plan qualifies as performance-based compensation under Code Section 162(m).

Effective Date of Restated Plan

Our Board of Directors adopted the Restated Plan on March 14, 2017, and the Restated Plan becomes effective on the date it is approved by our shareholders. No other awards may be granted under the Restated Plan after the date that is 10 years from the date of shareholder approval or, in the case of any incentive stock options, 10 years from the date of adoption by our Board of Directors. If the Restated Plan is not approved by the shareholders, the Original 2014 Plan will continue in effect until it expires, and awards may be granted thereunder, in accordance with its terms.

New Plan Benefits

All awards to executive officers in future periods are made at the discretion of the Compensation Committee and our Board of Directors. Therefore, the benefits and amounts that will be received or allocated under the Restated Plan are not determinable at this time, and we have not included a table that reflects such awards. However, we expect that our non-employee directors will be granted equity awards in accordance with the proposed amended terms of the Restated Plan, as set forth in Proposal 2 of this Proxy Statement. In lieu of providing information regarding benefits that will be received under the Restated Plan and except as otherwise provided below, the following table provides information concerning the benefits that were received under the Original 2014 Plan by the following persons and groups during 2016: each Named Executive Officer; all current executive officers as a group; all current directors who are not executive officers as a group (except the amount reported below is the amount of the expected annual equity retainer for non-employee directors); and all employees, including officers who are not executive officers, as a group.

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	Options		Restricted Stock
Name and Position	Average Exercise Price	Number (#)	Dollar Value ($)(1)	Number (#)(2)(3)
Robert M, Calderoni Executive Chairman, Former Interim Chief Executive Officer and President	—	—	—	—
Kirill Tatarinov President and Chief Executive Officer	—	—	18,774,012	338,823
David J. Henshall Executive Vice President, Chief Operating Officer and Chief Financial Officer	—	—	4,103,145	57,000
William L. Burley Former Corporate Vice President and General Manager, Workspace Services	—	—	1,799,625	25,000
Timothy A. Minahan Senior Vice President and Chief Marketing Officer	—	—	1,799,625	25,000
Klaus Oestermann Former Senior Vice President and General Manager, Delivery Networks	—	—	1,799,625	25,000
Carlos E. Sartorius Executive Vice President, Worldwide Sales and Services	—	—	3,959,175	55,000
All current executive officers, as a group	—	—	32,235,207	525,823
All current directors who are not executive officers, as a group	—	—	1,986,730	24,582
All current employees who are not executive officers, as a group	—	—	166,771,022	2,099,896

(1)	These amounts represent the aggregate grant date fair value of the restricted units and restricted stock in the year in which the grant was made. The assumptions we used for calculating the grant date fair market value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 16, 2017. These amounts do not represent the actual amounts paid to or realized by our executive officers, directors and employees for these awards during fiscal year 2016.
(2)	Includes restricted stock units and restricted stock.
(3)	In February 2017, we adjusted the numbers of our outstanding restricted stock unit and stock option awards to preserve the intrinsic value of the awards in connection with the GoTo transaction. The restricted stock units reported are on an unadjusted basis.

In addition, we granted approximately 1.9 million restricted stock units to our employees on March 30, 2017 as part of our annual grant cycle.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Restated Plan. It does not describe all federal tax consequences under the Restated Plan, nor does it describe state or local tax consequences.

Incentive Options

No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

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If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options

No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security and Medicare taxes on the excess of the fair market value over the exercise price of the option.

Other Awards

We generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax, Social Security and Medicare taxes and recognize such taxes at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may not be deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions

Under Code Section 162(m), our deduction for certain awards under the Restated Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Restated Plan is structured to allow certain awards to qualify as performance-based compensation, but Citrix is under no obligation to structure its equity grants to qualify as performance-based compensation.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE CITRIX SYSTEMS, INC. AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

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Proposal 3

Ratification of Appointment of

Independent Registered Public

Accounting Firm

The Audit Committee has retained the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Ernst & Young has served as our independent registered public accounting firm since 1989. The Audit Committee reviewed and discussed the prior performance of Ernst & Young and its selection of Ernst & Young for the fiscal year ending December 31, 2017. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to our shareholders for ratification. Even if the selection of Ernst & Young is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of Citrix and our shareholders.

We expect that a representative of Ernst & Young will attend our 2017 Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG AS CITRIX’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2017.

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Proposal 4

Advisory Vote to Approve the

Compensation of Our Named

Executive Officers

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal, commonly known as a say-on-pay proposal, gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices.

As discussed under Compensation Discussion and Analysis beginning on page 31, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We believe that our compensation programs for our named executive officers are instrumental in helping us achieve our strategic and financial performance and, during this transitional period for our company, to retain our named executive officers in order to drive execution of our strategic and operational initiatives. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at our 2017 Annual Meeting:

“RESOLVED, that Citrix’s shareholders approve, on an advisory basis, the compensation of Citrix’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).”

The vote is advisory, and therefore not binding on Citrix, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF, ON AN ADVISORY BASIS, THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

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Proposal 5

Advisory Vote to Approve the

Frequency of Holding Future Advisory Votes

On the Compensation of Our Named Executive Officers

Pursuant to the Dodd-Frank Act, our shareholders are being asked to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Our prior say-on-frequency vote occurred in 2011. At that year’s meeting, shareholders agreed with the Board of Director’s recommendation that advisory votes on executive compensation should occur every year. Although this vote is non-binding, the Board of Directors and the Compensation Committee value the views of our shareholders and will review the voting results. However, the Board of Directors may decide that it is in the best interests of Citrix and our shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders. We expect that our next say-on-frequency vote will occur at our 2023 Annual Meeting of Shareholders.

After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation on an annual basis is currently appropriate for Citrix and our shareholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS,

FOR AN “ANNUAL” VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Part 7 Additional Information

Other Matters

The Board of Directors knows of no other matters to be brought before the 2017 Annual Meeting. If any other matters are properly brought before the 2017 Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Shareholder Proposals

Proposals of shareholders intended for inclusion in the Proxy Statement to be furnished to all shareholders entitled to vote at our 2018 Annual Meeting of Shareholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received at our principal executive offices not later than December 28, 2017. Under our bylaws, shareholders who wish to make a proposal at the 2018 Annual Meeting – other than one that will be included in our Proxy Statement – must notify us between November 28, 2017 and December 28, 2017. However, in the event that an annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary of the date of the Proxy Statement furnished to shareholders in connection with the preceding year’s annual meeting, then, in order to be timely, a shareholder’s notice must be received by our Secretary not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (1) the 60th day prior to such annual meeting or (2) the close of business on the 10th day following the day on which we first publicly announce the date of such annual meeting. A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before an annual meeting. If a shareholder makes a timely notification, discretionary voting authority with respect to the shareholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by Citrix, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Secretary.

Expenses and Solicitation

The cost of solicitation of proxies will be borne by Citrix and, in addition to soliciting shareholders by mail and via the Internet through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Citrix registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-

pocket costs. Solicitation by our officers and employees may also be made of some shareholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We have retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement of expenses.

Delivery of Documents to Shareholders Sharing an Address

If you share an address with any of our other shareholders, your household might receive only one copy of the Proxy Statement, Annual Report and Notice, as applicable. To request individual copies of any of these materials for each shareholder in your household, please contact Investor Relations, Citrix Systems, Inc., 851 West Cypress Creek

Road, Fort Lauderdale, Florida 33309 (telephone: 954-229-5758). We will deliver copies of the Proxy Statement, Annual Report and/or Notice promptly following your written or oral request. To ask that only one copy of any of these materials be mailed to your household, please contact your broker.

2017 Proxy Statement	93

Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this Proxy Statement do not constitute guarantees of future performance. Investors are cautioned that statements in this Proxy Statement, which are not strictly historical statements, including, without limitation, statements regarding the expected strategic, operational and competitive benefits of the separation of our GoTo business and its subsequent merger with LogMeIn, Inc., the effect of the separation on Citrix, its shareholders, customers, partners and employees, constitute forward-looking statements. The forward looking statements in this Proxy Statement are not guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the uncertainty as to whether the anticipated benefits from the separation of our GoTo business and its subsequent merger with LogMeIn, Inc. will be realized, the expected strategic, financial and competitive benefits of the separation, costs and expenses associated with the separation, changes and transitions in management personnel, the recruitment and retention of qualified employees, the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company’s key strategic relationships, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward looking information contained in this Proxy Statement.

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EXHIBIT A

CITRIX SYSTEMS, INC.

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Citrix Systems, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Acquisition” shall mean (i) consummation of a merger or consolidation of the Company with or into another person; (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, unless, in the case of foregoing clauses (i) and (ii), securities possessing more than 50% of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction; (iii) any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board does not recommend such stockholders accept, other than (a) the Company or an Affiliate, (b) an employee benefit plan of the Company or any of its Affiliates, (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (d) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; (v) any other acquisition of the business of the Company in which a majority of the Board votes in favor of a decision that an Acquisition has occurred within the meaning of the Plan; or (vi) the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

“Acquisition Price” means the value as determined by the Committee of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to an Acquisition.

“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, business trust or other entity controlling, controlled by or under common control with the Company.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board. For any period during which no such committee is in existence, “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

“Consultant” means any natural person that provides bona fide services to the Company or an Affiliate, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means an Award entitling the Participant to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the Participant.

“Effective Date” means the date on which the Plan is most recently approved by stockholders as set forth in Section 21.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of the Stock on any given date shall be the last sale price for the Stock as reported on the Nasdaq Global Select Market or another national securities exchange for that date or if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Affiliate.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Participant” means any holder of an outstanding Award under the Plan.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to the following organizational levels, the Company or a unit, division, group, or Affiliate of the Company) that will be used to establish Performance Goals are limited to the following Performance Criteria: (a) operating margin, gross margin or profit margin, (b) earnings per share or pro forma earnings per share, (c) revenue or bookings, (d) expenses or operating expenses, (e) net income or operating income, (f) earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization, (g) stock price increase, (h) market share, (i) return on assets, capital, equity or sales, (j) performance relative to peers, (k) divisional or operating segment financial and operating performance, (l) total return on shares of common stock, on an absolute basis or relative to increase in an appropriate stock index selected by the Committee, (m) customer satisfaction indicators, (n) cash flow, (o) pre-tax profit, (p) growth or growth rate with respect to any of the foregoing measures (whether or not compounded), (q) attainment of strategic and operational objectives, (r) cost targets, reductions and savings, productivity and efficiency (s) new product invention, development or innovation, (t) intellectual property (e.g., patents), (u) mergers and acquisitions or divestitures, (v) financings, or (w) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a performance period: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any extraordinary non-recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a Participant’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the Participant to acquire shares of Stock upon the attainment of specified Performance Goals.

“Restricted Stock Award” means an Award of shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units to a Participant.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the Participant to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Committee.

(b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more Participants;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and Participants, and to approve the forms of Award Agreements;

(v) to accelerate at any time the exercisability, vesting or the lapse or achievement of any condition of all or any portion of any Award;

(vi) subject to the provisions of Section 5(b), to extend at any time the period in which Stock Options may be exercised; and

(vii) except as otherwise provided in Section 18 of the Plan, at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and the Participants.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Committee, in its discretion, may delegate to the Chief Executive Officer or Chief Financial Officer of the Company all or part of the Committee’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Committee shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Non-US Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(g) Prohibition on Dividends Payable on Awards Prior to Vesting. No dividends shall be paid with respect to any Award prior to the vesting thereof. Dividends or Dividend Equivalents may accrue with respect to Awards that are unvested, but shall not be paid before the vesting of such Award.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) 46,000,000 shares, plus (ii) the shares of Stock underlying any awards granted under the 2005 Plan that are forfeited, canceled or otherwise terminated (other than by exercise) after the date of the Company’s 2014 annual stockholder meeting, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) under this Plan, shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the

Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 2,000,000 shares of Stock may be granted to any one individual Participant during any one calendar year period, and no more than 46,000,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.75 shares of Stock for each such share of Stock actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. Any forfeitures, cancellations or other terminations (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.

(c) Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual Participant and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(d) Mergers and Other Transactions.

(i) In the case of and subject to the consummation of an Acquisition, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards on an equitable basis with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree, the Fair Market Value of which (as determined by the Committee in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Stock subject to such Awards immediately preceding the Acquisition. To the extent the parties to such Acquisition do not provide for the assumption, continuation or substitution of Awards, as of the effective time of the Acquisition, the Plan and all outstanding Awards granted shall terminate, and, except as the Committee may otherwise specify with respect to particular Awards in the relevant Award Agreement, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Acquisition shall become fully exercisable as of the effective time of the Acquisition, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Acquisition and all Awards with conditions and restrictions relating to the attainment of performance goals will be deemed achieved at one hundred percent (100%) of target levels and become fully vested and nonforfeitable as of the effective time of the Acquisition.

(ii) In addition to or in lieu of the foregoing, with respect to outstanding Options and Stock Appreciation Rights, the Committee may, on the same basis or on different bases as the Committee shall specify, upon written notice to the affected Participants, provide that one or more Options and Stock Appreciation Rights then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such Options and Stock Appreciation Rights shall terminate, or provide that one or more Options and Stock Appreciation Rights then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Committee in its sole discretion) for the shares subject to such Options and Stock Appreciation Rights over the exercise price thereof.

(iii) Notwithstanding anything to the contrary herein, the Committee may, in its sole discretion, provide that all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of an Acquisition shall become fully exercisable as of the effective time of the Acquisition, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of an Acquisition and all Awards with conditions and restrictions relating to the attainment of performance goals will be deemed achieved at one hundred percent (100%) of target levels and become fully vested and nonforfeitable as of the effective time of an Acquisition. In such cases, such Awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Committee determines, and if such Awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Committee.

(iv) Notwithstanding anything to the contrary herein, in the event of an involuntary termination of services of a Participant for any reason other than death, disability or Cause within six months following the consummation of an Acquisition, any Awards of the Participant assumed or substituted in an Acquisition which are subject to vesting conditions, the lapse or achievement of any conditions and/or a right of repurchase in favor of the Company or a successor entity, shall accelerate in full, and any Awards accelerated in such manner with conditions and restrictions relating to the attainment of performance goals will be deemed achieved at one hundred percent (100%) of target levels. All such accelerated Awards of the Participant shall be exercisable for a period of one year following termination, but in no event after the expiration date of such Award. As used in this subsection (d)(iv) only, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company in a material manner.

(v) In the event of an Acquisition while a Participant is a Non-Employee Director, the vesting of any and all Awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Committee determines, and if such Awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Committee.

(e) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or Consultants of another corporation in connection with the merger or consolidation of the employing corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

(f) No Reload Grants. Awards shall not be granted under the Plan in consideration for, and shall not be conditioned upon, delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any Award.

SECTION 4. ELIGIBILITY

Participants under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Affiliates as are selected from time to time by the Committee in its sole discretion.

SECTION 5. STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Affiliate that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the Participant’s election, subject to such terms and conditions as the Committee may establish.

(a) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than five years after the date the Stock Option is granted.

(c) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. A Participant shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(d) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company or its agent, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Agreement:

(i) In cash, by certified or bank check or other instrument acceptable to the Committee;

(ii) Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the Participant delivering to the Company or its agent a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the Participant chooses to pay the purchase price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee or its delegates shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the Participant on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the Participant (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the Participant). In the event a Participant chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Participant upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(e) Auto Exercise at Expiration. The Company may provide in an Award Agreement that to the extent the Option remains unexercised, it will be exercised automatically by “net exercise” pursuant to Section 5(d)(iv) of the Plan immediately prior to the end of the Option Term.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Committee independently of any Stock Option granted pursuant to Section 5 of the Plan.

(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee. The term of a Stock Appreciation Right may not exceed five years.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and Participants.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a Participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock and receipt of dividends; provided that, to the extent permitted by applicable law, any dividends paid by the Company shall accrue and be paid to the Participant only upon the vesting of the Restricted Stock. Unless the Committee shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the Participant shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Committee may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 18 below, in writing after the Award is issued, if a Participant’s employment (or other service relationship) with the Company and its Affiliates terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such Participant from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such Participant or such Participant’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the Participant or rights of the Participant as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a Participant shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 18 below, in writing after the Award is issued, a Participant’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the Participant’s termination of employment (or other service relationship) with the Company and its Affiliates and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and Participants. At the end of the deferral period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Committee shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Committee may, in its sole discretion, permit a Participant to elect to receive a portion of future cash compensation otherwise due to such Participant in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A and such other rules and procedures established by the Committee. Any such future cash compensation that the Participant elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the Participant if such payment had not been deferred as provided herein. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.

(c) Rights as a Stockholder. A Participant shall have the rights as a stockholder only as to shares of Stock acquired by the Participant upon settlement of Restricted Stock Units; provided, however, that the Participant may be credited with Dividend Equivalent Rights with respect to the shares of Stock underlying his Restricted Stock Units, subject to such terms and conditions as the Committee may determine. Dividend Equivalent Rights may not be settled until the Restricted Stock Units vest.

(d) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 18 below, in writing after the Award is issued, a Participant’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its Affiliates for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Committee may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Committee) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such Participant.

SECTION 10. CASH-BASED AWARDS

(a) Grant of Cash-Based Awards. The Committee may, in its sole discretion, grant Cash-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Committee determines.

SECTION 11. PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards. The Committee may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Committee shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, which may not be less than one year except in the case of an Acquisition, and such other limitations and conditions as the Committee shall determine.

(b) Rights as a Stockholder. A Participant receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Agreement (or in a performance plan adopted by the Committee).

(c) Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a Participant’s rights in all Performance Share Awards shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its Affiliates for any reason.

SECTION 12. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards. Any employee or other Consultant providing services to the Company and who is selected by the Committee may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 2,000,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $25 million in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder to any Participant as a component of an award of Restricted Stock Units, Restricted Stock Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award with vesting shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 18 below, in writing after the Award is issued, a Participant’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of an Award that has not vested shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its Affiliates for any reason.

SECTION 14. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 14(b) below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant, or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a Participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Committee Action. Notwithstanding Section 14(a), the Committee, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the Participant (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a Participant for value.

(c) Family Member. For purposes of Section 14(b), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests.

SECTION 15. TAX WITHHOLDING

(a) Payment by Participant. Upon the occurrence of any applicable taxable event related to an Award, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company or an Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant.

(b) Withholding in Stock. Subject to approval by the Committee, any required tax withholding obligation may be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 16. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17. TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Effect of Termination of Employment, Etc. Unless the Committee, in its sole discretion shall at any time determine otherwise with respect to any Award, if the Participant’s employment or other association with the Company and its Affiliates ends for any reason, including because of the Participant’s employer ceasing to be an Affiliate, (i) any outstanding Option or Stock Appreciation Right of the Participant shall cease to be exercisable in any respect not later than six months following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, and (ii) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement.

(b) Effect of Leaves and Transfers. For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii) an approved leave of absence for any purpose approved by the Company or an Affiliate or any leave of absence during which the Participant’s right of employment is guaranteed by statute or contract; provided, however, that unless the Committee (and any delegate thereof) provides otherwise, vesting of awards granted hereunder will be suspended one hundred eighty (180) days after the commencement of an unpaid leave of absence, unless such suspension is not permitted by applicable law.

SECTION 18. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Committee exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants at an exercise price that is less than the original exercise price of such Stock Option Stock Appreciation Right or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Committee’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 19. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the

Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20. GENERAL PROVISIONS

(a) No Distribution. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Acceptance of Award Agreements. Each Participant is deemed to have accepted his or her Award Agreement six months from the date of grant unless he or she has accepted the Award Agreement pursuant to such procedures as required by the Company.

(c) Delivery of Stock Certificates. Stock certificates to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the Participant by electronic mail (with proof of receipt) or by United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel (to the extent the Committee deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Committee may require that an individual make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(d) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the Participant with respect to an Award.

(e) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Affiliate.

(f) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(g) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with the Company’s Executive Compensation Recovery Policy adopted on December 14, 2016, as may be amended from time to time, and any other clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Stock or other cash or property in appropriate circumstances.

SECTION 21. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and certificate of incorporation (each as amended or restated from time to time), and applicable stock exchange rules. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date, and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board. Awards granted pursuant to this Plan during its unexpired term shall not expire solely by reason of the termination of this Plan.

SECTION 22. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

SECTION 23. ARBITRATION AND CLASS ACTION WAIVER

Any dispute or claim relating to or arising out of this Plan, any Award and/or any actions taken thereunder, to the fullest extent permitted by law, shall be fully and finally resolved by confidential, binding arbitration by a single, neutral arbitrator agreed upon by the Participant and the Company. The arbitration shall be held in the county where the Company has an office at which the applicable Participant provides services (for remote Participants, the nearest county where the Company has an office) or any other locale to which the parties jointly agree. If the parties cannot agree upon an arbitrator, the arbitrator shall be a JAMS neutral selected in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS (which are available at www.jamsadr.com), and the arbitration shall be conducted in accordance with those rules and procedures. The parties each waive their respective rights to have any such disputes/claims tried by a judge or a jury. The arbitrator shall permit adequate discovery and shall be empowered to award all remedies otherwise available in a court of competent jurisdiction, and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue a written award setting forth the essential findings and conclusions on which the award is based. Other than an amount equal to the fee for filing such an action in the local state court, which amount the Participant shall pay toward the costs of the arbitration, the Company shall bear the costs of the arbitration, including the JAMS administrative fees and the arbitrator’s fees. Each party shall otherwise bear its own respective attorneys’ fees and costs of the arbitration, except to the extent otherwise provided by law and awarded by the arbitrator. The Participant and the Company agree that each may bring claims against the other only in an individual capacity, and not as a plaintiff or class member in any purported class action or other representative proceeding.

SECTION 24. AWARDS TO NON-EMPLOYEE DIRECTORS.

(a) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in the Plan, the value of all equity-based Awards granted under this Plan to any Non-Employee Director in any calendar year shall not exceed $795,000 (excluding any Awards granted to any non-employee director in connection with his or her initial election to the Board). For purposes of this limitation, the value of any equity-based Award shall be the grant date fair value, as determined in accordance with ASC 718 or any successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

(b) Awards Available for Non-Employee Directors. Non-Employee Directors shall be eligible to receive an annual equity-based Award under this Plan. Such annual equity-based Award shall be made on the first business day of the month following the Company’s annual shareholders meeting and shall generally vest in equal monthly installments over a one-year period, subject to such director’s continued service as a director through such vesting date. Newly appointed Non-Employee Directors are also entitled to receive an Award under this Plan upon his or her initial election to the Board of Directors, which vest over a period of time determined by the Committee. The terms set forth in this Section 24(b) are subject to change from time to time as determined by the Committee.

(c) Mergers and Other Transactions. As set forth in Section 3(d)(v), in the event of an Acquisition while a Participant is a Non-Employee Director, the vesting of any and all Awards shall be accelerated in full prior to the consummation of the Acquisition at such time and on such conditions as the Committee determines, and if any Options or Stock Appreciation Rights are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Committee.

(d) Maximum Cash Compensation to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all cash compensation, not including the value of any Awards granted under this Plan, paid by the Company to any Non-Employee Director, in his or her capacity as such, in any calendar year shall not exceed $500,000.

DATE ORIGINALLY APPROVED BY BOARD OF DIRECTORS: February 12, 2014

DATE ORIGINALLY APPROVED BY STOCKHOLDERS: May 22, 2014

DATE MOST RECENTLY APPROVED BY BOARD OF DIRECTORS: March 14, 2017

DATE MOST RECENTLY APPROVED BY STOCKHOLDERS: [                ], 2017

Notice of 2017 Annual Meeting
of Shareholders and

Proxy Statement

Annual Meeting
Voting

Shareholder
Materials

CiTRiX

www.citrix.com

    CITRIX SYSTEMS, INC.

    ATTN: LEGAL DEPARTMENT

    15 NETWORK DRIVE

    BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have the 16 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Citrix Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have the 16 Digit Control Number available when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28174-P93087            KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITRIX SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following nominees and proposals:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Robert M. Calderoni	☐	☐	☐

	1b.	Nanci E. Caldwell	☐	☐	☐

	1c.	Jesse A. Cohn	☐	☐	☐

	1d.	Robert D. Daleo	☐	☐	☐

	1e.	Murray J. Demo	☐	☐	☐

	1f.	Peter J. Sacripanti	☐	☐	☐

	1g.	Graham V. Smith	☐	☐	☐

	1h.	Godfrey R. Sullivan	☐	☐	☐

	1i.	Kirill Tatarinov	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

This proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

		For	Against	Abstain

2.	Approval of an amendment and restatement of the company’s 2014 Equity Incentive Plan	☐	☐	☐

3.	Ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2017	☐	☐	☐

4.	Advisory vote to approve the compensation of the company’s named executive officers	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

5.	Advisory vote on frequency of holding future advisory votes on the compensation of the company’s named executive officers ☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E28175-P93087

Proxy

Citrix Systems, Inc.

Proxy for Annual Meeting of Shareholders on June 22, 2017

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Citrix Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 27, 2017, and hereby appoints Kirill Tatarinov and David J. Henshall, and each of them, proxies and attorneys-in-fact, with full power of substitution in each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at 4980 Great America Parkway, Santa Clara, California 95054, United States, on June 22, 2017 at 4:00 p.m. Pacific time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2, 3 AND 4, AND “1 YEAR” FOR PROPOSAL 5. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.2